Exhibit 2.1

EXECUTION

AGREEMENT AND PLAN OF MERGER

Among

LAM RESEARCH CORPORATION,

BLMS INC.

and

NOVELLUS SYSTEMS, INC.

Dated as of December 14, 2011

i

(continued)

(continued)

(continued)

TABLE OF ANNEXES, EXHIBITS AND SCHEDULES

Annex I	Certain Definitions

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Amended Articles of Incorporation
Exhibit C	Form of Amended Bylaws
Exhibit D	Form of Company Affiliate Letter

Schedule 1.1	Knowledge of the Company
Schedule 1.2	Knowledge of Parent
Schedule 2	Company Disclosure Schedule
Schedule 3	Parent Disclosure Schedule
Schedule 5.18	Parent Chief Operating Officer
Schedule 6.1(d)	Antitrust Waiting Periods

v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of December 14, 2011 (this “Agreement”), among Lam Research Corporation, a Delaware corporation (“Parent”), BLMS Inc., a California corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Novellus Systems, Inc., a California corporation (the “Company”). Capitalized terms used but not defined in this Agreement have the meanings ascribed to them on Annex I.

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement and the California Corporations Code (the “CCC”), with the Company to be the surviving corporation of the Merger (the “Surviving Corporation”), and each share of common stock, no par value, of the Company (collectively, the “Company Shares”) to be thereupon canceled and converted into the right to receive a number of shares of the common stock, par value $0.001 per share, of Parent (the “Parent Shares”), on the terms and subject to the conditions set forth herein;

B. The Board of Directors of the Company (the “Company Board”) has (i) determined that the Merger is fair to, and in the best interests of, the Company and its shareholders, (ii) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger (collectively, the “Transactions”), and (iii) subject to the terms set forth herein, resolved to recommend approval of the Merger and the Agreement and the principal terms thereof by the Company shareholders;

C. Concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, the Chief Executive Officer of the Company is entering into a voting agreement with Parent in the form attached hereto as Exhibit A (the “Voting Agreement”);

D. The Board of Directors of Parent (the “Parent Board”) has (i) determined that the Merger is fair to, and in the best interests of, Parent and its stockholders, (ii) approved and declared advisable this Agreement and the Transactions, and (iii) subject to the terms set forth herein, resolved to recommend that Parent’s stockholders approve the issuance of Parent Shares in the Merger as contemplated by this Agreement;

E. The Board of Directors of Merger Sub has approved and declared advisable this Agreement and the Merger; and

F. For United States federal income tax purposes, the parties intend that the Merger will qualify as a “reorganization” under Section 368(a) of the Code and that this Agreement will constitute a “plan of reorganization” within the meaning of the Code.

In consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the parties hereto agree as follows:

1.	THE MERGER

1.1 The Merger. In accordance with the CCC, at the Effective Time, Merger Sub will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue as the Surviving Corporation.

1.2 Effective Time; Closing. The closing of the Merger (the “Closing”) will take place as promptly as practicable, but no later than two (2) business days, following the satisfaction or, if permissible, waiver of the conditions set forth in Article 6 (Conditions to the Merger) (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Jones Day, 1755 Embarcadero Road, Palo Alto, California, or such other place agreed upon by the parties. The date upon which the Closing occurs is herein referred to as the “Closing Date.” On the Closing Date, the parties will cause the Merger to be consummated by filing an agreement of merger (the “Agreement of Merger”) with the Secretary of State of the State of California, in such form as is required by, and executed in accordance with, the relevant provisions of the CCC (the date and time of such filing, or such later time as agreed upon by Parent and the Company and specified in such filing, being the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in the applicable provisions of the CCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub will become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

1.4 Articles of Incorporation; Bylaws.

(a) The Articles of Incorporation of the Company will be amended at the Effective Time to read in the form of Exhibit B and, as so amended, such Articles of Incorporation will be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) The Bylaws of the Company will be amended at the Effective Time to read in the form of Exhibit C and, as so amended, such Bylaws will be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

1.5 Directors and Officers of Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and, except as determined by Parent or Merger Sub prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

1.6 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of a certificate or certificates (the “Certificates”) evidencing the Company Shares or non-certificated shares of Company Shares represented by book-entry on the records of the Company or the Company’s transfer agent (the “Book-Entry Shares”):

(a) Each Company Share issued and outstanding immediately prior to the Effective Time (other than any Company Shares to be canceled pursuant to Section 1.6(b) and any Dissenting Company Shares) will be canceled and converted automatically into the right to receive 1.125 (the “Exchange Ratio”) fully paid and nonassessable Parent Shares (such aggregate amount as adjusted pursuant to Section 1.6(b), the “Merger Consideration”), payable to the holder of such Company Share, in the manner provided in Section 1.9 (Exchange of Company Shares; Stock Transfer Books). All Company Shares converted pursuant to this Section 1.6(a), when so converted, will no longer be outstanding and will automatically be canceled and retired and will cease to exist. Each holder of a Certificate or Book-Entry Share will cease to have any rights with respect to such Certificate or Book-Entry Share and the Company Shares, except the right to receive the Merger Consideration and (x) the amount of all dividends or other distributions with a record date after the date hereof and, on or prior to the Effective Time, previously paid or payable on the date of surrender of such Certificate or Book-Entry Share, and (y) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such securities.

(b) If, between the date of this Agreement and the Effective Time, the outstanding Company Shares or Parent Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Exchange Ratio will be adjusted to the extent appropriate for all purposes of this Article 1 (The Merger).

(c) (i) No certificates or scrip representing fractional Parent Shares, or book-entry credits of the same, will be issued upon the surrender for exchange of Certificates or Book-Entry Shares, (ii) no dividend or distribution of Parent will relate to such fractional Parent Share interests, and (iii) such fractional Parent Share interests will not entitle the holder thereof to voting rights or any other rights of a stockholder of Parent. For purposes of this Section 1.6(c), all fractional Parent Shares to which a single holder of Certificates of Book-Entry Shares would be entitled will be aggregated and calculations will be rounded to the fourth decimal point. In lieu of the issuance of fractional Parent Shares, the Exchange Agent will sell such number of whole Parent Shares in the open market in order to pay each holder of Company Shares entitled to receive a fractional Parent Share an amount in cash equal to the product obtained by multiplying (x) the fractional Parent Share to which such former holder (after taking into account all Company Shares held at the Effective Time by such holder) would otherwise be entitled by (y) the Parent Stock Price. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates or Book-Entry Shares formerly representing Company Shares with respect to any fractional Parent Share interests, the Exchange Agent will make available such amounts to such holders of Company Certificates or Book-Entry Shares formerly representing Company Shares subject to and in accordance with the terms of Section 1.9(b)(i).

(d) Each Company Share owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time will be canceled and retired without any conversion thereof, and no payment or distribution will be made and no consideration of any kind will be delivered with respect thereto.

(e) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

1.7 Company Stock Options; Company RSUs; Company PSUs; Company Restricted Stock; 2011 Stock Incentive Plan.

(a) Company Stock Options. At the Effective Time, each Company Stock Option granted to a then-current employee of the Company and then outstanding, whether vested or not, will be assumed by Parent and converted into an option to purchase Parent Shares (each, an “Assumed Stock Option”) in an amount and at an exercise price as determined in accordance with this Section 1.7(a). Each Assumed Stock Option will be subject to, and exercisable and vested on, the same terms and conditions applicable to such Assumed Stock Option (including under the terms of the applicable Company Stock Plan, the applicable stock option agreement and any other applicable Company Plan) as of immediately prior to the Effective Time, except that each such Assumed Stock Option will constitute an Assumed Stock Option (i) to acquire that number of Parent Shares (rounded down to the nearest whole share) equal to the product obtained by multiplying (x) the number of Company Shares subject to such Assumed Stock Option immediately prior to the Effective Time by (y) the Exchange Ratio; and (ii) with an exercise price per Parent Share (rounded up to the nearest whole penny) equal to the quotient obtained by dividing (x) the exercise price per share of a Company Share subject to such Assumed Stock Option immediately prior to the Effective Time by (y) the Exchange Ratio. Promptly following the Closing Date, Parent will deliver to the holder of each Assumed Stock Option a document evidencing the foregoing assumption and conversion. It is the intention of the parties hereto that the assumption by Parent of Assumed Stock Options pursuant hereto satisfies the requirements of Treasury Regulation Section 1.424-1 (to the extent Assumed Stock Options were incentive stock options) and the provisions of this Section 1.7(a) will be interpreted and applied consistent with such intention. At the Effective Time, each Company Stock Option granted to a then-former employee of the Company that remains outstanding, whether vested or not, will, by virtue of the Merger and without any action on the part of Parent, the Company, the holder of such Company Stock Option or any other person terminate without payment of any consideration therefor.

(b) Company RSUs and Company PSUs. At the Effective Time, each Company RSU granted to a then-current employee of the Company and then outstanding, whether vested or not, will be assumed by Parent and converted into the right to receive the number of Parent Shares (each, an “Assumed RSU”) as determined in accordance with this Section 1.7(b). Each Assumed RSU will be subject to, and vested on, the same terms and conditions applicable to such Assumed RSU (including under the terms of the applicable Company Stock Plan, the applicable restricted stock unit agreement and any other applicable Company Plan) as of immediately prior to the Effective Time, except that each Assumed RSU will constitute an Assumed RSU to acquire the number of Parent Shares (rounded down to the nearest whole share) equal to the product obtained by multiplying (i) the number of Company Shares subject to such Assumed RSU immediately prior to the Effective Time by (ii) the Exchange Ratio. Promptly following the Closing Date, Parent will deliver to each holder of an Assumed RSU a document evidencing the foregoing assumption and conversion. Each Company PSU that vests in connection with the consummation of the Merger will become fully vested with respect to the maximum number of Company Shares payable pursuant to such Company PSU. At the Effective Time, each Company RSU and each Company PSU granted to a then-former employee of the Company that remains outstanding, whether vested or not, will, by virtue of the Merger and without any action on the part of Parent, the Company, the holder of such Company RSU or Company PSU or any other person terminate without payment of any consideration therefor.

(c) Form S-8 Registration. As soon as practicable following the Closing Date (but not later than five (5) business days after the Closing Date), Parent will file an appropriate Registration Statement on Form S-8 with respect to the offering of the Parent Shares issuable upon exercise of the Assumed Stock Options and Assumed RSUs (the “S-8 Registration Statement”) and will maintain the effectiveness of the S-8 Registration Statement thereafter for so long as any of such Assumed Stock Options or Assumed RSUs remain outstanding.

(d) Company Restricted Stock. Parent acknowledges that, in connection with the consummation of the Merger, each Company Restricted Stock Award granted to a director of the Company and that is then outstanding will become vested and will be treated in the manner provided in Section 1.6 (Conversion of Securities).

(e) Equity Plan Administrator. Prior to the Effective Time, the Company Board or any committee thereof that administers the Company Stock Plans will adopt resolutions, in a form and substance reasonably acceptable to Parent, that (i) approve the transactions contemplated in this Section 1.7 as valid under the terms of the Company Stock Plans and award agreements issued thereunder and (ii) document that the treatment of unvested Company PSUs as contemplated in Section 1.7(b) is consistent with the terms of the Company’s applicable Company Stock Plans and the award agreements issued thereunder. On the later of (x) the termination date of an individual’s employment or service, or (y) at least five (5) business days prior to the Effective Time (or such longer period as may be required by the applicable Company Stock Plan), the Company will provide written notice, in a form and substance reasonably acceptable to Parent, to each then-former employee of the Company who holds outstanding Company Stock Options that are subject to Section 1.7(a) regarding the treatment of such options pursuant to Section 1.7(a) and of the individual’s right to exercise any such vested options prior to the Effective Time. Neither the Company’s Board nor any committee thereof that administers the Company Stock Plans will exercise its discretion to accelerate the vesting of any outstanding, unvested Company Stock Options or Company Equity Rights.

(f) 2011 Stock Incentive Plan. Contingent upon and effective as of the Effective Time, Parent shall assume the Company’s 2011 Stock Incentive Plan.

1.8 Dissenters’ Rights.

(a) If the number of Dissenting Shares as of the Effective Time equals or exceeds five percent (5%) of the total number of Company Shares issued and outstanding as of the Effective Time (the “Dissenting Threshold”), then (i) no holder of any Dissenting Shares will be entitled to payment of the Merger Consideration in respect of such Dissenting Shares, (ii) at the Effective Time, all such Dissenting Shares will no longer be outstanding, will be automatically cancelled, and will cease to exist, and (iii) except as otherwise provided by applicable Law, each holder of any such Dissenting Shares will cease to have any rights with respect to the Dissenting Shares, other than such rights as are granted by Chapter 13 of the CCC.

(b) Notwithstanding anything to the contrary herein, if a holder of any Dissenting Shares fails to perfect or otherwise waives, withdraws or loses such holder’s rights under Chapter 13 of the CCC or a court of competent jurisdiction determines that such holder is not entitled to relief under Chapter 13 of the CCC, then any such shares will be deemed to have been converted at the Effective Time into, and will have become the right to receive the Merger Consideration as set forth in Section 1.6(a) of this Agreement, without any interest thereon.

(c) If the Dissenting Threshold is not met, any share that had previously been a Dissenting Share will no longer be regarded as such and any such Dissenting Shares will be deemed to have been converted at the Effective Time into, and will become, the right to receive the Merger Consideration as set forth in Section 1.6(a) of this Agreement, without any interest thereon.

(d) The Company will give Parent (i) prompt notice of any Demand Notice received by the Company, withdrawals thereof and any other instruments served pursuant to Chapter 13 of the CCC and received by the Company, and (ii) the Company will cooperate with Parent in all negotiations and proceedings with respect to the exercise of any rights of the holder of Dissenting Shares under Chapter 13 of the CCC. The Company will not, except with the prior written consent of Parent or as otherwise required by applicable Law, make any payment with respect to any such exercise of any such rights of the holder of Dissenting Shares under Chapter 13 of the CCC or offer to settle or settle any such rights. The parties agree that they will not, and this Agreement does not, confer or seek to confer upon any holder of Company Shares any dissenter’s rights or appraisal rights greater than those provided by Chapter 13 of the CCC or otherwise expand or seek to expand the rights provided by Chapter 13 of the CCC.

1.9 Exchange of Company Shares; Stock Transfer Books.

(a) Exchange Agent. Prior to the Effective Time, Parent will designate a bank or trust company to act as exchange agent (the “Exchange Agent”) for the delivery of the Merger Consideration. Prior to or currently with the Effective Time, Parent will deposit, or will cause to be deposited, with the Exchange Agent, for the benefit of the holders of Certificates sufficient Parent Shares to make all deliveries of cash and Parent Shares as required by Section 1.6(a) and Section 1.6(c). In addition, Parent will deposit, or will cause to be deposited, with the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends or other distributions which holders of Certificates or Book-Entry Shares have the right to receive pursuant to Section 1.6 (Conversion of Securities). All such Parent Shares deposited with the Exchange Agent, including any dividends or other distributions that holders of Certificates or Book-Entry Shares have the right to receive pursuant to Section 1.6 (Conversion of Securities), is hereinafter referred to as the “Exchange Fund.”

(b) Exchange Procedures.

(i) Promptly, and in any event within five (5) business days, after the Effective Time, Parent will cause to be mailed to each person who was, at the Effective Time, a holder of record of Company Shares entitled to receive the Merger Consideration pursuant to Section 1.6(a) a form of letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates or transfer of Book-Entry Shares, as the case may be, to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates or transfer of Book-Entry Shares, as the case may be, pursuant to such letter of transmittal. The form of letter of transmittal will be in customary form and have such other provisions as reasonably agreed upon by Parent and the Company prior to the Effective Time. Upon surrender to the Exchange Agent of a Certificate or transfer of Book-Entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of the Company Shares will be entitled to receive in exchange therefor (x) that number of Parent Shares such holder has the right to receive pursuant to Section 1.6(a), and (y) a check or wire transfer representing the aggregate amount of cash that such holder has the right to receive pursuant to Section 1.6(a) and Section 1.6(c), including cash payable in respect of any dividends or other distributions that the holder has the right to receive pursuant to Section 1.6 (Conversion of Securities). Each Certificate so surrendered will be immediately canceled. The Exchange Agent will not accept guarantee of delivery of a Certificate in lieu of actual delivery. No interest will accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate or the holder of any Book-Entry Shares.

(ii) If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate or Book-Entry Shares so transferred is registered on the stock transfer books of the Company or the systems of The Depository Trust Company (“DTC”), as the case may be, it will be a condition of payment that the Certificate so surrendered or the Book-Entry Shares so transferred will be endorsed properly or otherwise be in proper form for transfer, and that the person requesting such payment will have paid all transfer and other similar taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or Book-Entry Shares so transferred will have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable. The Merger Consideration and any other dividends or distributions paid upon the surrender for exchange of Certificates or the Book-Entry Shares so transferred will be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares previously represented by such Certificates or the Book-Entry Shares so transferred.

(c) Investment of Exchange Fund. The Exchange Agent will invest all cash in the Exchange Fund as directed by Parent or (after the Effective Time) the Surviving Corporation, and any and all interest earned on the funds will be paid by the Exchange Agent to Parent or (after the Effective Time) the Surviving Corporation. Parent will bear and pay all charges and expenses, including those of Exchange Agent, incurred in connection with the payment of funds to holders of Company Shares.

(d) Termination of Exchange Fund; No Liability. At any time following the twelfth (12th) month after the Effective Time, at the request of Parent, Exchange Agent will deliver to Parent any portion of the Exchange Fund that had been made available to the Exchange Agent and not disbursed to holders of Company Shares (including all interest and other income received by the Exchange Agent in respect of the Exchange Fund), and, thereafter, such holders will be entitled to look to Parent (subject to abandoned property, escheat and other similar Laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them or the due transfer of the Book-Entry Shares. Notwithstanding the foregoing, none of Parent, the Surviving Corporation and the Exchange Agent will be liable to any holder of a Company Share for any Merger Consideration or any other dividends or distributions delivered in respect of such Company Share to a public official pursuant to any abandoned property, escheat or other similar Law.

(e) Treatment of Shares after the Effective Time. At the close of business on the day of the Effective Time, the stock transfer books of the Company will be closed and thereafter there will be no further registration of transfers of the Company Shares on the records of the Company. From and after the Effective Time, the holders of Company Shares outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Company Shares except as otherwise provided herein or by applicable Law.

(f) Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable and customary amount as the Exchange Agent may require as indemnity against Claims that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any other dividends or distributions payable in respect thereof, pursuant to this Agreement.

1.10 Withholding Rights. Each of Merger Sub, Parent, the Surviving Corporation and the Exchange Agent is entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to Article 1 (The Merger) of this Agreement to any holder of Company Shares such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code and the Treasury Regulations, or any provision of state, local or non-U. S. Tax Law. To the extent that amounts are so deducted and withheld, and paid over to the appropriate Governmental Authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares in respect of which such deduction and withholding was made.

1.11 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation determines or is advised that any further deeds, assignments or assurances in Law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or (b) otherwise carry out the provisions of this Agreement, the Company and its officers and directors will be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in Law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.

2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Except (i) as disclosed in, and reasonably apparent from, the Company SEC Reports publicly available after January 1, 2010 and prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific, predictive or forward-looking in nature, in each case, other than any specific factual information contained therein), or (ii) as disclosed in a document of even date herewith delivered by the Company to Parent and Merger Sub prior to the execution and delivery of this Agreement and referring by section or subsection number to the representations and warranties in this Agreement (the “Company Disclosure Schedule” attached hereto as Schedule 2) (provided, that any such disclosure will qualify only the disclosure under the section or subsection number referred to in the Company Disclosure Schedule and any other section or subsection of the Company Disclosure Schedule to the extent that it is reasonably apparent, on its face, that such disclosure should also qualify such other section or subsection), the Company hereby represents and warrants to Parent and Merger Sub as follows:

2.1 Organization and Qualification; Company Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of California and has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Section 2.1(b) of the Company Disclosure Schedule contains a complete and accurate list of the name and jurisdiction of organization of each subsidiary of the Company (each a “Company Subsidiary”). Except as set forth in Section 2.1(b) of the Company Disclosure Schedule, each Company Subsidiary is a direct, or indirect, wholly owned subsidiary of the Company. Each Company Subsidiary is duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except when the failure to be so duly organized, validly existing, in good standing or have such power and authority would not have, individually or in the aggregate, a Company Material Adverse Effect.

2.2 Articles of Incorporation and Bylaws. The Company has made available to Parent a complete and correct copy of the Articles of Incorporation and the Bylaws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such Articles of Incorporation, Bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in material violation of any of the provisions of its Articles of Incorporation, Bylaws or equivalent organizational documents.

2.3 Capitalization.

(a) The authorized capital stock of the Company consists of 240,000,000 Company Shares and 10,000,000 shares of preferred stock (“Company Preferred Stock”). All outstanding Company Shares are validly issued, fully paid and nonassessable and are issued free of any preemptive rights.

(b) As of the close of business on December 13, 2011:

(i) 66,776,873 Company Shares were issued and outstanding, 80,416 shares of which were shares of Company Restricted Stock;

(ii) no Company Shares were held by any Company Subsidiary;

(iii) 8,324,933 Company Shares were subject to outstanding Company Stock Options, of which Company Stock Options to purchase 5,916,636 Company Shares were exercisable;

(iv) 1,255,218 Company Shares were payable pursuant to outstanding Company PSUs;

(v) 2,353,529 Company Shares were subject to outstanding Company RSUs;

(vi) 17,719,730 Company Shares were reserved for issuance upon conversion of the Senior Convertible Notes; and

(vii) no shares of Company Preferred Stock were issued or outstanding.

(c) Except for changes since the date specified in Section 2.3(b) resulting from the exercise of Company Stock Options or the vesting of Company Equity Rights outstanding on such date or actions taken after the date of this Agreement in compliance with this Agreement, and for the Senior Convertible Notes, including the Company Shares issuable pursuant to the terms of the Senior Convertible Notes, there are no outstanding (i) options, warrants or other rights, Contracts, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary, (ii) shares of capital stock of, or other voting securities or ownership interests in, the Company, or (iii) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of any capital stock or other voting securities (including any bonds, debentures, notes or other indebtedness having voting rights or convertible into securities having voting rights) or ownership interests in the Company or any Company Subsidiary (the items in clauses (i) through (iii) being referred to collectively as the “Company Securities”), other than as described in Section 2.3(b). All Company Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights. There are no voting trusts or other Contracts to which the Company or any Company Subsidiary is a party with respect to the voting of any capital stock of, or other equity interest in, the Company or any Company Subsidiary.

(d) There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Shares or any other Company Securities or any capital stock of any Company Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person that would be material to the Company and the Company Subsidiaries, taken as a whole. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and was issued free of any preemptive rights, and each such share is owned by the Company or another Company Subsidiary free and clear of all Liens or Contracts or other limitations on the Company’s or any Company Subsidiary’s voting rights.

2.4 Authority Relative to this Agreement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Required Company Vote, to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the Required Company Vote and the filing and recordation of the Agreement of Merger pursuant to the CCC). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The Company Board, at a meeting duly called and held on December 14, 2011, at which all of the directors of the Company were present, unanimously adopted resolutions (i) determining that the Merger is fair to, and in the best interests of, the Company and its shareholders, (ii) approving and declaring advisable this Agreement and the Transactions (such approval and declaration having been made in accordance with the CCC), and (iii) subject to Section 5.3(b), resolving to recommend that the shareholders of the Company approve the Merger and this Agreement and the principal terms thereof (clause (iii), the “Company Board Recommendation”).

2.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Articles of Incorporation or Bylaws or equivalent organizational documents of the Company or any Company Subsidiary, (ii) subject to obtaining the Company Required Approvals and, in the case of the Merger, the Required Company Vote, conflict with or violate any U.S. or non-U.S. law (statutory, common or otherwise), including any statute, ordinance, regulation, rule, code, or executive order of a Governmental Authority (“Law”), or injunction, judgment, decree or other order (“Order”), applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) subject to obtaining the consents listed in Section 2.5(a) of the Company Disclosure Schedule, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default or breach) under, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, any Company Material Contract, except with respect to clause (ii) only, for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for applicable requirements, if any, of (i) any such consents, approvals, authorizations, permits, filings or notifications that are not material to the Company and the Company Subsidiaries, taken as a whole, (ii) any filings as may be required under the rules and regulations of NASDAQ, (iii) the filing of the Joint Proxy Statement and of the Registration Statement (in which the Joint Proxy Statement will be included) with the SEC and the declaration of effectiveness of the Registration Statement, (iv) applicable requirements, if any, of the Exchange Act and state securities or “blue sky” Laws (“Blue Sky Laws”), (v) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and similar requirements in foreign countries under applicable Antitrust Laws, and (v) filing and recordation of the Agreement of Merger pursuant to the CCC (collectively, the “Company Required Approvals”).

2.6 Permits; Compliance. Each of the Company and the Company Subsidiaries are in possession of all material franchises, licenses, permits, consents, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Permits”), except those in the absence of which would not individually or in the aggregate have a Company Material Adverse Effect. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, no suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened in writing, and there are no defaults under, violations of, or events giving rise to a right of termination, amendment or cancellation of any such Permits (with or without notice, the lapse of time or both). Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, in any material respect, (i) any Law or Order applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, in each case including only those Laws with which the failure to comply would be material to the Company and the Company Subsidiaries, taken as a whole, or (ii) any Permit to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound, in each case including only those Permits with which the failure to comply would be material to the Company and the Company Subsidiaries, taken as a whole.

2.7 SEC Filings; Financial Statements.

(a) The Company has filed all forms, reports and other documents required to be filed by it with the SEC since January 1, 2009 (such documents filed since January 1, 2009, and those filed by the Company with the SEC subsequent to the date of this Agreement, if any, including any amendments thereof, the “Company SEC Reports”). Each Company SEC Report (i) complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the Sarbanes-Oxley Act of 2002 (“SOX”) and the applicable rules and regulations promulgated thereunder, and (ii) did not, at the time it was filed (or, if amended prior to the date hereof, as of the date of such amendment), contain any untrue statement of a material fact, or omit to state a material fact, required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements contained in the Company SEC Reports (i) complied as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis with the Company’s past practices throughout the periods indicated (except as may be indicated in the notes thereto), and (iii) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal and recurring year-end adjustments).

(c) Except as and to the extent set forth in the consolidated balance sheet of the Company and its consolidated Company Subsidiaries as of September 24, 2011, including the notes thereto (the “2011 Company Balance Sheet”), neither the Company nor any Company Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) required to be disclosed by GAAP except for liabilities and obligations (i) incurred in the ordinary course of business in amounts consistent with past practice, (ii) executory obligations under any Contract to which the Company is a party or is bound, and (iii) incurred in connection with the preparation and negotiation of this Agreement or pursuant to this Agreement or in connection with the Transactions.

(d) Each of the principal executive officer of the Company and the principal financial officer of the Company (and each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Reports, and prior to the date of this Agreement, neither the Company nor any of its executive officers has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing such certifications. For purposes of this Section 2.7(d), “principal executive officer” and “principal financial officer” have the meanings given to such terms in SOX. Neither the Company nor any of the Company Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX. The Company is in compliance in all material respects with SOX.

(e) The Company maintains a system of internal controls over financial reporting designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes, including to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) access to assets that could have a material effect on the Company’s financial statements is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f) The Company has in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to ensure that material information that is required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and made known to its principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure.

(g) As of the date hereof, there are no outstanding unresolved comments with respect to the Company or the Company SEC Reports noted in comment letters or, to the knowledge of the Company, other correspondence received by the Company or its attorneys from the SEC, and to the knowledge of the Company, there are no pending (i) formal or informal investigations of the Company by the SEC or (ii) inspection of an audit of the Company’s financial statements by the Public Company Accounting Oversight Board.

(h) The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K of the SEC, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed any change in or waiver of the Company’s code of ethics with respect to any such persons, as required by Section 406(b) of SOX.

2.8 Absence of Certain Changes or Events. Since the date of the 2011 Company Balance Sheet through the date hereof, except as contemplated or permitted by this Agreement, the Company and the Company Subsidiaries have conducted their businesses, in all material respects, in the ordinary course and in a manner consistent with past practice. Since the date of the 2011 Company Balance Sheet through the date hereof, (a) there has not been any event, condition, circumstance, development, change or effect having, or that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (b) none of the Company or any of the Company Subsidiaries has taken any action, or authorized, committed or agreed to take any action, that if taken between the date hereof and the Effective Time would constitute a breach of Section 4.1 (Conduct of the Business of the Company Pending the Merger).

2.9 Absence of Litigation. As of the date hereof, there is (a) no Action pending, and (b) to the knowledge of the Company, (i) no inquiry or investigation by any Governmental Authority pending and (ii) no Action, inquiry or investigation by any Governmental Authority threatened in writing against the Company or any

Company Subsidiary, or any property or asset of the Company or any Company Subsidiary. As of the date hereof, neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

2.10 Employee Benefit Plans.

(a) Section 2.10(a) of the Company Disclosure Schedule lists all written material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements, and all U.S. employment Contracts to which the Company, any Company Subsidiary or any Company ERISA Affiliate is a party (except for agreements that provide for at-will employment under which the applicable employee receives from the Company or any Company Subsidiary annual base compensation less than $100,000 and that can be terminated without material cost or liability to the Company and the Company Subsidiaries), with respect to which the Company, any Company Subsidiary or any Company ERISA Affiliate has or could have any obligation or that are maintained, contributed to or sponsored by the Company, any Company Subsidiary or any Company ERISA Affiliate for the benefit of any current or former employee, officer or director of the Company, any Company Subsidiary or any Company ERISA Affiliate (collectively, the “Company Plans” and all Company Plans, excluding Company Plans not subject to U.S. Law, the “US Plans”). The Company has made available to Parent a true and complete copy of each Company Plan and has made available to Parent a true and complete copy of each material document, if any, prepared in connection with each such Company Plan (except for individual written agreements, Company Stock Options or Company Equity Rights, in which case only forms of such agreements have been made available to Parent, unless such individual agreements materially differ from such forms), including as applicable (v) a copy of each trust or other funding arrangement, (w) each most recent summary plan description and summary of material modifications, (x) all annual reports on IRS Form 5500 filed within the past three (3) years, (y) the most recently received IRS determination letter for each such Company Plan, and (z) the most recently prepared actuarial report and financial statement in connection with each such Company Plan.

(b) None of the Company Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”), a “multiple employer plan” (within the meaning of Section 413(c) of the Code) (a “Multiple Employer Plan”), a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) a plan that is subject to Title IV of ERISA or Section 412 of the Code or a “funded welfare plan” within the meaning of Section 419 of the Code.

(c) Each Company Plan is operated in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code, except as would not, individually or in the aggregate, result in material liability to the Company and the Company Subsidiaries, taken as a whole. The Company and the Company Subsidiaries have performed all obligations required to be performed by them under and are not in default under or in violation of any Company Plan, except for any such non-performance, default or violation that would not, individually or in the aggregate, result in material liability to the Company and the Company Subsidiaries, taken as a whole. As of the date hereof, no Action is pending or, to the knowledge of the Company, threatened in writing with respect to any Company Plan (other than routine claims for benefits in the ordinary course of business) that would result in material liability to the Company and the Company Subsidiaries, taken as a whole.

(d) Each US Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to such US Plan for which determination letters are currently available that such US Plan is so qualified, has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, or may rely upon an opinion letter for a prototype or volume submitter plan, and each trust established in connection with any US Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, or may rely upon an opinion letter for a prototype or volume submitter plan, and, to the knowledge of the Company, no fact or event has occurred since the date of such determination letter or letters from the IRS, if applicable, that could be expected to adversely affect the qualified status of any such US Plan or the exempt status of any such trust.

(e) Except as would not, individually or in the aggregate, result in material liability to the Company and the Company Subsidiaries, taken as a whole, there has not been any material prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and not otherwise exempt under Section 408 of ERISA) with respect to any US Plan. Except as would not, individually or in the aggregate, result in material liability to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company ERISA Affiliate has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course of business), including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and, to the knowledge of the Company, no fact or event exists that could give rise to any such liability.

(f) Except as would not, individually or in the aggregate, result in material liability to the Company and the Company Subsidiaries, taken as a whole, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event, such as termination of employment) will (i) result in any material payment (including severance, unemployment compensation, parachute or otherwise) becoming due to any director or employee of the Company, any Company Subsidiary, any Company ERISA Affiliate or any of their respective affiliates, or to any Governmental Authority or other person on behalf of any such director or employee, from the Company, any Company Subsidiary, any Company ERISA Affiliate or any of their respective affiliates under any Company Plan, (ii) materially increase any benefits otherwise payable under any Company Plan, (iii) result in any acceleration of the time of any material payment or vesting of any material benefits or (iv) result in the payment of any amount that, individually or in combination with any other such payment, would not be deductible pursuant to Code Section 280G (determined without regard to Section 280G(b)(4) of the Code) or Code Section 162(m).

(g) Except as would not, individually or in the aggregate, result in material liability to the Company and the Company Subsidiaries, taken as a whole, all contributions, premiums or payments required to be made with respect to any US Plan have been made on or before their due dates. Except as would not, individually or in the aggregate, result in material liability to the Company and the Company Subsidiaries, taken as a whole, all such contributions are or were fully deductible for federal income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority, and no fact or event exists that could be expected to give rise to any such challenge or disallowance.

(h) The term “Company Foreign Plan” means any Company Plan that is maintained outside of the United States. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company’s financial statements accurately reflect the Company Foreign Plan liabilities and accruals for contributions required to be paid to the Company Foreign Plans in accordance with applicable local accounting principles consistently applied and (ii) all required contributions to all Company Foreign Plans have been made as of the date hereof. None of the Company Foreign Plans contains any provision that is reasonably likely to impose, in connection with the Merger, any material liability on Parent. If, after Effective Time, Parent determines that material liability exists as a result of Company Foreign Plans, Parent shall have the option to convert Company employees to plans with benefits no less favorable to those received by the remainder of Company’s employee base in each country.

2.11 Labor and Employment Matters.

(a) As of the date hereof, there are no material Claims pending or, to the knowledge of the Company, threatened in writing between the Company or any Company Subsidiary and any of their respective present or former employees.

(b) Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or similar labor union agreement with any labor union, labor organization or works council, and no such agreement is presently being negotiated. To the knowledge of the Company, none of the employees of the Company or any Company Subsidiary is represented by any labor union with respect to their employment with the Company or any Company Subsidiary, and there are no activities or proceedings of any labor union to organize any such employees. To the knowledge of the Company, there are no current and there has not been at any time during the last five (5) years any campaigns to solicit cards from employees of the Company or any Company Subsidiary to authorize representation by any labor union or labor organization and, to the knowledge of the Company, there are no current and there has not been at any time during the last five (5) years any other union organizing activities concerning any employees of the Company or any Company Subsidiary. There are no current and, to the Company’s knowledge, there have not been any labor strikes, slowdowns, work stoppages, lockouts, or any similar activity or dispute, affecting the Company or any Company Subsidiary during the last five (5) years.

(c) The Company and the Company Subsidiaries are in compliance in all material respects with all federal, state, and foreign Laws respecting employment and employment practices, terms and conditions of employment, immigration, workers’ compensation, long-term disability, occupational safety, plant closings, compensation and benefits, and wages and hours (“Employment Practices”). Except as would not result in a Company Material Adverse Effect, individually or in the aggregate, neither the Company nor any Company Subsidiary is liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice). To the Company’s knowledge, as of the date hereof, (x) there are no material audits or investigations pending or scheduled by any Governmental Authority pertaining to the Employment Practices of the Company or any Company Subsidiary; and (y) no material complaints relating to Employment Practices of the Company or any Company Subsidiary have been filed with any Governmental Authority or submitted in writing to the Company or any Company Subsidiary. To the Company’s knowledge, no event has occurred, nor does any condition or circumstance exist, that would reasonably be expected to provide a basis for the commencement of any such labor strikes, slowdowns, work stoppages, lockouts, or any similar activity or dispute. To the Company’s knowledge, the Company and the Company Subsidiaries are not engaged, and have never been engaged, in any unfair labor practice (as defined under the National Labor Relations Act) and there is no charge or complaint against the Company or any Company Subsidiary by the National Labor Relations Board, any comparable state or foreign agency, or any individual, pending or, to the knowledge of the Company, threatened.

(d) Except as set forth in Section 2.11(d) of the Company Disclosure Schedule, to the knowledge of the Company, there are no unwritten policies, practices or customs or any other contracts, undertakings or agreements of the Company or the Company Subsidiaries that, by extension, could reasonably be expected to entitle any current or former employee to benefits in addition to what such employee is entitled by applicable legal requirements or under the terms of such employee’s employment contract, except where such benefits, individually or in the aggregate, would not reasonably be expected to be material to the Company or the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary is delinquent in payments to any of its employees for any material wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees. Other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages except for possible violations or arrearages, which are not, and will not reasonably be expected to be, material in magnitude.

(e) To the knowledge of the Company, and except as would not result in a Company Material Adverse Effect, individually or in the aggregate, no employee of the Company or any Company Subsidiary is in any material respect in violation of any term of any employment Contract, non-disclosure or confidentiality agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Company Subsidiary by which the individual is employed because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.

(f) Except as would not result in a Company Material Adverse Effect, individually or in the aggregate, the Company and each Company Subsidiary is in compliance with the Worker Readjustment and Notification Act (the “WARN Act”) (29 U.S.C. §2101) and any applicable state laws or other Laws regarding redundancies, reductions in force, mass layoffs, and plant closings, including all obligations to promptly and correctly furnish all notices required to be given thereunder in connection with any redundancy, reduction in force, mass layoff, or plant closing to affected employees, representatives, any state dislocated worker unit and local government officials, or any other Governmental Authority.

2.12 Information Supplied. The information supplied by the Company for inclusion in the Joint Proxy Statement and the Registration Statement will not, (a) in the case of the Registration Statement, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, and (b) in the case of the Joint Proxy Statement, as of the date the Joint Proxy Statement is first mailed to the shareholders of the Company and the stockholders of Parent, and at the time of the Company Shareholders’ Meeting and Parent Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders’ Meeting or Parent Stockholders’ Meeting that has become false or misleading. Notwithstanding the foregoing sentence, the Company makes no representation or warranty with respect to any information supplied by Parent, Merger Sub or any of their Representatives for inclusion in any of the foregoing documents. The information supplied by the Company for inclusion in the Joint Proxy Statement and Registration Statement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder.

2.13 Property and Leases.

(a) The Company or one of the Company Subsidiaries owns, and has good title to, each of the tangible assets reflected as owned by the Company or the Company Subsidiaries on the 2011 Company Balance Sheet that are material to the Company and the Company Subsidiaries, taken as a whole (except for tangible assets sold or disposed of since that date in the ordinary course of business), free of any Liens other than Permitted Liens. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, all of the machinery, equipment and other tangible personal property and assets owned or used by the Company and the Company Subsidiaries are usable in the ordinary course of business and are reasonably adequate and suitable for the uses to which they are being put.

(b) Section 2.13(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property owned by the Company or any of the Company Subsidiaries (“Company Owned Real Property”). Except as disclosed in Section 2.13(b) of the Company Disclosure Schedule, none of the Company Owned Real Property is subject to any leases, tenancies or occupancies other than that of the Company or the Company Subsidiaries. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, all of the buildings, fixtures and other improvements located on the Company Owned Real Property are adequate and suitable for the purpose of conducting the Company’s business as presently conducted.

(c) Section 2.13(c)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all leases greater than 5,000 square feet to which the Company or any Company Subsidiary is a party, as lessee (“Company Real Property Leases”). Section 2.13(c)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of all subleases with respect to the Company Real Property Leases. All of the fixtures and other improvements located on the premises subject to the Company Real Property Leases are adequate and suitable for the purpose of conducting the Company’s business as presently conducted.

(d) Section 2.13(d) of the Company Disclosure Schedule sets forth a complete and accurate list of any alterations, construction, or other works of improvement that were commenced prior to the date hereof and are not substantially complete as of the date hereof or that were substantially completed within the one hundred eighty (180) days immediately preceding the date hereof, which alterations, construction or other works of improvement were undertaken by the Company or any Company Subsidiary at any Company Owned Real Property or premises subject to a Company Real Property Lease to the extent the aggregate cost of each such alteration, construction or other work of improvement (with respect to each Company Owned Real Property or premises subject to a Company Real Property Lease) exceeds $1,000,000 (“Company Construction Work”). All (i) inspections, permits or other approvals required from any Governmental Authority in connection with any Company Construction Work, to the knowledge of the Company, and except as would not result in a Company Material Adverse Effect, individually or in the aggregate, have been obtained or will be obtained in the ordinary course of business, and (ii) payments in connection with any Company Construction Work have been duly made and satisfied in full to the extent such amounts are due and payable, except those in the absence of which would not individually or in the aggregate have a Company Material Adverse Effect.

2.14 Intellectual Property.

(a) A true and correct list of Company Registered Intellectual Property that are Patents or Patent applications and a true and correct list in all material respects of all other Company Registered Intellectual Property has been provided to Parent by the Company prior to the date hereof.

(b) To the knowledge of the Company, all of the Company Owned Intellectual Property, including each item of Company Registered Intellectual Property, is wholly and exclusively owned by the Company or a Company Subsidiary free and clear of all Liens (other than (i) processes that were co-developed with Third Parties that are not material, individually or in the aggregate, to the Company or any Company Subsidiary, (ii) Company Outbound License Agreements, (iii) outbound nonexclusive licenses entered into in the ordinary course of business and (iv) Company Immaterial Trademark Licenses).

(c) To the knowledge of the Company, the Company or a Company Subsidiary owns or otherwise has a valid right to use the Intellectual Property and Software embedded within the Company Products, including all Company owned Source Code. The foregoing representation and warranty is not intended to be a representation regarding the absence of infringement or misappropriation, which is addressed in Section 2.14(f) below.

(d) Section 2.14(d) of the Company Disclosure Schedule lists all Contracts to which the Company or any Company Subsidiary is a party (other than Company Outbound License Agreements, inter-company agreements, outbound nonexclusive licenses entered into in the ordinary course of business, Company Immaterial Trademark Licenses and confidentiality agreements which do not separately license any Intellectual Property but allow disclosure and use of confidential information) pursuant to which (i) any person is authorized to use or is granted any right in or to any material Company Owned Intellectual Property or (ii) to the knowledge of the Company, the Company or any Company Subsidiary has agreed to any restriction, still in effect as of the date of this Agreement, on the right of the Company or any Company Subsidiary to enforce any Intellectual Property rights.

(e) To the knowledge of the Company, neither the Company nor any of the Company Subsidiaries is in breach of any of the material terms or conditions of any license to any Third Party Intellectual Property (including any Open Source Materials).

(f) To the Company’s knowledge, the operation by the Company and the Company Subsidiaries of their business, including the design, development, use, import, export, manufacture, licensing, sale or other disposition of the Company Products does not (i) infringe or misappropriate the Intellectual Property rights of any person, or (ii) constitute unfair competition or trade practices under applicable Laws. Neither the Company nor any Company Subsidiary has received any written notice from any person within the past five (5) years (x) claiming that such operation or any Company Product (A) infringes or misappropriates the Intellectual Property rights of any person, or (B) constitutes unfair competition or trade practices under the applicable Laws, or (y) suggesting that a license to Third Party Intellectual Property is required in connection with operation by the Company and the Company Subsidiaries of their business or in connection with any Company Product.

(g) Each material item of the Company Registered Intellectual Property (other than applications for Company Registered Intellectual Property) is (i) to the knowledge of the Company, valid and (ii) subsisting.

(h) Neither the Company nor any Company Subsidiary has, to the knowledge of the Company, received any written notice within the past five (5) years directed to the Company or any Company Subsidiary challenging the legality, validity, enforceability or ownership (excluding, for the avoidance of doubt, office actions issued by Governmental Authorities with respect to Registered Intellectual Property applications) (“Dispute”) of any Company Owned Intellectual Property and/or any Intellectual Property or Software material to, embodied in or incorporated within any Company Product. To the knowledge of the Company, no Dispute has been threatened within the past five (5) years with respect to any Company Owned Intellectual Property. Since January 1, 2007, neither the Company nor any Company Subsidiary has sent any written notice to any Third Party challenging the legality, validity, enforceability or ownership of the Third Party’s Intellectual Property.

(i) To the Company’s knowledge, none of the Company or any Company Subsidiary has disclosed or delivered to any Third Party (other than escrow agents pursuant to the Contracts set forth in Section 2.14(i) of the Company Disclosure Schedule), or permitted the disclosure or delivery by any escrow agent or other Third Party to any Third Party, any Company owned Source Code owned by the Company or any Company Subsidiary. To the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, require the disclosure or delivery by the Company, any Company Subsidiary or any escrow agent or other Third Party to any Third Party of any Company Source Code owned by the Company or any Company Subsidiary. Neither the execution of this Agreement nor the consummation of the Merger or any of the Transactions, in and of itself, would reasonably be expected to result in the release of any Company Source Code from escrow.

(j) The Company and each Company Subsidiary has taken commercially reasonable measures to protect the Company’s or such Company Subsidiary’s rights in the Trade Secrets owned by the Company or such Company Subsidiary, and for any Trade Secrets owned by any other person that have been provided to the Company or such Company Subsidiary under Contract, and to the knowledge of the Company, the Company and such Company Subsidiaries are not in material breach of the terms of such Contract with respect to the confidentiality of such Trade Secrets. The Company and each Company Subsidiary has and uses commercially reasonable measures to enforce a policy requiring all employees, consultants and contractors of the Company and each Company Subsidiary to execute Intellectual Property assignment and confidentiality agreements for the benefit of the Company or such Company Subsidiary.

(k) To the knowledge of the Company, none of the Company Owned Intellectual Property material to any Company Products was developed by, or using grants or any other subsidies from, any Governmental Authority or any university, and no government funding, facilities, educational institution or government research center was used in the development of the Company Owned Intellectual Property that is material to any Company Products.

(l) To the knowledge of the Company and except as disclosed to Parent prior to the date of this Agreement, neither the Company nor any Company Subsidiary is subject to any agreement with any standards body or other similar entity that would obligate the Company or any Company Subsidiary to grant licenses or rights to or otherwise impair its control, enforcement or use of any Company Owned Intellectual Property.

(m) To the knowledge of the Company, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, will, under any Contract to which Company or any Company Subsidiary is bound, result in Parent, Merger Sub, the Surviving Corporation, the Company or any Company Subsidiary, being (i) bound by or subject to any obligation, including the granting of any right or negative covenant, in each case with respect to Intellectual Property, which Company or any Company Subsidiary was not bound by or subject to prior to the Closing, or (ii) obligated to pay any royalties, honoraria, fees or other payments to any person, with respect to Intellectual Property, in excess of those payable by Company or any Company Subsidiary prior to the Closing.

2.15 Taxes.

(a) Except as set forth in Section 2.15(a) of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries has filed all material Tax Returns that it was required to file under applicable Laws. All such Tax Returns were correct and complete in all material respects, and all Taxes shown on any such Tax Returns have been paid. There are no Liens for Taxes (other than Permitted Liens) upon any material assets of the Company or any of the Company Subsidiaries.

(b) Section 2.15(b) of the Company Disclosure Schedule lists all federal, state, local and non-U.S. Tax Returns that currently are the subject of audit. The Company has made available to Parent correct and complete copies of all material examination reports and statements of deficiencies assessed against, or agreed to by the Company and any of the Company Subsidiaries since January 1, 2008. Except as set forth in Section 2.15(b) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has waived any statutes of limitations in respect of Taxes, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period has not yet expired.

(c) None of the Company or any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(d) Neither the Company nor any Company Subsidiary is a party to or bound by any Tax allocation, indemnification or sharing agreement (other than indemnification agreements or similar arrangements with directors and executive officers).

(e) Neither the Company nor any Company Subsidiary has engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) or Treasury Regulations Section 301.6111-2(b)(2).

(f) The Company does not know of any reason why the representation letter of the Company that is described in Section 5.17 cannot be delivered to Jones Day, counsel to Parent, and Morrison & Foerster LLP, counsel to the Company, for purposes of their Tax opinions, described in Section 6.2(e) and Section 6.3(e), to the effect that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and each of Parent, the Company and Merger Sub will be a party to that reorganization within the meaning of Section 368(b) of the Code.

2.16 Environmental Matters. (a) The Company and each Company Subsidiary is, and has at all times been, in compliance in all material respects with all applicable Environmental Laws, (b) to the knowledge of the Company, none of the properties currently owned, leased or operated by the Company or any Company Subsidiary (including soils and surface and ground waters) are contaminated with any Hazardous Substance above cleanup levels established by Governmental Authorities pursuant to Environmental Laws and require remediation, (c) since January 1, 2009, neither the Company nor any Company Subsidiary has received any written notice, letter or request for information stating that it may be liable under any contract, or pursuant to Environmental Law, for any contamination by Hazardous Substances at any site containing Hazardous Substances, and (d) the Company and each Company Subsidiary possesses and is in compliance in all material respects with all material permits, licenses and other authorizations required under any Environmental Law (“Environmental Permits”) and (i) such operations are in compliance in all material respects with applicable Environmental Permits; (ii) all such Environmental Permits are in full force and effect in all material respects; (iii) no suspension or cancellation of any of the Environmental Permits is pending or, to the knowledge of the Company, threatened; and (iv) no such suspension or cancellation of such Environmental Permits will result from the transactions contemplated by this Agreement. Except for contracts entered into in the ordinary course of business, to the knowledge of the Company, neither the Company nor any Company Subsidiary has entered into any agreement (other than Company Real Property Leases) that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or Hazardous Substances. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no material claim, suit or proceeding arising under or pursuant to Environmental Laws is pending, or to the knowledge of the Company, threatened in writing against the Company or any of its Company Subsidiaries. No condition exists on any property, currently or formerly, owned or operated by the Company that has given rise to, or would reasonably be expected to give rise to, any liability or obligation under Environmental Laws, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The parties hereto agree that the representations and warranties contained in this Section 2.16 (Environmental Matters) are the only representations and warranties in this Agreement which relate to environmental and occupational health and safety matters, including Environmental Laws, Hazardous Substances and Environmental Permits.

2.17 Material Contracts.

(a) Section 2.17(a) of the Company Disclosure Schedule lists the following respective Contracts in effect as of the date hereof (together with all amendments and supplements) to which the Company or any Company Subsidiary is a party, or by which any property or asset of the Company or any Company Subsidiary is bound or affected (other than any “material contract” (as such term is used in Item 601(b)(10) of Regulation S-K of the SEC) that is filed as an exhibit to the Company SEC Reports prior to the date hereof), such Contracts as are required to be set forth in Section 2.17(a) of the Company Disclosure Schedule and any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) collectively being, the “Company Material Contracts”:

(i) other than leases of real property, Contracts with suppliers and the Company Plans set forth in Section 2.10(a) of the Company Disclosure Schedule, each Contract that (A) provides for payment obligations of more than $1,000,000, in the aggregate, during the fiscal year ending December 31, 2011, or (B) provides for payment obligations of more than $2,000,000, in the aggregate, over the remaining term of such Contract, and that, in either case, cannot be canceled by the Company or any Company Subsidiary upon ninety (90) days or less notice without material liability to the Company or any Company Subsidiary;

(ii) (A) all revenue-generating Contracts other than purchase orders issued in the ordinary course of business that were entered into after January 1, 2009 or were entered into before January 1, 2009 and remain in effect with the five (5) largest customers of the Company or the Company Subsidiaries (determined on the basis of revenues received by the Company or the Company Subsidiaries in the fiscal year ended December 31, 2010 and that have material, known, unfulfilled obligations on behalf of the customer), and (B) the five (5) largest revenue generating Contracts (determined on the basis of revenue received by the Company or the Company Subsidiaries in the fiscal year ended December 31, 2010);

(iii) all Contracts that were entered into after January 1, 2009 or were entered into before January 1, 2009 and remain in effect with the twenty (20) largest suppliers to the Company or the Company Subsidiaries (determined on the basis of amounts paid by the Company or any of its Subsidiaries in the fiscal year ended December 31, 2010 and that have material, known, unfulfilled obligations on behalf of the supplier), indicating each such supplier that is a sole-source supplier to the Company or any Company Subsidiary;

(iv) other than the Company Plans set forth in Section 2.10(a) of the Company Disclosure Schedule, Contracts with employees in substantially the form of the standard forms made available by the Company to Parent and any “at-will” employment contracts that do not contain severance rights, (A) all U.S. employment Contracts of those employees and managers that receive from the Company or any Company Subsidiary annual base compensation in excess of $250,000, and (B) all individual consulting Contracts for those consultants that receive from the Company or any Company Subsidiary annual compensation in excess of $250,000 (provided that references to such Contracts have been made completely anonymous for those employees, managers or consultants based in jurisdictions where this is required under applicable data privacy/protection Laws);

(v) all Contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or a Company Subsidiary, or income or revenues related to any product of the Company or a Company Subsidiary where such payments are expected to exceed $500,000 in the 12 month period following the date hereof;

(vi) other than leases of real property, all Contracts that grant a right of first refusal, first offer or similar right, in each case, that is material to the Company and the Company Subsidiaries, taken as a whole;

(vii) all Contracts that limit or purport to limit the ability of the Company or any Company Subsidiary, or, upon the consummation of the Merger, Parent or any Parent Subsidiaries, to compete with any person or entity, in any geographic area or during any period of time;

(viii) other than in the ordinary course, any Contract relating to the disposition or acquisition by the Company or any Company Subsidiary of assets or equity ownership interests for consideration in excess of $10,000,000 that contain ongoing obligations that are material to the Company and the Company Subsidiaries, taken as a whole;

(ix) any mortgages, indentures, guarantees, loans, credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case, in excess of $5,000,000, other than (A) accounts receivables and payables, and (B) loans to or guarantees for direct or indirect wholly owned Company Subsidiaries, in each case, in the ordinary course of business consistent with past practice;

(x) each “material contract” (as such term is used in Item 601(b)(10) of Regulation S-K of the SEC) executed on or prior to the date hereof that is anticipated to be filed (or required to be filed) pursuant to Item 601(b)(10) of Regulation S-K with the Company’s next periodic report under the Exchange Act;

(xi) other than leases of real property, all Contracts providing for (A) indemnification (including with respect to Intellectual Property rights) or (B) any material guaranty of Third Party obligations, in each of the foregoing cases except for those entered into in the ordinary course of business (including those in connection with Company Outbound License Agreements);

(xii) all Contracts relating to revenue or profit-sharing joint ventures (whether in partnership, limited liability company or other organizational form);

(xiii) all Contracts with any Governmental Authority (other than ordinary course customer Contracts providing for payments below $1,000,000 and pursuant to which the counterparty does not have any rights to the Company’s or the Company Subsidiaries’ products or services or Company Intellectual Property rights other than its rights to use the products or services sold under such Contract as a customer); and

(xiv) all Contracts entered into in the last five (5) years in connection with the settlement or other resolution of any legal action that has any material continuing obligation, liability or restriction on the part of the Company or the Company Subsidiaries.

(b) Except as would not have, individually or in the aggregate reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole or any line of business of the Company or any Company Subsidiary, (i) each Company Material Contract is a legal, valid and binding agreement and is in full force and effect and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to, or affecting the rights and remedies of creditors generally), (ii) the Company or the Company Subsidiary, as applicable, is not in default under any Company Material Contract, has not committed or failed to perform any act that, with or without notice, lapse of time, or both, would constitute a default under the Company Material Contract, and (iii) to the knowledge of the Company, no other party is in breach or violation of, or default under, any Company Material Contract. The Company has made available to Parent true and complete copies of all Company Material Contracts, including any material amendments and supplements thereto.

2.18 NASDAQ. The Company is in material compliance with the applicable criteria for continued listing of the Company Shares on the NASDQ Global Select Market (the “NASDAQ”), including all applicable corporate governance rules and regulations.

2.19 Insurance.

(a) The Company and each Company Subsidiary are, and continually since the later of January 1, 2009 or the date of acquisition by the Company with respect to any Company Subsidiary have been, insured against such losses and risks and in such amounts as are customary in the businesses in which they are engaged, except where the failure to be so insured would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, with respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice or both), and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

(c) Other than with respect to any Company Plans set forth in Section 2.10(a) pursuant to which benefits are provided through insurance contracts, at no time subsequent to the later of January 1, 2009 or the date of acquisition by the Company with respect to any Company Subsidiary has the Company or any Company Subsidiary been denied any insurance or indemnity bond coverage, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

2.20 Brokers and Expenses. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by, or on behalf of, the Company or any Company Subsidiary.

2.21 Takeover Statutes. The board of directors of the Company has taken all necessary actions so that no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover Law or any anti-takeover provision in the Company’s articles of incorporation or bylaws is applicable to this Agreement, the Merger, the Voting Agreement and the transactions contemplated by this Agreement.

2.22 Certain Business Practices.

(a) To the knowledge of the Company, since January 1, 2009, neither the Company, any Company Subsidiary nor to the knowledge of the Company, any director, officer, employee or agent of the Company or any Company Subsidiary acting on behalf of the Company or any Company Subsidiary has (i) used any Company funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, or (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended or any comparable Law.

(b) To the knowledge of the Company, since January 1, 2009, the Company and each Company Subsidiary have conducted their export transactions in accordance in all material respects with applicable provisions of U.S. export Laws, and other export Laws of the countries where it conducts business. Without limiting the foregoing:

(i) to the knowledge of the Company, the Company and each Company Subsidiary have obtained all export licenses and other approvals required for their exports of products, software and technologies from the U.S., except as would not result in a liability that is material to the Company and the Company Subsidiaries, taken as a whole; and

(ii) to the knowledge of the Company, the Company and each Company Subsidiary are in compliance in all material respects with the terms of such applicable export licenses or other approvals.

2.23 Affiliate Transactions. Other than compensation payable to officers and directors and employee expense reimbursement obligations and except to the extent not required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act, there are no existing contracts, transactions, indebtedness or other arrangements between the Company or any Company Subsidiary, on the one hand, and any of the directors, officers or other affiliates of the Company and the Company Subsidiaries, which are not themselves the Company or a Company Subsidiary, on the other hand.

2.24 Vote Required. The Required Company Vote is the only vote of the holders of any class or series of Company’s capital stock necessary to approve the Merger and this Agreement and the principal terms thereof.

2.25 Opinion of Financial Advisor. Prior to the execution of this Agreement, the Company Board received an opinion from Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Company Financial Advisor”) to the effect that, as of the date thereof and based upon and subject to the various qualifications and assumptions set forth therein, the Exchange Ratio is fair to the shareholders of the Company from a financial point of view. The Company will make available to Parent for information purposes a copy of such opinion as soon as practicable following the execution of this Agreement.

2.26 Standstill Agreements; Confidentiality Agreements. During the period from June 30, 2011 through the date of this Agreement, neither the Company nor any Company Subsidiary has terminated, amended, modified or waived any provision of any confidentiality or standstill agreement to which the Company or any of the Company Subsidiaries is a party, other than (a) the Confidentiality Agreement, pursuant to its terms or by written agreement of the parties thereto, or (b) confidentiality agreements under which the Company or Company Subsidiary does not provide any confidential information to Third Parties or standstill agreements that do not relate to the potential acquisition of equity securities of the Company or any of the Company Subsidiaries.

3.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (i) as disclosed in, and reasonably apparent from, the Parent SEC Reports publicly available after January 1, 2010 and prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific, predictive or forward-looking in nature, in each case, other than any specific factual information contained therein), or (ii) as disclosed in a document of even date herewith delivered by Parent and Merger Sub to the Company prior to the execution and delivery of this Agreement and referring by section or subsection number to the representations and warranties in this Agreement (the “Parent Disclosure Schedule” attached hereto as Schedule 3) (provided, that any such disclosure will qualify only the disclosure under the section or subsection number referred to in the Parent Disclosure Schedule and any other section or subsection of the Parent Disclosure Schedule to the extent that it is reasonably apparent, on its face, that such disclosure should also qualify such other section or subsection), Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

3.1 Corporate Organization; Parent Subsidiaries.

(a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and the Laws of the State of California, respectively, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Section 3.1(b) of the Parent Disclosure Schedule contains a complete and accurate list of the name and jurisdiction of organization of each subsidiary of Parent, including Merger Sub (each a “Parent Subsidiary”). Except as set forth in Section 3.1(b) of the Parent Disclosure Schedule, each Parent Subsidiary is a direct, or indirect, wholly owned subsidiary of Parent. Each Parent Subsidiary is duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except when the failure to be so duly organized, validly existing, in good standing or have such power and authority would not have, individually or in the aggregate, a Parent Material Adverse Effect.

3.2 Charter Documents and Bylaws. Parent and Merger Sub have made available to the Company a complete and correct copy of the Articles of Incorporation or Certificates of Incorporation, as applicable, and the Bylaws or equivalent organizational documents, each as amended to date, (such Articles of Incorporation, Certificates of Incorporation and Bylaws or equivalent organizational documents collectively referred to as “Charter Documents”) of Parent, Merger Sub and each Parent Subsidiary. Such Charter Documents are in full force and effect. Neither Parent or Merger Sub nor any Parent Subsidiary is in material violation of any of the provisions of its Charter Documents.

3.3 Capitalization.

(a) The authorized capital stock of Parent consists of 400,000,000 Parent Shares and 5,000,000 shares of preferred stock (“Parent Preferred Stock”). All outstanding Parent Shares are validly issued, fully paid and nonassessable and are issued free of any preemptive rights.

(b) As of the close of business on December 13, 2011:

(i) 119,534,898 Parent Shares were issued and outstanding, none of which were shares of Parent Restricted Stock;

(ii) no Parent Shares were held by any Parent Subsidiary;

(iii) 45,727,389 Parent Shares were held in the treasury of Parent;

(iv) 248,068 Parent Shares were subject to outstanding Parent Stock Options, of which Parent Stock Options to purchase 248,068 Parent Shares were exercisable;

(v) 403,204 Parent Shares were payable pursuant to outstanding Parent PSUs;

(vi) 2,143,651 Parent Shares were subject to outstanding Parent RSUs;

(vii) 9,389,557 Parent Shares were reserved for issuance pursuant to Parent’s employee stock purchase plan;

(viii) 18,922,465 Parent Shares were reserved for issuance upon conversion of the Parent Convertible Notes;

(ix) 14,281,832 Parent Shares were reserved for issuance upon exercise of the warrants issued by Parent in connection with the issuance of the Parent Convertible Notes (the “Parent Warrants”); and

(x) no shares of Parent Preferred Stock were issued or outstanding.

(c) Except for changes since the date specified in Section 3.3(b) resulting from the exercise of Parent Stock Options or the vesting of Parent Equity Rights outstanding on such date or actions taken after the date of this Agreement in compliance with this Agreement, and for the Parent Convertible Notes, including the Parent Shares issuable pursuant to the terms of the Parent Convertible Notes, or the Parent Warrants, including the Parent Shares issuable pursuant to the terms of the Parent Warrants, there are no outstanding (i) options, warrants or other rights, Contracts, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or any Parent Subsidiary or obligating Parent or any Parent Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Parent or any Parent

Subsidiary, (ii) shares of capital stock of, or other voting securities or ownership interests in, Parent, or (iii) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of any capital stock or other voting securities (including any bonds, debentures, notes or other indebtedness having voting rights or convertible into securities having voting rights) or ownership interests in Parent or any Parent Subsidiary (the items in clauses (i) through (iii) being referred to collectively as the “Parent Securities”), other than as described in Section 3.3(b). All Parent Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights. There are no voting trusts or other Contracts to which Parent or any Parent Subsidiary is a party with respect to the voting of any capital stock of, or other equity interest in, Parent or any Parent Subsidiary.

(d) Other than shares authorized by the Parent Board to be repurchased pursuant to (i) Parent’s structured share repurchase arrangements, or (ii) the call options issued to Parent in connection with the Parent Convertible Notes, there are no outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any Parent Shares or any other Parent Securities or any capital stock of any Parent Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Parent Subsidiary or any other person that would be material to Parent and the Parent Subsidiaries, taken as a whole. Each outstanding share of capital stock of each Parent Subsidiary is duly authorized, validly issued, fully paid and nonassessable and was issued free of any preemptive rights, and each such share is owned by Parent or another Parent Subsidiary free and clear of all Liens or Contracts or other limitations on Parent’s or any Parent Subsidiary’s voting rights.

3.4 Authority Relative to this Agreement.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Required Parent Vote, to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the Required Parent Vote and the filing and recordation of the Agreement of Merger pursuant to the CCC). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The board of directors of Parent, at a meeting duly called and held on December 14, 2011, at which all of the directors of Parent were present, unanimously adopted resolutions (i) determining that the Merger is fair to, and in the best interests of, Parent and its stockholders, and (ii) approving and declaring advisable this Agreement and the Transactions (such approval and adoption having been made in accordance with the DGCL), and (iii) subject to Section 5.4(b), resolving to recommend that the stockholders of Parent authorize the issuance of Parent Shares in the Merger as contemplated by this Agreement (clause (iii), the “Parent Board Recommendation”).

(c) The board of directors of Merger Sub, pursuant to a written consent dated December 14, 2011, executed by all of the directors of Merger Sub, adopted resolutions (i) determining that the Merger is fair to, and in the best interests of, Merger Sub and its shareholders, and (ii) approving and declaring advisable this Agreement and the Transactions (such approval and adoption having been made in accordance with the CCC).

3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Charter Documents of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.5(b) have been obtained and all filings and obligations described in Section 3.5(b) have been made and, in the case of the Merger, the Required Parent Vote, conflict with or violate any Law or Order applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default or breach) under, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to any Parent Material Contract, except with respect to clause (ii) only, for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except for applicable requirements, if any, of (i) any such consents, approvals, authorizations, permits, filings or notifications that are not material to the Company and the Company Subsidiaries, taken as a whole, (ii) any filings as may be required under the rules and regulations of NASDAQ, (iii) the filing of the Joint Proxy Statement and the Registration Statement with the SEC and the declaration of effectiveness of the Registration Statement, (iv) the filing of the S-8 Registration Statement with the SEC, (v) the Exchange Act and Blue Sky Laws, (vi) premerger notification requirements of the HSR Act and similar requirements in foreign countries under applicable Antitrust Laws, (vii) the filing and recordation of the Agreement of Merger pursuant to the CCC, and (viii) the filings set forth in Section 3.5(b) of the Parent Disclosure Schedule.

3.6 Permits; Compliance. Each of Parent and the Parent Subsidiaries are in possession of all Permits necessary for each of Parent or the Parent Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted, except those in the absence of which would not individually or in the aggregate have a Parent Material Adverse Effect. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, no suspension or cancellation of any of the Permits is pending or, to the knowledge of Parent, threatened in writing, and there are no defaults under, violations of, or events giving rise to a right of termination, amendment or cancellation of any such Permits (with or without notice, the lapse of time or both). Neither Parent nor any Parent Subsidiary is in conflict with, or in default, breach or violation of, in any material respect, (i) any Law or Order applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected, in each case including only those Laws with which the failure to comply would be material to Parent and the Parent Subsidiaries, taken as a whole, or (ii) any Permit to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary or any property or asset of Parent or any Parent Subsidiary is bound, in each case including only those Permits with which the failure to comply would be material to Parent and the Parent Subsidiaries, taken as a whole.

3.7 SEC Filings; Financial Statements.

(a) Parent has filed all forms, reports and other documents required to be filed by it with the SEC since January 1, 2009 (such documents filed since January 1, 2009, and those filed by Parent with the SEC subsequent to the date of this Agreement, if any, including any amendments thereof, the “Parent SEC Reports”). Each Parent SEC Report (i) complied as to form in all material respects with the applicable requirements of the Securities Act, or the Exchange Act, as the case may be, and SOX and the applicable rules and regulations promulgated thereunder, and (ii) did not, at the time it was filed (or, if amended prior to the date hereof, as of the date of such amendment), contain any untrue statement of a material fact, or omit to state a material fact, required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements contained in the Parent SEC Reports (i) complied as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis with Parent’s past practices throughout the periods indicated (except as may be indicated in the notes thereto), and (iii) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and its consolidated Parent Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal and recurring year-end adjustments).

(c) Except as and to the extent set forth in the consolidated balance sheet of Parent and its consolidated Parent Subsidiaries as of September 25, 2011, including the notes thereto (the “2011 Parent Balance Sheet”), neither Parent nor any Parent Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) required to be disclosed by GAAP except for liabilities and obligations (i) incurred in the ordinary course of business in amounts consistent with past practice, (ii) executory obligations under any Contract to which Parent or any Parent Subsidiary is a party or is bound, and (iii) incurred in connection with the preparation and negotiation of this Agreement or pursuant to this Agreement or in connection with the Transactions.

(d) Each of the principal executive officer of Parent and the principal financial officer of Parent (and each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a 14 or 15d 14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Parent SEC Reports, and prior to the date of this Agreement, neither Parent nor any of its executive officers has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing such certifications. For purposes of this Section 3.7(d), “principal executive officer” and “principal financial officer” have the meanings given to such terms in SOX. Neither Parent nor any of the Parent Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX. Parent is in compliance in all material respects with SOX.

(e) Parent maintains a system of internal controls over financial reporting designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes, including to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) access to assets that could have a material effect on Parent’s financial statements is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f) Parent has in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to ensure that material information that is required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and made known to its principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure.

(g) As of the date hereof, there are no outstanding unresolved comments with respect to Parent or the Parent SEC Reports noted in comment letters or, to the knowledge of Parent, other correspondence received by Parent or its attorneys from the SEC, and to the knowledge of Parent, there are no pending (i) formal or informal investigations of Parent by the SEC or (ii) inspection of an audit of Parent’s financial statements by the Public Parent Accounting Oversight Board.

(h) Parent has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K of the SEC, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. Parent has promptly disclosed any change in or waiver of Parent’s code of ethics with respect to any such persons, as required by Section 406(b) of SOX.

3.8 Absence of Certain Changes or Events. Since the date of the 2011 Parent Balance Sheet through the date hereof, except as contemplated or permitted by this Agreement, Parent and the Parent Subsidiaries have conducted their businesses, in all material respects, in the ordinary course and in a manner consistent with past practice. Since the date of the 2011 Parent Balance Sheet through the date hereof, (a) there has not been any event, condition, circumstance, development, change or effect having, or that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (b) none of Parent or any of the Parent Subsidiaries has taken any action, or authorized, committed or agreed to take any action, that if taken between the date hereof and the Effective Time would constitute a breach of Section 4.2 (Conduct of the Business of Parent and Merger Sub Pending the Merger).

3.9 Absence of Litigation. As of the date hereof, there is (a) no Action pending, and (b) to the knowledge of Parent, (i) no inquiry or investigation by any Governmental Authority pending and (ii) no Action, inquiry or investigation by any Governmental Authority threatened in writing against Parent or any Parent Subsidiary, or any property or asset of Parent or any Parent Subsidiary. As of the date hereof, neither Parent nor any Parent Subsidiary nor any property or asset of Parent or any Parent Subsidiary is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Parent Disclosure Schedule lists all written material employee benefit plans (as defined in ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements, and all U.S. employment Contracts to which Parent, any Parent Subsidiary or any Parent ERISA Affiliate is a party (except for agreements that provide for at-will employment under which the applicable employee receives from Parent or any Parent Subsidiary annual base compensation less than $100,000 and that can be terminated without material cost or liability to Parent and the Parent Subsidiaries), with respect to which Parent, any Parent Subsidiary or any Parent ERISA Affiliate has or could have any obligation or that are maintained, contributed to or sponsored by Parent, any Parent Subsidiary or any Parent ERISA Affiliate for the benefit of any current or former employee, officer or director of Parent, any Parent Subsidiary or any Parent ERISA Affiliate (collectively, the “Parent Plans” and all Parent Plans, excluding Parent Plans not subject to U.S. Law, the “US Parent Plans”). Parent has made available to the Company a true and complete copy of each Parent Plan and has made available to the Company a true and complete copy of each material document, if any, prepared in connection with each such Parent Plan (except for individual written agreements, Parent Stock Options or Parent Equity Rights, in which case only forms of such agreements have been made available to the Company, unless such individual agreements materially differ from such forms), including as applicable (v) a copy of each trust or other funding arrangement, (w) each most recent summary plan description and summary of material modifications, (x) all annual reports on IRS Form 5500 filed within the past three (3) years, (y) the most recently received IRS determination letter for each such Parent Plan, and (z) the most recently prepared actuarial report and financial statement in connection with each such Parent Plan.

(b) None of the Parent Plans is a Multiemployer Plan, a Multiple Employer Plan, a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) a plan that is subject to Title IV of ERISA or Section 412 of the Code or a “funded welfare plan” within the meaning of Section 419 of the Code.

(c) Each Parent Plan is operated in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code, except as would not, individually or in the aggregate, result in material liability to Parent and the Parent Subsidiaries, taken as a whole. Parent and the Parent Subsidiaries have performed all obligations required to be performed by them under and are not in default under or in violation of any Parent Plan, except for any such non-performance, default or violation that would not, individually or in the aggregate, result in material liability to Parent and the Parent Subsidiaries, taken as a whole. As of the date hereof, no Action is pending or, to the knowledge of Parent, threatened in writing with respect to any Parent Plan (other than routine claims for benefits in the ordinary course of business) that would result in material liability to Parent and the Parent Subsidiaries, taken as a whole.

(d) Each US Parent Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to such US Parent Plan for which determination letters are currently available that such US Parent Plan is so qualified, has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, or may rely upon an opinion letter for a prototype or volume submitter plan, and each trust established in connection with any US Parent Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, or may rely upon an opinion letter for a prototype or volume submitter plan, and, to the knowledge of Parent, no fact or event has occurred since the date of such determination letter or letters from the IRS, if applicable, that could be expected to adversely affect the qualified status of any such US Parent Plan or the exempt status of any such trust.

(e) Except as would not, individually or in the aggregate, result in material liability to Parent and the Parent Subsidiaries, taken as a whole, there has not been any material prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and not otherwise exempt under Section 408 of ERISA) with respect to any US Parent Plan. Except as would not, individually or in the aggregate, result in material liability to Parent and the Parent Subsidiaries, taken as a whole, neither Parent nor any Parent ERISA Affiliate has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course of business), including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and, to the knowledge of Parent, no fact or event exists that could give rise to any such liability.

(f) Except as would not, individually or in the aggregate, result in material liability to Parent and the Parent Subsidiaries, taken as a whole, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event, such as termination of employment) will (i) result in any material payment (including severance, unemployment compensation, parachute or otherwise) becoming due to any director or employee of Parent, any Parent Subsidiary, any Parent ERISA Affiliate or any of their respective affiliates, or to any Governmental Authority or other person on behalf of any such director or employee, from Parent, any Parent Subsidiary, any Parent ERISA Affiliate or any of their respective affiliates under any Parent Plan, (ii) materially increase any benefits otherwise payable under any Parent Plan, (iii) result in any acceleration of the time of any material payment or vesting of any material benefits, or (iv) result in the payment of any amount that, individually or in combination with any other such payment, would not be deductible pursuant to Code Section 280G (determined without regard to Section 280G(b)(4) of the Code) or Code Section 162(m).

(g) Except as would not, individually or in the aggregate, result in material liability to Parent and the Parent Subsidiaries, taken as a whole, all contributions, premiums or payments required to be made with respect to any US Parent Plan have been made on or before their due dates. Except as would not, individually or in the aggregate, result in material liability to Parent and the Parent Subsidiaries, taken as a whole, all such contributions are or were fully deductible for federal income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority, and no fact or event exists that could be expected to give rise to any such challenge or disallowance.

(h) The term “Parent Foreign Plan” means any Parent Plan that is maintained outside of the United States. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent’s financial statements accurately reflect the Parent Foreign Plan liabilities and accruals for contributions required to be paid to the Parent Foreign Plans in accordance with applicable local accounting principles consistently applied and (ii) all required contributions to all Parent Foreign Plans have been made as of the date hereof.

3.11 Labor and Employment Matters.

(a) As of the date hereof, there are no material Claims pending or, to the knowledge of Parent, threatened in writing between Parent or any Parent Subsidiary and any of their respective present or former employees.

(b) Neither Parent nor any Parent Subsidiary is a party to any collective bargaining agreement or similar labor union agreement with any labor union, labor organization or works council, and no such agreement is presently being negotiated. To the knowledge of Parent, none of the employees of Parent or any Parent Subsidiary is represented by any labor union with respect to their employment with Parent or any Parent Subsidiary, and there are no activities or proceedings of any labor union to organize any such employees. To the knowledge of Parent, there are no current and there has not been at any time during the last five years any campaigns to solicit cards from employees of Parent or any Parent Subsidiary to authorize representation by any labor union or labor organization and, to the knowledge of Parent, there are no current and there has not been at any time during the last five years any other union organizing activities concerning any employees of Parent or any Parent Subsidiary. There are no current and, to the knowledge of Parent, there have not been any labor strikes, slowdowns, work stoppages, lockouts, or any similar activity or dispute, affecting Parent or any Parent Subsidiary during the last five (5) years.

(c) Parent and the Parent Subsidiaries are in compliance in all material respects with all Employment Practices. Except as would not result in a Parent Material Adverse Effect, individually or in the aggregate, neither Parent nor any Parent Subsidiary is liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice). To the knowledge of Parent, as of the date hereof, (x) there are no material audits or investigations pending or scheduled by any Governmental Authority pertaining to the Employment Practices of Parent or any Parent Subsidiary; and (y) no material complaints relating to Employment Practices of Parent or any Parent Subsidiary have been filed with any Governmental Authority or submitted in writing to Parent or any Parent Subsidiary. To the knowledge of Parent, no event has occurred, nor does any condition or circumstance exist, that would reasonably be expected to provide a basis for the commencement of any such labor strikes, slowdowns, work stoppages, lockouts, or any similar activity or dispute. To the knowledge of Parent, Parent and the Parent Subsidiaries are not engaged, and have never been engaged, in any unfair labor practice (as defined under the National Labor Relations Act) and there is no charge or complaint against Parent or any Parent Subsidiary by the National Labor Relations Board, any comparable state or foreign agency, or any individual, pending or, to the knowledge of Parent, threatened.

(d) Except as set forth in Section 3.11(d) of the Parent Disclosure Schedule, to the knowledge of Parent, there are no unwritten policies, practices or customs or any other contracts, undertakings or agreements of the Parent or the Parent Subsidiaries that, by extension, could reasonably be expected to entitle any current or former employee to benefits in addition to what such employee is entitled by applicable legal requirements or under the terms of such employee’s employment contract, except where such benefits, individually or in the aggregate, would not reasonably be expected to be material to the Parent or the Parent Subsidiaries, taken as a whole. Neither the Parent nor any Parent Subsidiary is delinquent in payments to any of its employees for any material wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees. Other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages except for possible violations or arrearages, which are not, and will not reasonably be expected to be, material in magnitude.

(e) To the knowledge of Parent, and except as would not result in a Parent Material Adverse Effect, individually or in the aggregate, no employee of Parent or any Parent Subsidiary is in any material respect in violation of any term of any employment Contract, non-disclosure or confidentiality agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Parent or any Parent Subsidiary by which the individual is employed because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.

(f) Except as would not result in a Parent Material Adverse Effect, individually or in the aggregate, Parent and each Parent Subsidiary is in compliance with the WARN Act and any applicable state laws or other Laws regarding redundancies, reductions in force, mass layoffs, and plant closings, including all obligations to promptly and correctly furnish all notices required to be given thereunder in connection with any redundancy, reduction in force, mass layoff, or plant closing to affected employees, representatives, any state dislocated worker unit and local government officials, or any other Governmental Authority.

3.12 Information Supplied. The information supplied by Parent and Merger Sub for inclusion in the Joint Proxy Statement and the Registration Statement will not, (a) in the case of the Registration Statement, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, and (b) in the case of the Joint Proxy Statement, as of the date the Joint Proxy Statement is first mailed to the shareholders of the Company and the stockholders of Parent, and at the time of the Company Shareholders’ Meeting and Parent Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders’ Meeting or Parent Stockholders’ Meeting that has become false or misleading. Notwithstanding the foregoing sentence, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its Representatives for inclusion in any of the foregoing documents. The information supplied by Parent for inclusion in the Joint Proxy Statement and Registration Statement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder.

3.13 Property and Leases.

(a) Parent or one of the Parent Subsidiaries owns, and has good title to, each of the tangible assets reflected as owned by Parent or the Parent Subsidiaries on the 2011 Parent Balance Sheet that are material to Parent and the Parent Subsidiaries, taken as a whole (except for tangible assets sold or disposed of since that date in the ordinary course of business), free of any Liens other than Permitted Liens. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, all of the machinery, equipment and other tangible personal property and assets owned or used by Parent and the Parent Subsidiaries are usable in the ordinary course of business and are reasonably adequate and suitable for the uses to which they are being put.

(b) Section 3.13(b) of the Parent Disclosure Schedule sets forth a complete and accurate list of all real property owned by Parent or any of the Parent Subsidiaries (“Parent Owned Real Property”). Except as disclosed in Section 3.13(b) of the Parent Disclosure Schedule, none of the Parent Owned Real Property is subject to any leases, tenancies or occupancies other than that of Parent or the Parent Subsidiaries. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, all of the buildings, fixtures and other improvements located on the Parent Owned Real Property are adequate and suitable for the purpose of conducting Parent’s business as presently conducted.

(c) Section 3.13(c)(1) of the Parent Disclosure Schedule sets forth a complete and accurate list of all leases greater than 5,000 square feet to which Parent or any Parent Subsidiary is a party, as lessee (“Parent

Real Property Leases”). Section 3.13(c)(2) of the Parent Disclosure Schedule sets forth a complete and accurate list of all subleases with respect to Parent Real Property Leases. All of the fixtures and other improvements located on the premises subject to the Parent Real Property Leases are adequate and suitable for the purpose of conducting Parent’s business as presently conducted.

(d) Section 3.13(d) of the Parent Disclosure Schedule sets forth a complete and accurate list of any alterations, construction, or other works of improvement that were commenced prior to the date hereof and are not substantially complete as of the date hereof or that were substantially completed within the one hundred eighty (180) days immediately preceding the date hereof, which alterations, construction or other works of improvement were undertaken by Parent or any Parent Subsidiary at any Parent Owned Real Property or premises subject to a Parent Real Property Lease to the extent the aggregate cost of each such alteration, construction or other work of improvement (with respect to each Parent Owned Real Property or premises subject to a Parent Real Property Lease) exceeds $1,000,000 (“Parent Construction Work”). All (i) inspections, permits or other approvals required from any Governmental Authority in connection with any Parent Construction Work, to the knowledge of Parent, and except as would not result in a Parent Material Adverse Effect, individually or in the aggregate, have been obtained or will be obtained in the ordinary course of business, and (ii) payments in connection with any Parent Construction Work have been duly made and satisfied in full to the extent such amounts are due and payable, except those in the absence of which would not individually or in the aggregate have a Parent Material Adverse Effect.

3.14 Intellectual Property.

(a) A true and correct list of Parent Registered Intellectual Property that are Patents or Patent applications and a true and correct list in all material respects of all other Parent Registered Intellectual Property has been provided to the Company by Parent prior to the date hereof.

(b) To the knowledge of Parent, all of the Parent Owned Intellectual Property, including each item of Parent Registered Intellectual Property, is wholly and exclusively owned by Parent or a Parent Subsidiary free and clear of all Liens (other than (i) processes that were co-developed with Third Parties that are not material, individually or in the aggregate, to Parent or any Parent Subsidiary, (ii) Parent Outbound License Agreements, (iii) outbound nonexclusive licenses entered into in the ordinary course of business and (iv) Parent Immaterial Trademark Licenses).

(c) Parent or a Parent Subsidiary owns or otherwise has a valid right to use the Intellectual Property and Software embedded within the Parent Products, including all Parent owned Source Code. The foregoing representation and warranty is not intended to be a representation regarding the absence of infringement or misappropriation, which is addressed in Section 3.14(f) below.

(d) Section 3.14(d) of the Parent Disclosure Schedule lists all Contracts to which Parent or any Parent Subsidiary is a party (other than Parent Outbound License Agreements, inter-company agreements, outbound nonexclusive licenses entered into in the ordinary course of business, Parent Immaterial Trademark Licenses and confidentiality agreements which do not separately license any Intellectual Property but allow disclosure and use of confidential information) pursuant to which (i) any person is authorized to use or is granted any right in or to any material Parent Owned Intellectual Property or (ii) to the knowledge of Parent, Parent or any Parent Subsidiary has agreed to any restriction, still in effect as of the date of this Agreement, on the right of Parent or any Parent Subsidiary to enforce any Intellectual Property rights.

(e) To the knowledge of Parent, neither Parent nor any of the Parent Subsidiaries is in breach of any of the material terms or conditions of any license to any Third Party Intellectual Property (including any Open Source Materials).

(f) To Parent’s knowledge, the operation by Parent and the Parent Subsidiaries of their business, including the design, development, use, import, export, manufacture, licensing, sale or other disposition of the Parent Products does not (i) infringe or misappropriate the Intellectual Property rights of any person, or (ii) constitute unfair competition or trade practices under applicable Laws. Neither Parent nor any Parent

Subsidiary has received any written notice from any person within the past five (5) years (x) claiming that such operation, or any Parent Product (A) infringes or misappropriates the Intellectual Property rights of any person, or (B) constitutes unfair competition or trade practices under the applicable Laws, or (y) suggesting that a license to Third Party Intellectual Property is required in connection with operation by Parent and the Parent Subsidiaries of their business or in connection with any Parent Product.

(g) Each material item of the Parent Registered Intellectual Property (other than applications for Company Registered Intellectual Property) is (i) to the knowledge of Parent, valid and (ii) subsisting.

(h) Neither Parent nor any Parent Subsidiary has, to the knowledge of Parent, received any written notice within the past five (5) years directed to Parent or any Parent Subsidiary of any Dispute with respect to any Parent Owned Intellectual Property and/or any Intellectual Property or Software material to, embodied in or incorporated within any Parent Product. To the knowledge of Parent, no Dispute has been threatened within the past five (5) years with respect to any Parent Owned Intellectual Property. Since January 1, 2007, neither Parent nor any Parent Subsidiary has sent any written notice to any Third Party challenging the legality, validity, enforceability or ownership of the Third Party’s Intellectual Property.

(i) To Parent’s knowledge, none of Parent or any Parent Subsidiary has disclosed or delivered to any Third Party (other than escrow agents pursuant to the Contracts set forth in Section 3.14(i) of the Parent Disclosure Schedule), or permitted the disclosure or delivery by any escrow agent or other Third Party to any Third Party, any Parent owned Source Code owned by Parent or any Parent Subsidiary. To the knowledge of Parent, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, require the disclosure or delivery by Parent, any Parent Subsidiary or any escrow agent or other Third Party to any Third Party of any Parent Source Code owned by Parent or any Parent Subsidiary. Neither the execution of this Agreement nor the consummation of the Merger or any of the other transactions contemplated hereby, in and of itself, would reasonably be expected to result in the release of any Parent Source Code from escrow.

(j) Parent and each Parent Subsidiary has taken commercially reasonable measures to protect Parent’s or such Parent Subsidiary’s rights in the Trade Secrets owned by Parent or such Parent Subsidiary, and for any Trade Secrets owned by any other person that have been provided to Parent or such Parent Subsidiary under Contract, and to the knowledge of Parent, Parent and such Parent Subsidiaries are not in material breach of the terms of such Contract with respect to the confidentiality of such Trade Secrets. Parent and each Parent Subsidiary has and uses commercially reasonable measures to enforce a policy requiring all employees, consultants and contractors of Parent and each Parent Subsidiary to execute Intellectual Property assignment and confidentiality agreements for the benefit of Parent or such Parent Subsidiary.

(k) To the knowledge of Parent, none of the Parent Owned Intellectual Property material to any Parent Products was developed by, or using grants or any other subsidies from, any Governmental Authority or any university, and no government funding, facilities, educational institution or government research center was used in the development of the Parent Owned Intellectual Property that is material to any Parent Products.

(l) To the knowledge of Parent and except as disclosed to Parent prior to the date of this Agreement, neither Parent nor any Parent Subsidiary is subject to any agreement with any standards body or other similar entity that would obligate Parent or any Parent Subsidiary to grant licenses or rights to or otherwise impair its control, enforcement or use of any Parent Owned Intellectual Property.

(m) To the knowledge of Parent, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, will, under any Contract to which Parent or any Parent Subsidiary is bound, result in Parent, Merger Sub, the Surviving Corporation, the Company or any Company Subsidiary, being (i) bound by or subject to any obligation, including the granting of any right or negative covenant, in each case with respect to Intellectual Property, which Parent or any Parent Subsidiary was not bound by or subject to prior to the Closing, or (ii) obligated to pay any royalties, honoraria, fees or other payments to any person, with respect to Intellectual Property, in excess of those payable by Parent or any Parent Subsidiary prior to the Closing.

3.15 Taxes.

(a) Except as set forth in Section 3.15(a) of the Parent Disclosure Schedule, each of Parent and the Parent Subsidiaries has filed all material Tax Returns that it was required to file under applicable Laws. All such Tax Returns were correct and complete in all material respects, and all Taxes shown on any such Tax Returns have been paid. There are no Liens for Taxes (other than Permitted Liens) upon any material assets of Parent or any of the Parent Subsidiaries.

(b) Section 3.15(b) of the Parent Disclosure Schedule lists all federal, state, local and non-U.S. Tax Returns that currently are the subject of audit. Parent has made available to the Company correct and complete copies of all material examination reports and statements of deficiencies assessed against, or agreed to by Parent and any of the Parent Subsidiaries since January 1, 2008. Except as set forth in Section 3.15(b) of the Parent Disclosure Schedule, neither Parent nor any of the Parent Subsidiaries has waived any statutes of limitations in respect of Taxes, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period has not yet expired.

(c) None of Parent or any of the Parent Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(d) Neither Parent nor any Parent Subsidiary is a party to or bound by any Tax allocation, indemnification or sharing agreement (other than indemnification agreements or similar arrangements with directors and executive officers).

(e) Neither Parent nor any Parent Subsidiary has engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011 4(b)(2) or Treasury Regulations Section 301.6111-2(b)(2).

(f) Parent does not know of any reason why the representation letters of Parent and Merger Sub that are described in Section 5.17 cannot be delivered to Jones Day, counsel to Parent, and Morrison & Foerster LLP, counsel to the Company, for purposes of their Tax opinions, described in Section 6.2(e) and Section 6.3(e), to the effect that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and each of Parent, the Company and Merger Sub will be a party to that reorganization within the meaning of Section 368(b) of the Code.

3.16 Environmental Matters. (a) Parent and each Parent Subsidiary is, and has at all times been, in compliance in all material respects with all applicable Environmental Laws, (b) to the knowledge of Parent, none of the properties currently owned, leased or operated by Parent or any Parent Subsidiary (including soils and surface and ground waters) are contaminated with any Hazardous Substance above cleanup levels established by Governmental Authorities pursuant to Environmental Laws and require remediation, (c) since January 1, 2009, neither Parent nor any Parent Subsidiary has received any written notice, letter or request for information stating that it may be liable under any contract, or pursuant to Environmental Law, for any contamination by Hazardous Substances at any site containing Hazardous Substances, and (d) Parent and each Parent Subsidiary possesses and is in compliance in all material respects with all material Environmental Permits and (i) such operations are in compliance in all material respects with applicable Environmental Permits; (ii) all such Environmental Permits are in full force and effect in all material respects; (iii) no suspension or cancellation of any of the Environmental Permits is pending or, to the knowledge of Parent, threatened; and (iv) no such suspension or cancellation of such Environmental Permits will result from the transactions contemplated by this Agreement. Except for contracts entered into in the ordinary course of business, to the knowledge of Parent, neither Parent nor any Parent Subsidiary has entered into any agreement (other than Parent Real Property Leases) that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or Hazardous Substances. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no material claim, suit or proceeding arising under or pursuant to Environmental Laws is pending, or to the knowledge of Parent, threatened in writing against Parent or any of its Parent Subsidiaries. No condition exists on any property, currently or formerly, owned or operated by Parent or any of its Parent Subsidiaries that has given rise to, or would reasonably be expected to give rise to, any liability or obligation under Environmental Laws, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The parties hereto agree that the representations and warranties contained in this Section 3.16 (Environmental Matters) are the only representations and warranties in this Agreement which relate to environmental and occupational health and safety matters, including Environmental Laws, Hazardous Substances and Environmental Permits.

3.17 Material Contracts.

(a) Section 3.17(a) of the Parent Disclosure Schedule lists the following respective Contracts in effect as of the date hereof (together with all amendments and supplements) to which Parent or any Parent Subsidiary is a party, or by which any property or asset of Parent or any Parent Subsidiary is bound or affected (other than any “material contract” (as such term is used in Item 601(b)(10) of Regulation S-K of the SEC) that is filed as an exhibit to Parent SEC Reports prior to the date hereof), such Contracts as are required to be set forth in Section 3.17(a) of the Parent Disclosure Schedule and any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) collectively being, the “Parent Material Contracts”:

(i) other than leases of real property, Contracts with suppliers and the Parent Plans set forth in Section 3.10(a) of the Parent Disclosure Schedule, each Contract that (A) provides for payment obligations of more than $1,000,000, in the aggregate, during the fiscal year ending June 24, 2012, or (B) provides for payment obligations of more than $2,000,000, in the aggregate, over the remaining term of such Contract, and that, in either case, cannot be canceled by Parent or any Parent Subsidiary upon ninety (90) days or less notice without material liability to Parent or any Parent Subsidiary;

(ii) (A) all revenue-generating Contracts other than purchase orders issued in the ordinary course of business that were entered into after January 1, 2009 or were entered into before January 1, 2009 and remain in effect with the five (5) largest customers of Parent or the Parent Subsidiaries (determined on the basis of revenues received by Parent or the Parent Subsidiaries in the fiscal year ended June 26, 2011 and that have material, known, unfulfilled obligations on behalf of the customer), and (B) the five (5) largest revenue generating Contracts (determined on the basis of revenue received by Parent or the Parent Subsidiaries in the fiscal year ended June 26, 2011);

(iii) all Contracts that were entered into after January 1, 2009 or were entered into before January 1, 2009 and remain in effect with the twenty (20) largest suppliers to Parent or the Parent Subsidiaries (determined on the basis of amounts paid by Parent or any of its Subsidiaries in the fiscal year ended June 26, 2011 and that have material, known, unfulfilled obligations on behalf of the supplier), indicating each such supplier that is a sole-source supplier to Parent or any Parent Subsidiary;

(iv) other than the Parent Plans set forth in Section 3.10(a) of the Parent Disclosure Schedule, Contracts with employees in substantially the form of the standard forms made available by Parent or Merger Sub to the Company and any “at-will” employment contracts that do not contain severance rights, (A) all U.S. employment Contracts of those employees and managers that receive from Parent or any Parent Subsidiary annual base compensation in excess of $250,000, and (B) all individual consulting Contracts for those consultants that receive from Parent or any Parent Subsidiary annual compensation in excess of $250,000 (provided, that references to such Contracts have been made completely anonymous for those employees, managers or consultants based in jurisdictions where this is required under applicable data privacy/protection Laws);

(v) all Contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of Parent or a Parent Subsidiary, or income or revenues related to any product of Parent or a Parent Subsidiary where such payments are expected to exceed $500,000 in the 12 month period following the date hereof;

(vi) other than leases of real property, all Contracts that grant a right of first refusal, first offer or similar right, in each case, that is material to Parent and the Parent Subsidiaries, taken as a whole;

(vii) all Contracts that limit or purport to limit the ability of Parent or any Parent Subsidiary, or, upon consummation of the Merger, the Company or any Company Subsidiaries, to compete with any person or entity, in any geographic area or during any period of time;

(viii) other than in the ordinary course, any Contract relating to the disposition or acquisition by Parent or any Parent Subsidiary of assets or equity ownership interests for consideration in excess of $10,000,000 that contain ongoing obligations that are material to Parent and the Parent Subsidiaries, taken as a whole;

(ix) any mortgages, indentures, guarantees, loans, credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case, in excess of $5,000,000, other than (A) accounts receivables and payables, and (B) loans to or guarantees for direct or indirect wholly owned Parent Subsidiaries, in each case, in the ordinary course of business consistent with past practice;

(x) each “material contract” (as such term is used in Item 601(b)(10) of Regulation S-K of the SEC) executed on or prior to the date hereof that is anticipated to be filed (or required to be filed) pursuant to Item 601(b)(10) of Regulation S-K with Parent’s next periodic report under the Exchange Act;

(xi) other than leases of real property, all Contracts providing for (A) indemnification (including with respect to Intellectual Property rights) or (B) any material guaranty of Third Party obligations, in each of the foregoing cases except for those entered into in the ordinary course of business (including those in connection with Parent Outbound License Agreements);

(xii) all Contracts relating to revenue or profit-sharing joint ventures (whether in partnership, limited liability company or other organizational form);

(xiii) all Contracts with any Governmental Authority (other than ordinary course customer Contracts providing for payments below $1,000,000 and pursuant to which the counterparty does not have any rights to Parent’s or the Parent Subsidiaries’ products or services or Parent Intellectual Property rights other than its rights to use the products or services sold under such Contract as a customer); and

(xiv) all Contracts entered into in the last five (5) years in connection with the settlement or other resolution of any legal action that has any material continuing obligation, liability or restriction on the part of Parent or the Parent Subsidiaries.

(b) Except as would not have, individually or in the aggregate, reasonably be expected to be material to Parent and the Parent Subsidiaries taken as a whole or any line of business of Parent or any Parent Subsidiary, (i) each Parent Material Contract is a legal, valid and binding agreement and is in full force and effect and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to, or affecting the rights and remedies of creditors generally), (ii) Parent or the Parent Subsidiary, as applicable, is not in default under any Parent Material Contract, has not committed or failed to perform any act that, with or without notice, lapse of time, or both, would constitute a default under the Parent Material Contract, and (iii) to the knowledge of Parent, no other party is in breach or violation of, or default under, any Parent Material Contract. Parent has made available to the Company true and complete copies of all Parent Material Contracts, including any material amendments and supplements thereto.

3.18 NASDAQ. Parent is in material compliance with the applicable criteria for continued listing of the Parent Shares on the NASDAQ, including all applicable corporate governance rules and regulations.

3.19 Insurance.

(a) Parent and each Parent Subsidiary are, and continually since the later of January 1, 2009 or the date of acquisition by Parent with respect to any Parent Subsidiary have been, insured against such losses and risks and in such amounts as are customary in the businesses in which they are engaged, except where the failure to be so insured would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, with respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (ii) neither Parent nor any Parent Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice or both), and (iii) to the knowledge of Parent, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

(c) Other than with respect to any Parent Plans set forth in Section 3.10(a) pursuant to which benefits are provided through insurance contracts, at no time subsequent to the later of January 1, 2009 or the date of acquisition by Parent with respect to any Parent Subsidiary has Parent or any Parent Subsidiary been denied any insurance or indemnity bond coverage, except as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

3.20 Brokers and Expenses. No agent, broker, finder or investment banker (other than the Parent Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

3.21 Certain Business Practices.

(a) To the knowledge of Parent, since January 1, 2009, neither Parent, any Parent Subsidiary nor to the knowledge of Parent, any director, officer, employee or agent of Parent or any Parent Subsidiary acting on behalf of Parent or any Parent Subsidiary has (i) used any Parent funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, or (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended or any comparable Law.

(b) To the knowledge of Parent, since January 1, 2009, Parent and each Parent Subsidiary have conducted their export transactions in accordance in all material respects with applicable provisions of U.S. export Laws, and other export Laws of the countries where it conducts business. Without limiting the foregoing:

(i) to the knowledge of Parent, Parent and each Parent Subsidiary have obtained all export licenses and other approvals required for their exports of products, software and technologies from the U.S., except as would not result in a liability that is material to Parent and the Parent Subsidiaries, taken as a whole; and

(ii) to the knowledge of Parent, Parent and each Parent Subsidiary are in compliance in all material respects with the terms of such applicable export licenses or other approvals.

3.22 Affiliate Transactions. Other than compensation payable to officers and directors and employee expense reimbursement obligations and except to the extent not required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act, there are no existing contracts, transactions, indebtedness or other arrangements between Parent or any Parent Subsidiary, on the one hand, and any of the directors, officers or other affiliates of Parent and the Parent Subsidiaries, which are not themselves Parent or a Parent Subsidiary, on the other hand.

3.23 Vote Required. The Required Parent Vote is the only vote of the holders of any class or series of Parent’s capital stock necessary to adopt this Agreement or approve the Merger.

3.24 Opinion of Financial Advisor. Prior to the execution of this Agreement, the board of directors of Parent received an opinion from Goldman, Sachs & Co. (the “Parent Financial Advisor”) to the effect that, as of the date hereof and based upon and subject to the various qualifications and assumptions set forth therein, the Exchange Ratio pursuant to this Agreement is fair to Parent from a financial point of view. Parent will make available to the Company a copy of the written opinion promptly following the execution of this Agreement for informational purposes only.

3.25 Merger Sub. All of the outstanding capital stock of Merger Sub is owned directly by Parent. Except for obligations or liabilities incurred in connection with its incorporation or organization or the consummation of this Agreement and the Merger, Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any Contracts or arrangements with any person or entity.

3.26 Ownership of Company Capital Stock. Neither Parent, Merger Sub, nor any entity controlled, directly or indirectly through any person or persons, by Parent (other than any Parent Plans) beneficially owns any Company Shares.

4.	CONDUCT OF BUSINESS PENDING THE MERGER

4.1 Conduct of the Business of the Company Pending the Merger. Between the date of this Agreement and the earlier to occur of the Effective Time and the termination of this Agreement in accordance with its terms, except as (x) contemplated or permitted by this Agreement or required by Law or Order or the terms of any Company Plans or Contracts existing on the date hereof, (y) set forth in Section 4.1 of the Company Disclosure Schedule or (z) consented to by Parent (which consent will not be unreasonably withheld, conditioned or delayed), (i) the Company will, and will cause each Company Subsidiary to, use commercially reasonable efforts to carry on its business in the ordinary course of business, in a manner consistent with past practice, and (ii) the Company will use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers and key employees of the Company and the Company Subsidiaries and to preserve the material current relationships of the Company and the Company Subsidiaries with their material customers, suppliers, distributors, resellers, and other persons with which the Company or any Company Subsidiary has business relations. In addition, and not in limitation of the foregoing, except as (x) contemplated or permitted by this Agreement or required by Law or Order or the terms of any Company Plans or Contracts existing on the date hereof or entered into after the date hereof in compliance with this Agreement, (y) set forth in Section 4.1 of the Company Disclosure Schedule or (z) consented to by Parent (which consent will not be unreasonably withheld, conditioned or delayed), neither the Company nor any Company Subsidiary will, between the date of this Agreement and the earlier to occur of the Effective Time and the termination of this Agreement in accordance with its terms, directly or indirectly, do, or propose to do, any of the following:

(a) amend or otherwise change its Articles of Incorporation or Bylaws or equivalent organizational documents;

(b) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest and including any Company Equity Rights or voting securities), of the Company or any Company Subsidiary, except (i) for the issuance of Company Shares pursuant to exercises of the Company Stock Options, or the vesting or settlement of Company Equity Rights, outstanding on the date hereof or granted after the date hereof in compliance with this Agreement, in each case, in accordance with the terms of those Company Stock Options or Company Equity Rights, and (ii) as otherwise set forth in Section 4.1(b) of the Company Disclosure Schedule;

(c) merge or consolidate with any person or transfer, lease, sell, pledge, license, or dispose of any assets or properties of the Company or any Company Subsidiary that are material to the Company and the Company Subsidiaries, taken as a whole, except for the sale of inventory in the ordinary course of business and in a manner consistent with past practice;

(d) declare or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than dividends or distributions made by a Company Subsidiary to the Company or another wholly owned Company Subsidiary);

(e) reclassify, combine, split, subdivide or redeem, or otherwise acquire, directly or indirectly, any of its capital stock, except for Tax withholdings and exercise price settlements upon exercise of Company Options or with respect to Company Equity Rights in the ordinary course of business;

(f) (i) acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), any corporation, partnership, other business organization or any division thereof or any other business, or any equity interest in any person or any material amount (individually or collectively) of assets for consideration in excess of $10,000,000 individually or $20,000,000 in the aggregate, (ii) incur any indebtedness for borrowed money or issue any debt securities, or assume, guarantee or endorse, or otherwise become responsible for (contingently or otherwise), the obligations of any person, in excess of $5,000,000 individually or $10,000,000 in the aggregate, except for debt incurred in the ordinary course of business under letters of credit, lines of credit or other credit facilities in effect on the date hereof or issuances or repayment of commercial paper in the ordinary course of business, (iii) make any loans, advances or capital contributions in excess of $5,000,000 individually or $10,000,000 in the aggregate, except (x) to the Company or any wholly owned Company Subsidiary or (y) for employee loans or advances for travel expenses and extended payment terms for customers, in each case subject to applicable Law and only in the ordinary course of business, (iv) incur or commit to incur any capital expenditures or other expenditures for the Company and the Company Subsidiaries except as set forth in Section 4.1(f)(iv) of the Company Disclosure Schedule, or (v) make or direct to be made any capital investments or equity investments in any entity, other than investments in any wholly owned Company Subsidiary, (vi) cancel or forgive any indebtedness owed to the Company or any Company Subsidiary, or (vii) enter into or amend any Contract with respect to any matter set forth in this Section 4.1(f);

(g) (i) increase the compensation payable or to become payable (including bonus grants) to its directors, officers, or other employees other than as set forth in Section 4.1(g) of the Company Disclosure Schedule, (ii) increase or accelerate the vesting of any benefits provided, or pay or award any payment or benefit not required as of the date hereof, by a Company Plan as existing on the date hereof, to its directors, officers, or other employees, (iii) except as required by Law or required pursuant to an agreement or Company policy existing as of the date hereof, grant any severance or termination pay or benefits to, or enter into any severance, retention, change in control, consulting or termination Contract with, any director, officer, other employee or other service providers of the Company or of any Company Subsidiary, other than offer letters, employment agreements or individual consulting agreements entered into in the ordinary course of business, and (iv) establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, performance stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, Contract, trust, fund, policy or arrangement for the benefit of any director, officer or employee or other service providers;

(h) hire any person for employment with the Company or any Company Subsidiary at a level of Vice President or higher (provided, that the Company and the Company Subsidiaries may hire any person for employment at the Vice President level to fill any currently existing Vice President position that becomes vacant after the date hereof);

(i) (i) commence, implement or effect any material organizational restructuring of the Company or any Company Subsidiary or (ii) reassign the responsibilities of any employee at a level of Vice President or higher in any material respect; provided the Company or any Company Subsidiary may terminate any employee for cause or non-performance of material duties;

(j) announce, implement or effect any reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or any Company Subsidiary, other than routine employee terminations;

(k) other than reasonable actions in the ordinary course of business and consistent with past practice or except as may be required as a result of a change in applicable Law or GAAP, make any material change with respect to accounting policies or procedures (including procedures with respect to the payment of accounts payable, collection of accounts receivable and the revaluation of any assets);

(l) change any Tax election, file any amended Tax return, settle any Tax Claim or assessment relating to the Company or any Company Subsidiary, or consent to any extension or waiver of the limitation period applicable to any Tax Claim or assessment relating to the Company or any Company Subsidiary, if such election, filing, change, settlement, consent or other action would have the effect of materially increasing the Tax liability of the Company or any Company Subsidiary for any period in excess of the reserve made by the Company or such Company Subsidiary with respect to such Tax liability as of the date of this Agreement;

(m) commence any Action in excess of $ 1,000,000 against any person other than (i) for the routine collection of accounts receivable, (ii) in such cases where it in good faith determines that failure to commence suit could result in the impairment of a valuable aspect of its business, provided that it consults with Parent prior to the filing of such suit, or (iii) for a breach of this Agreement; provided, that for purposes of this Section 4.1(m), the filing of any counterclaim in an Action either in existence as of the date of this Agreement or brought thereafter by any person will not be deemed to be the commencement of an Action;

(n) settle, pay, discharge or satisfy any Actions, Claims or liabilities other than (i) the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the 2011 Company Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice, or (ii) those that do not involve the payment of money in excess of $2,500,000 in the aggregate or are covered by existing insurance policies;

(o) other than in the ordinary course of business consistent with past practice (except as otherwise prohibited in the other subclauses of this Section 4.1), (i) enter into any Contract or amendment that would be a Company Material Contract, (ii) amend, modify or consent to the termination of any Company Material Contract in a manner that would materially and adversely affect the Company and the Company Subsidiaries, in the aggregate, or (iii) waive, release, relinquish or assign any Company Material Contract (or any of the Company’s or any Company Subsidiary’s rights thereunder), right or claim; provided, however, that subject to Section 5.20, neither the Company nor any Company Subsidiary may under any circumstance waive or release any of its rights under any confidentiality and/or standstill agreement to which it is a party that relate to the potential acquisition of equity securities of the Company or any of the Company Subsidiaries;

(p) enter into any Contracts under which the Company or any Company Subsidiary grants or agrees to grant to any Third Party any assignment, license, covenant, release, immunity or other right with respect to any Intellectual Property rights (other than Company Outbound License Agreements in the ordinary course of business consistent with past practice);

(q) enter into or amend any Contract pursuant to which any other party is granted, or that otherwise constrains or subjects the Company or any Company Subsidiary or Parent or any of its Subsidiaries to, any non-competition, “most-favored nation,” exclusive marketing or other exclusive rights of any type or scope or that otherwise restricts in a material respect the Company or any Company Subsidiary or, upon completion of the Merger, Parent or any of its subsidiaries, from engaging or competing in any material line of business, in any location; or enter into Contract with respect to joint ventures or strategic alliances;

(r) take any action that would be reasonably expected to result in any of the conditions set forth in Article 6 (Conditions to the Merger) not being satisfied or that would impair the ability of the Company to consummate the Merger in accordance with the terms hereof or materially delay such consummation; or

(s) announce an intention to enter into, or enter into any Contract or otherwise make a commitment to do any of the foregoing.

4.2 Conduct of the Business of Parent and Merger Sub Pending the Merger. Between the date of this Agreement and the earlier to occur of the Effective Time and the termination of this Agreement in accordance with its terms, except as (x) contemplated or permitted by this Agreement or required by Law or Order or the terms of any Parent Plans or Contracts existing on the date hereof, (y) set forth in Section 4.2 of the Parent Disclosure Schedule or (z) consented to by the Company (which consent will not be unreasonably withheld, conditioned or delayed), (i) Parent will, and will cause each Parent Subsidiary to, use commercially reasonable efforts to carry on its business in the ordinary course of business, in a manner consistent with past practice, and (ii) Parent will use its commercially reasonable efforts to preserve substantially intact the business organization of Parent and the Parent Subsidiaries, to keep available the services of the current officers and key employees of Parent and the Parent Subsidiaries and to preserve the material current relationships of Parent and the Parent Subsidiaries with their material customers, suppliers, distributors, resellers, and other persons with which Parent or any Parent Subsidiary has business relations. In addition, and not in limitation of the foregoing, except as (x) contemplated or permitted by this Agreement or required by Law or Order or the terms of any Parent Plans or Contracts existing on the date hereof or entered into after the date hereof in compliance with this Agreement, (y) set forth in Section 4.2 of the Parent Disclosure Schedule or (z) consented to by the Company (which consent will not be unreasonably withheld, conditioned or delayed), neither Parent nor any Parent Subsidiary will, between the date of this Agreement and the earlier to occur of the Effective Time and the termination of this Agreement in accordance with its terms, directly or indirectly, do, or propose to do, any of the following:

(a) amend or otherwise change its Charter Documents;

(b) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock of Parent or any Parent Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest and including any Parent Equity Rights or voting securities), of Parent or any Parent Subsidiary, except for (i) the issuance of Parent Shares pursuant to exercises of Parent Stock Options, or the vesting or settlement of Parent Equity Rights, outstanding on the date hereof or granted after the date hereof in compliance with this Agreement, in each case, in accordance with the terms of those Parent Stock Options or Parent Equity Rights, and (ii) the issuance of Parent Stock Options and Parent Equity Rights in the ordinary course of business;

(c) merge or consolidate with any person or transfer, lease, sell, pledge, license, or dispose of any assets or properties of Parent or any Parent Subsidiary that are material to Parent and the Parent Subsidiaries, taken as a whole, except in the ordinary course of business and in a manner consistent with past practice;

(d) declare or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than dividends or distributions made by a Parent Subsidiary to Parent or another wholly owned Parent Subsidiary), provided, that nothing in this Agreement will prevent Parent from repurchasing or redeeming any of its capital stock;

(e) reclassify, combine, split or subdivide any of its capital stock, except for repurchases or redemptions of its capital stock;

(f) (i) acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), any corporation, partnership, other business organization or any division thereof or any other business, or any equity interest in any person or any material amount (individually or collectively) of assets for consideration in excess of $25,000,000 individually or $50,000,000 in the aggregate, (ii) make any loans, advances or capital contributions in excess of $10,000,000 individually or $20,000,000 in the aggregate, except (x) to Parent or any wholly owned Parent Subsidiary or (y) for employee loans or advances for travel expenses and extended payment terms for customers, in each case subject to applicable Law and only in the ordinary course of business, (iii) other than in the ordinary course of business, incur or commit to incur any capital expenditures or other expenditures for Parent and the Parent Subsidiaries in the aggregate in excess of $25,000,000, or (iv) cancel or forgive any indebtedness owed to Parent or any Parent Subsidiary, or (v) enter into or amend any Contract with respect to any matter set forth in this Section 4.2(f);

(g) other than in the ordinary course of business, increase the compensation payable or to become payable (including bonus grants) to its directors, officers, or other employees;

(h) other than reasonable actions in the ordinary course of business and consistent with past practice or except as may be required as a result of a change in applicable Law or GAAP, make any material change with respect to accounting policies or procedures (including procedures with respect to the payment of accounts payable, collection of accounts receivable and the revaluation of any assets);

(i) change any Tax election, file any amended Tax return, settle any Tax Claim or assessment relating to Parent or any Parent Subsidiary, or consent to any extension or waiver of the limitation period applicable to any Tax Claim or assessment relating to Parent or any Parent Subsidiary, if such election, filing, change, settlement, consent or other action would have the effect of materially increasing the Tax liability of Parent or any Parent Subsidiary for any period in excess of the reserve made by Parent or such Parent Subsidiary with respect to such Tax liability as of the date of this Agreement;

(j) commence any Action in excess of $2,000,000 against any person other than (i) for the routine collection of accounts receivable, (ii) in such cases where it in good faith determines that failure to commence suit could result in the impairment of a valuable aspect of its business, provided that it consults with the Company prior to the filing of such suit, or (iii) for a breach of this Agreement; provided, that for purposes of this Section 4.2(j), the filing of any counterclaim in an Action either in existence as of the date of this Agreement or brought thereafter by any person will not be deemed to be the commencement of an Action;

(k) enter into any Contracts under which Parent or any Parent Subsidiary grants or agrees to grant to any Third Party any assignment, license, covenant, release, immunity or other right with respect to any Intellectual Property rights (other than Parent Outbound License Agreements in the ordinary course of business consistent with past practice);

(l) take any action that would be reasonably expected to result in any of the conditions set forth in Article 6 (Conditions to the Merger) not being satisfied or that would impair the ability of Parent to consummate the Merger in accordance with the terms hereof or materially delay such consummation; or

(m) announce an intention to enter into, or enter into any Contract or otherwise make a commitment to do any of the foregoing.

5.	ADDITIONAL AGREEMENTS

5.1 Joint Proxy Statement; Registration Statement; Shareholders’ Meetings.

(a) Promptly after the execution of this Agreement, Parent and the Company will jointly prepare and file with the SEC a joint proxy statement to be sent to the shareholders of the Company and the stockholders of Parent (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and Parent will prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included. Parent and the Company will use their respective reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Parent and the Company and each of their affiliates will promptly provide all information concerning such entity to the other, and provide such other assistance as may be reasonably requested in connection with the preparation, filing, and distribution of the Registration Statement and Joint Proxy Statement. The Registration Statement and Joint Proxy Statement will include all information reasonably requested by such other party to be included therein. Each of Parent and the Company will use their reasonable best efforts to keep the Registration Statement effective as long as is necessary to consummate the Merger and the Transactions.

(b) Parent and the Company will promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Registration Statement or Joint Proxy Statement and will provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand. Parent and the Company will use reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Registration Statement or Joint Proxy Statement. Notwithstanding the foregoing and subject to the penultimate sentence of Section 5.1(c), prior to filing the Registration Statement or mailing the Joint Proxy

Statement or responding to any comments of the SEC with respect thereto, Parent and the Company (i) will provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response), and (ii) will include in such document or response all comments reasonably proposed by the other. Parent will advise the Company, promptly after receipt of notice thereof, of the time of effectiveness of the Registration Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Parent Shares constituting Merger Consideration for offering or sale in any jurisdiction, and Parent and the Company will use reasonable best efforts to have any such stop order or suspension lifted, reversed, or otherwise terminated. Parent will also use commercially reasonable efforts to take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” laws, and the rules and regulations thereunder in connection with the Merger and the issuance of the Merger Consideration.

(c) If, prior to the Effective Time, any event occurs with respect to the Company, any Company Subsidiary, Parent, or Merger Sub, or any change occurs with respect to other information included in the Registration Statement or the Joint Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Registration Statement or the Joint Proxy Statement, the Company or Parent, as applicable, will promptly notify the other party of such event, and the Company and Parent will cooperate, in good faith, in the prompt filing with the SEC of any necessary amendment or supplement to the Registration Statement and the Joint Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s shareholders or the Parent’s stockholders, as applicable. Each party will provide the other with reasonable opportunity to review and comment on information required to be included in the Joint Proxy Statement (including any amendments or supplements thereto); provided, that in the event of a Company Change in Recommendation in accordance with Section 5.3(b) or a Parent Change in Recommendation in accordance with Section 5.4(b) or a Company Acquisition Proposal or Parent Acquisition Proposal, each party will only be provided with the reasonable opportunity to review (and not comment on) the information relating to the Company Change in Recommendation, Parent Change in Recommendation, Company Acquisition Proposal or Parent Acquisition Proposal, as applicable. Nothing in this Section 5.1(c) will limit the obligations of any party under Section 5.1(a).

(d) Unless this Agreement is terminated in accordance with Section 7.1 (Termination), the Company will take all action reasonably necessary in accordance with applicable Law or Order and the Company’s Articles of Incorporation and Bylaws, (i) to duly call, give notice of, convene and hold a special meeting of its shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act for the purpose of considering the approval of the Merger and this Agreement and the principal terms thereof in accordance with the CCC (the “Company Shareholders’ Meeting”), and (ii) unless the Company Board has effected a Company Change in Recommendation in accordance with Section 5.3(b), (x) include in the Joint Proxy Statement the Company Board Recommendation, and (y) use its reasonable best efforts to solicit from the shareholders of the Company proxies in favor of the approval of the Merger and this Agreement and the principal terms thereof and secure the vote or consent of the Company’s shareholders as required by the rules of NASDAQ, the CCC or other applicable Law to effect the Merger. The Company and Parent will cooperate in good faith to jointly agree upon a date on which both the Company Shareholders’ Meeting and the Parent Stockholders’ Meeting will be held, it being agreed that such date will be the same date for both meetings, and to the extent that the Company postpones or adjourns its Company Shareholders’ Meeting or Parent postpones or adjourns its Parent Stockholders’ Meeting, as permitted by Section 5.1(d) or Section 5.1(e), the Parent or the Company, respectively, may also postpone or adjourn its meeting to permit both meetings to occur on the same date. The Company will not postpone or adjourn the Company Shareholders’ Meeting without the prior written consent of Parent; provided, however, nothing in this Section 5.1(d) will prevent the Company from postponing or adjourning the Company Shareholders’ Meeting if (A) there are holders of insufficient Company Shares present or represented by a proxy at the Company Shareholders’ Meeting to constitute a quorum at the Company Shareholders’ Meeting, (B) the Company is required to postpone or adjourn the Company Shareholders’

Meeting by applicable Law or Order or a request from the SEC or its staff, (C) the Company Board has determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Shareholders’ Meeting, including in order to (1) give shareholders of the Company sufficient time to evaluate any information or disclosure that the Company has sent to its shareholders or otherwise made available to its shareholders by issuing a press release, filing materials with the SEC or otherwise (including in connection with any Company Change in Recommendation), or (2) to enable additional time to solicit proxies from shareholders of the Company, or (D) Parent has postponed or adjourned the Parent Stockholders’ Meeting. At the Company Shareholders’ Meeting, Parent and Merger Sub will cause all Company Shares then owned by them and their subsidiaries to be voted in favor of the approval the Merger, the Transactions and this Agreement and the principal terms thereof. The approval of the Merger and this Agreement and the principal terms thereof, the advisory vote on Golden Parachute Compensation (pursuant to Rule 14a-21 under the Exchange Act), and adjournment of the Company Shareholders’ Meeting, as necessary, to solicit additional proxies if there are insufficient votes in favor of the approval of the Merger and this Agreement and the principal terms thereof will be the only matters that the Company will propose to be acted on by the Company’s shareholders at the Company Shareholders’ Meeting unless otherwise approved in writing by Parent.

(e) Unless this Agreement is terminated in accordance with Section 7.1 (Termination), Parent will take all action reasonably necessary in accordance with applicable Law or Order and Parent’s Charter Documents (i) to duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act for the purpose of considering the issuance of Parent Shares in the Merger as contemplated by this Agreement (the “Parent Stockholders’ Meeting”), and (ii) unless the Parent Board has effected a Parent Change in Recommendation in accordance with Section 5.4(b), (x) include in the Joint Proxy Statement the Parent Board Recommendation, and (y) use its reasonable best efforts to solicit from the stockholders of Parent proxies in favor of the issuance of Parent Shares in the Merger as contemplated by this Agreement and to secure the vote or consent of Parent’s stockholders as required by the rules of NASDAQ, the DGCL or other applicable Law to effect the Merger. Parent and the Company will cooperate in good faith to jointly agree upon a date on which both the Company Shareholders’ Meeting and the Parent Stockholders’ Meeting will be held, it being agreed that such date will be the same date for both meetings, and to the extent that the Company postpones or adjourns its Company Shareholders’ Meeting or Parent postpones or adjourns its Parent Stockholders’ Meeting, as permitted by Section 5.1(d) or Section 5.1(e), Parent or the Company, respectively, may also postpone or adjourn its meeting to permit both meetings to occur on the same date. Parent will not postpone or adjourn the Parent Stockholders’ Meeting without the prior written consent of the Company; provided, however, nothing in this Section 5.1(e) will prevent Parent from postponing or adjourning the Parent Stockholders’ Meeting if (A) there are holders of insufficient Parent Shares present or represented by a proxy at the Parent Stockholders’ Meeting to constitute a quorum at the Parent Stockholders’ Meeting, (B) Parent is required to postpone or adjourn the Parent Stockholders’ Meeting by applicable Law or Order or a request from the SEC or its staff, (C) the Parent Board has determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Parent Stockholders’ Meeting, including in order to (1) give stockholders of Parent sufficient time to evaluate any information or disclosure that Parent has sent to its stockholders or otherwise made available to its stockholders by issuing a press release, filing materials with the SEC or otherwise (including in connection with any Parent Change in Recommendation), or (2) to enable additional time to solicit proxies from stockholders of Parent, or (D) the Company has postponed or adjourned the Company Shareholders’ Meeting. The issuance of Parent Shares in the Merger as contemplated by this Agreement and adjournment of the Parent Stockholders’ Meeting, as necessary, to solicit additional proxies if there are insufficient votes in favor of the issuance of Parent Shares in the Merger as contemplated by this Agreement will be the only matters that Parent will propose to be acted on by Parent’s stockholders at the Parent Stockholders’ Meeting unless otherwise approved in writing by the Company.

5.2 Access to Information; Confidentiality.

(a) From the date hereof until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with its terms, the Company and Parent and Merger Sub (each party when providing access to information or materials hereunder being the “Disclosing Party” and when receiving information or materials hereunder being the “Receiving Party”) will, and will cause its subsidiaries and Representatives to, afford the Representatives of the Receiving Party reasonable access during normal business hours upon reasonable advance notice to the officers, employees, properties, offices, plants and other facilities, books and records of the Receiving Party, and will furnish the Receiving Party with such financial, operating and other data and information (including the work papers of the Disclosing Party’s accountants, subject to the prior consent of such accountants) as the Receiving Party, through their Representatives, may reasonably request, as long as these actions are in compliance with all applicable data privacy/protection Laws; provided, however, that the Disclosing Party may restrict or otherwise prohibit access to any documents or information to the extent that (i) any applicable Laws requires the Disclosing Party to restrict or otherwise prohibit access to such documents or information, (ii) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, or (iii) access to a Contract to which the Disclosing Party or any of its subsidiaries is a party or otherwise bound would violate or cause a default under, or give a Third Party the right terminate or accelerate the rights under, such Contract; and provided further, that nothing in this Section 5.2 (Access to Information; Confidentiality) or elsewhere in this Agreement will be construed to require the Disclosing Party or its Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 5.2 (Access to Information; Confidentiality) will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Disclosing Party and its subsidiaries or create a risk of damage or destruction to any property or assets of the Disclosing Party or any of its subsidiaries. Any access to the Disclosing Party’s properties will be subject to the Disclosing Party’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing. Without limiting the foregoing, it is agreed that the Company will provide to Parent as promptly as practicable all documentation reasonably requested by Parent pertaining to the Company’s export classifications, including, but not limited to, the documentation set forth in Section 5.2(a) of the Parent Disclosure Schedule (which documentation will be provided by the Company to Parent no later than January 15, 2012).

(b) All information obtained by a Receiving Party pursuant to Section 5.2(a) will be held confidential in accordance with the confidentiality agreement, dated November 10, 2011 (the “Confidentiality Agreement”), between Parent and the Company.

(c) The Disclosing Party will consult with the Receiving Party in good faith on a regular basis as requested by the Receiving Party to report material operational developments, material changes in the status of relationships with material customers and potential customers, material changes in the status of ongoing operations and other material matters reasonably requested by the Receiving Party.

5.3 No Company Solicitation of Transactions.

(a) (i) Until the termination of this Agreement in accordance with the terms hereof, the Company will not, will cause the Company Subsidiaries not to, and will not authorize or knowingly permit its and the Company Subsidiaries’ respective Representatives to, directly or indirectly (x) solicit, initiate, knowingly encourage or knowingly facilitate any Company Acquisition Proposal or the making thereof, or (y) except as set forth in this Section 5.3 (No Company Solicitation of Transactions), enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish any non-public information to, any Third Party that is seeking to make, or has made any Company Acquisition Proposal. The Company immediately will, and will cause the Company Subsidiaries and will instruct each of their respective Representatives immediately to, cease any and all discussions or negotiations with any person contacted heretofore with respect to any Company Acquisition Proposal.

(ii) Notwithstanding anything to the contrary in this Section 5.3 (No Company Solicitation of Transactions), prior to obtaining the Required Company Vote, in response to a bona fide, written Company Acquisition Proposal that was not solicited after the date hereof in breach of Section 5.3(a)(i) that the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) is, or is reasonably likely to lead to, a Company Superior Proposal, the Company may, subject to compliance with Section 5.3(b)(v), (x) furnish information regarding the Company and the Company Subsidiaries to the person making such Company Acquisition Proposal (and its Representatives) pursuant to a confidentiality agreement (which will permit the Company to comply with the terms of Section 5.3(b)(v)) containing confidentiality provisions not less restrictive to such person than the provisions of the Confidentiality Agreement are to Parent; provided that all such information has previously been made available to Parent or is made available to Parent prior to, or concurrent with, the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Company Acquisition Proposal (and its Representatives) regarding such Company Acquisition Proposal, and provided, the Company will not take any of the actions referred to in the foregoing clauses (x) and (y) unless the Company has notified Parent in writing that it intends to take such action.

(b) (i) Except as set forth in this Section 5.3 (No Company Solicitation of Transactions), until this Agreement is terminated in accordance with Section 7.1 (Termination), neither the Company Board nor any committee thereof will: (x) (A) fail to make, or withdraw, modify or amend, or publicly propose to withdraw, modify or amend, in any manner adverse to Parent or Merger Sub, the Company Board Recommendation, (B) fail to make a statement in opposition and recommend rejection to the Company’s shareholders of a tender or exchange offer of the Company’s securities initiated by a Third Party pursuant to Rule 14e-2 promulgated under the Securities Act within ten (10) business days after such tender or exchange offer has been published, sent or given by such Third Party, or (C) approve or recommend, or publicly propose to approve or recommend, any Company Acquisition Proposal (any of the foregoing in clauses (A)-(C), a “Company Change in Recommendation”), or (y) adopt or recommend, or publicly propose to adopt or recommend, or allow the Company or any Company Subsidiary to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract that constitutes a Company Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.3(a)).

(ii) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Required Company Vote, the Company Board may:

(A) in light of facts, events or circumstances that are first brought to the attention of the Company Board after the date hereof (a “Company Intervening Event”), make a Company Change in Recommendation if the Company Board has concluded in good faith (after consultation with its outside legal counsel) that, in light of the existence of such Company Intervening Event, the failure to make such Company Change in Recommendation would be reasonably likely to constitute a breach of its fiduciary duties to the Company’s shareholders under applicable Law; provided, however, that the Company Board will not be permitted to effect a Company Change in Recommendation pursuant to this Section 5.3(b)(ii)(A) with respect to or in connection with any Company Acquisition Proposal (which is covered by and solely subject in all respects to Section 5.3(b)(ii)(B)).

(B) in response to a bona fide, written Company Acquisition Proposal that was not solicited after the date hereof in breach of Section 5.3(a)(i) and that the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) constitutes a Company Superior Proposal, (x) make a Company Change in Recommendation if the Company Board has concluded in good faith (after consultation with its outside legal counsel) that, in light of the receipt of such Company Superior Proposal, the failure to make such Company Change in Recommendation would be reasonably likely to constitute a breach of its fiduciary duties to the Company’s shareholders under applicable Law, and/or (y) cause the Company to terminate this Agreement pursuant to Section 7.1(g) if the Company Board has concluded in good faith (after consultation with its outside legal counsel) that, in light of the receipt of such Company Superior Proposal, the failure to effect such termination would be reasonably likely to constitute a breach of its fiduciary duties to the Company’s shareholders under applicable Law.

(iii) The Company will not be entitled to exercise its right to make a Company Change in Recommendation pursuant to Section 5.3(b)(ii)(A) unless: (w) the Company has provided to Parent five (5) calendar days’ prior written notice that it intends to take such action, which notice will specify the basis upon which the Company Board intends to effect such Company Change in Recommendation; (x) the Company has, during such five (5) calendar day period, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement such that the Company Board no longer concludes that the failure to make such Company Change in Recommendation pursuant to Section 5.3(b)(ii)(A) would be reasonably likely to constitute a breach of its fiduciary duties to the Company’s shareholders under applicable Law; (y) the Company Board determines, in good faith after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, after reviewing any binding, written offer made by Parent during such five (5) calendar day period to amend this Agreement, that failure to effect such Company Change in Recommendation pursuant to Section 5.3(b)(ii)(A) would be reasonably likely to constitute a breach of its fiduciary duties to the Company’s shareholders under applicable Law; and (z) at the end of such five (5) calendar day period, the Company Board determines, in good faith, that failure to make such Company Change in Recommendation pursuant to Section 5.3(b)(ii)(A) would be reasonably likely to constitute a breach of its fiduciary duties to the Company’s shareholders under applicable Law.

(iv) The Company will not be entitled to exercise its right to make a Company Change in Recommendation pursuant to Section 5.3(b)(ii)(B) or terminate this Agreement pursuant to Section 7.1(g), and any purported termination pursuant to Section 5.3(b)(ii)(B) and Section 7.1(g) will be void and of no force or effect, unless:

(A) the Company has provided to Parent five (5) calendar days (such five (5) day period, the “Initial Matching Period”) prior written notice that it intends to take such action (a “Notice of Designated Company Superior Proposal”), which notice will describe the terms and conditions of any Company Superior Proposal that is the basis of the proposed action by the Company Board (a “Designated Company Superior Proposal”) and attach the most current form or draft of any written agreement providing for the transaction contemplated by such Designated Company Superior Proposal (it being understood and agreed that any subsequent amendment to the financial terms or any other material term of a Company Superior Proposal will require the Company to provide Parent a new Notice of Designated Company Superior Proposal (the “Company Amendment Notice”));

(B) the Company has during such Initial Matching Period or, as it relates to a Company Amendment Notice, a three (3) calendar day period (such three (3) day period, the “Subsequent Matching Period”), as applicable, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that the Company Acquisition Proposal that was determined to constitute a Company Superior Proposal no longer is a Company Superior Proposal; and

(C) at the end of such Initial Matching Period or Subsequent Matching Period, as applicable, such Company Acquisition Proposal has not been withdrawn and the Company Board determines, in good faith, that such Company Acquisition Proposal continues to constitute a Company Superior Proposal (taking into account any changes to the terms of this Agreement agreed to or proposed in a written, binding and irrevocable offer by Parent in response to a Notice of Designated Company Superior Proposal, as a result of the negotiations required by Section 5.3(b)(iv)(B) or otherwise).

(v) The Company will promptly (and in any event within twenty-four (24) hours of learning of the relevant information) advise Parent orally and in writing of the receipt of any Company Acquisition Proposal, including the identity of the person making such Company Acquisition Proposal and the material terms and conditions of such Company Acquisition Proposal (including any changes thereto) and attaching a copy of any such written Company Acquisition Proposal, or if such Company Acquisition Proposal is provided orally to the Company, the Company will summarize in writing the terms and conditions of such Company Acquisition Proposal. The Company will keep Parent reasonably informed of the status and material details (including any material change or proposed material change to the terms thereof) of any Company Acquisition Proposal. The Company will provide Parent with twenty-four (24) hours prior notice (or such lesser prior notice as is provided to the members of the Company Board) of any meeting of the Company Board at which the Company Board is expected to consider any Company Acquisition Proposal.

(c) Nothing contained in this Section 5.3 (No Company Solicitation of Transactions) will prohibit the Company or the Company Board from (i) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement required under Rule 14d-9 under the Exchange Act; provided, that any such disclosure, other than a “stop, look and listen” communication of the type contemplated by Section 14d-9(f) of the Exchange Act, or any substantially similar communication, will be deemed to be a Company Change in Recommendation unless the Company Board expressly publicly reaffirms the Company Board Recommendation and rejects the applicable tender or exchange offer in such communication, and (ii) making any disclosure to its shareholders that the Company Board has determined in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be reasonably likely to constitute a breach of its fiduciary duties to the Company’s shareholders under applicable Law; provided that the Company will not make any disclosure that would amount to a withdrawal, modification, qualification or amendment of the Company Board Recommendation other than pursuant to Section 5.3(b).

5.4 No Parent Solicitation of Transactions.

(a) (i) Until the termination of this Agreement in accordance with the terms hereof, Parent will not, will cause the Parent Subsidiaries not to, and will not authorize or knowingly permit its and the Parent Subsidiaries’ respective Representatives to, directly or indirectly (x) solicit, initiate, knowingly encourage or knowingly facilitate any Parent Acquisition Proposal or the making thereof, or (y) except as set forth in this Section 5.4 (No Parent Solicitation of Transactions), enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish any non-public information to, any Third Party that is seeking to make, or has made any Parent Acquisition Proposal. Parent immediately will, and will cause the Parent Subsidiaries and will instruct each of their respective Representatives immediately to, cease any and all discussions or negotiations with any person contacted heretofore with respect to any Parent Acquisition Proposal.

(ii) Notwithstanding anything to the contrary in this Section 5.4 (No Parent Solicitation of Transactions), prior to obtaining the Required Parent Vote, in response to a bona fide, written Parent Acquisition Proposal that was not solicited after the date hereof in breach of Section 5.4(a)(i) that the Parent Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) is, or is reasonably likely to lead to, a Parent Superior Proposal, Parent may, subject to compliance with Section 5.4(b)(v), (x) furnish information regarding Parent and the Parent Subsidiaries to the person making such Parent Acquisition Proposal (and its Representatives) pursuant to a confidentiality agreement (which will permit Parent to comply with the terms of Section 5.4(b)(v)) containing confidentiality provisions not less restrictive to such person than the provisions of the Confidentiality Agreement are to the Company; provided that all such information has previously been made available to the Company or is made available to the Company prior to, or concurrent with, the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Parent Acquisition Proposal (and its Representatives) regarding such

Parent Acquisition Proposal, and provided, Parent will not take any of the actions referred to in the foregoing clauses (x) and (y) unless Parent has notified the Company in writing that it intends to take such action.

(b) (i) Except as set forth in this Section 5.4 (No Parent Solicitation of Transactions), until this Agreement is terminated in accordance with Section 7.1 (Termination), neither the Parent Board nor any committee thereof will: (x) (A) fail to make, or withdraw, modify or amend, or publicly propose to withdraw, modify or amend, in any manner adverse to the Company, the Parent Board Recommendation, (B) fail to make a statement in opposition and recommend rejection to Parent’s stockholders of a tender or exchange offer of Parent’s securities initiated by a Third Party pursuant to Rule 14e-2 promulgated under the Securities Act within ten (10) business days after such tender or exchange offer has been published, sent or given by such Third Party, or (C) approve or recommend, or publicly propose to approve or recommend, any Parent Acquisition Proposal (any of the foregoing in clauses (A)-(C), a “Parent Change in Recommendation”), or (y) adopt or recommend, or publicly propose to adopt or recommend, or allow Parent or any Parent Subsidiary to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract that constitutes a Parent Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.4(a)).

(ii) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Required Parent Vote, the Parent Board may:

(A) in light of facts, events or circumstances that are first brought to the attention of the Parent Board after the date hereof (a “Parent Intervening Event”), make a Parent Change in Recommendation if the Parent Board has concluded in good faith (after consultation with its outside legal counsel) that, in light of the existence of such Parent Intervening Event, the failure to make such Parent Change in Recommendation would be reasonably likely to constitute a breach of its fiduciary duties to Parent’s stockholders under applicable Law; provided, however, that the Parent Board will not be permitted to effect a Parent Change in Recommendation pursuant to this Section 5.4(b)(ii)(A) with respect to or in connection with any Parent Acquisition Proposal (which will be covered by and solely subject in all respects to Section 5.4(b)(ii)(B)).

(B) in response to a bona fide, written Parent Acquisition Proposal that was not solicited after the date hereof in breach of Section 5.4(a)(i) and that the Parent Board determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) constitutes a Parent Superior Proposal, (x) make a Parent Change in Recommendation if the Parent Board has concluded in good faith (after consultation with its outside legal counsel) that, in light of the receipt of such Parent Superior Proposal, the failure to make such Parent Change in Recommendation would be reasonably likely to constitute a breach of its fiduciary duties to Parent’s stockholders under applicable Law, and/or (y) cause Parent to terminate this Agreement pursuant to Section 7.1(i) if the Parent Board has concluded in good faith (after consultation with its outside legal counsel) that, in light of the receipt of such Parent Superior Proposal, the failure to effect such termination would be reasonably likely to constitute a breach of its fiduciary duties to Parent’s stockholders under applicable Law.

(iii) Parent will not be entitled to exercise its right to make a Parent Change in Recommendation pursuant to Section 5.4(b)(ii)(A) unless: (w) Parent has provided to the Company five (5) calendar days’ prior written notice that it intends to take such action, which notice will specify the basis upon which the Parent Board intends to effect such Parent Change in Recommendation; (x) Parent has, during such five (5) calendar day period, if requested by the Company, engaged in good faith negotiations with the Company to amend this Agreement such that the Parent Board no longer concludes that the failure to make such Parent Change in Recommendation pursuant to Section 5.4(b)(ii)(A) would be reasonably likely to constitute a breach of its fiduciary duties to Parent’s stockholders under applicable Law, (y) the Parent Board determines, in good faith after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, after reviewing any binding, written offer made by the Company during such five (5) calendar day period to amend this Agreement, that failure to effect such Parent Change in Recommendation pursuant to Section 5.4(b)(ii)(A) would be reasonably likely to constitute a breach of its fiduciary duties to the Company’s shareholders under applicable Law; and (z) at the end of such five (5) calendar day period, the Parent Board determines, in good faith, that failure to make such Parent Change in Recommendation pursuant to Section 5.4(b)(ii)(A) would be reasonably likely to constitute a breach of its fiduciary duties to Parent’s stockholders under applicable Law.

(iv) Parent will not be entitled to exercise its right to make a Parent Change in Recommendation pursuant to Section 5.4(b)(ii)(B) or terminate this Agreement pursuant to Section 7.1(i), and any purported termination pursuant to Section 5.4(b)(ii)(B) will be void and of no force or effect, unless:

(A) Parent has provided to the Company prior written notice that it intends to take such action and that the Initial Matching Period has commenced (a “Notice of Designated Parent Superior Proposal”), which notice will describe the terms and conditions of any Parent Superior Proposal that is the basis of the proposed action by the Parent Board (a “Designated Parent Superior Proposal”) and attach the most current form or draft of any written agreement providing for the transaction contemplated by such Designated Parent Superior Proposal (it being understood and agreed that any subsequent amendment to the financial terms or any other material term of a Parent Superior Proposal will require Parent to provide the Company a new Notice of Designated Parent Superior Proposal (the “Parent Amendment Notice”));

(B) Parent has during such Initial Matching Period or, as relates it to a Parent Amendment Notice, the Subsequent Matching Period, as applicable, if requested by the Company, engaged in good faith negotiations with the Company to amend this Agreement in such a manner that Parent Acquisition Proposal that was determined to constitute a Parent Superior Proposal no longer is a Parent Superior Proposal; and

(C) at the end of such Initial Matching Period or Subsequent Matching Period, as applicable, such Parent Acquisition Proposal has not been withdrawn and the Parent Board determines, in good faith, that such Parent Acquisition Proposal continues to constitute a Parent Superior Proposal (taking into account any changes to the terms of this Agreement agreed to or proposed in a written, binding and irrevocable offer by the Company in response to a Notice of Designated Parent Superior Proposal, as a result of the negotiations required by Section 5.4(b)(iv)(B) or otherwise).

(v) Parent will promptly (and in any event within twenty-four (24) hours of learning of the relevant information) advise the Company orally and in writing of the receipt of any Parent Acquisition Proposal, including the identity of the person making such Parent Acquisition Proposal and the material terms and conditions of such Parent Acquisition Proposal (including any changes thereto) and attaching a copy of any such written Parent Acquisition Proposal, or if such Parent Acquisition Proposal is provided orally to Parent, Parent will summarize in writing the terms and conditions of such Parent Acquisition Proposal. Parent will keep the Company reasonably informed of the status and material details (including any material change or proposed material change to the terms thereof) of any Parent Acquisition Proposal. Parent will provide the Company with twenty-four (24) hours prior notice (or such lesser prior notice as is provided to the members of the Parent Board) of any meeting of the Parent Board at which the Parent Board is expected to consider any Parent Acquisition Proposal.

(c) Nothing contained in this Section 5.4 (No Parent Solicitation of Transactions) will prohibit Parent or the Parent Board from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e 2(a) under the Exchange Act or making a statement required under Rule 14d 9 under the Exchange Act; provided, that any such disclosure, other than a “stop, look and listen” communication of the type contemplated by Section 14d 9(f) of the Exchange Act, or any substantially similar communication, will be deemed to be a Parent Change in Recommendation unless the Parent Board expressly publicly reaffirms the

Parent Board Recommendation and rejects the applicable tender or exchange offer in such communication, and (ii) making any disclosure to its stockholders that the Parent Board has determined in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be reasonably likely to constitute a breach of its fiduciary duties to Parent’s stockholders under applicable Law; provided that Parent will not make any disclosure that would amount to a withdrawal, modification, qualification or amendment of the Parent Board Recommendation other than pursuant to Section 5.4(b).

5.5 Employee Benefits Matters.

(a) From and after the Effective Time and until December 31, 2012, Parent (i) will not reduce the base compensation or incentive compensation opportunities of any Continuing Employee (provided that Parent or any Parent Subsidiary may terminate any Continuing Employee during such period for any reason, including, but not limited to, a termination without cause) and (ii) will cause the Surviving Corporation to maintain for the Continuing Employees each Company Plan that is an “employee benefit plan” within the meaning of and subject to Section 3(3) of ERISA (other than the 401(k) Plan) pursuant to its terms in effect immediately prior to the Effective Time, except to the extent any such plan must be amended to comply with applicable Law. In the event that the 401(k) Plan terminates prior to the Effective Time as contemplated in Section 5.5(e), at the Effective Time each Continuing Employee who is on United States payroll will be immediately eligible to participate in the Parent Plan that is intended to be qualified under Section 401(k) of the Code (“Parent 401(k) Plan”). Parent shall take all steps reasonably necessary to permit each Continuing Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code), including any rollovers of any outstanding loans from the 401(k) Plan, if any, to roll over such eligible rollover distribution as part of any lump sum distribution to the extent permitted by the 401(k) Plan into an account under the Parent 401(k) Plan.

(b) From and after the Effective Time and until December 31, 2012, Parent will, and will cause the Surviving Corporation to, honor in accordance with its terms (as in effect on the date of this Agreement), the Novellus Systems, Inc. Rule of 70 Accelerated Stock Vesting Retirement Plan; provided, further, that the foregoing shall not be construed to impact any equity award agreement that remains outstanding as of the date hereof and that includes express contractual benefits under such plan.

(c) To the extent that any Continuing Employee becomes a participant in any US Parent Plan after the Effective Time, Parent will, or will cause the Surviving Corporation to, recognize all service of such Continuing Employee with the Company or a Company Subsidiary, as the case may be, to the extent recognized by the Company or a Company Subsidiary (as well as service with any predecessor employer of the Company or any Company Subsidiary to the extent service with such predecessor employer is recognized by the Company or such Company Subsidiary) and reflected in the employment records of the Company or such Company Subsidiary, for vesting and eligibility purposes (but not for accrual purposes, except for vacation and severance, if applicable) in any US Parent Plan in which such Continuing Employees may be eligible to participate (in each case except to the extent such service credit would result in a duplication of benefits in any such US Parent Plan).

(d) To the extent not prohibited by an insurer or service provider under a US Parent Plan, Parent will waive, or cause to be waived, any pre-existing condition limitation, exclusions, actively-at-work requirements and waiting periods under any US Parent Plan in which the Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitation, exclusions, actively-at work requirements and waiting periods would have been applicable under the comparable Company Plan immediately prior to the Effective Time.

(e) Prior to the Effective Time, the Company will take such actions as Parent may reasonably request so as to enable the Surviving Corporation to effect such actions relating to the 401(k) Plan of the Company (the “401(k) Plan”) as Parent may deem necessary or appropriate, including amending and/or terminating the 401(k) Plan prior to the Effective Time, subject to the terms of the 401(k) Plan and applicable Law and provided that such action does not preclude the immediate participation of the Continuing Employees in any successor plan; provided, however, that Parent must make any such request in writing and within ten (10) business days prior the Effective Time.

(f) This Section 5.5 will be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.5, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Section 5.5.

5.6 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, Parent will, or will cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable Law, each person who is now or was prior to the Effective Time an officer or director of the Company or the Company Subsidiaries and each person who is now or was prior to the Effective Time an employee or director of the Company or the Company Subsidiaries who served as a fiduciary under or with respect to any employee benefit plan of the Company or the Company Subsidiaries (within the meaning of and subject to Section 3(3) of ERISA) (each, an “Indemnified Person”) against any costs or expenses (including attorneys’ fees and disbursements), judgments, fines, losses, Claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Claim, action, suit, arbitration, proceeding or investigation, whether civil, criminal, administrative or investigative, in respect of, or arising out of, acts or omissions occurring, or alleged to have occurred, at or prior to the Effective Time, based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was an officer or director of the Company and the Company Subsidiaries, or a fiduciary under or with respect to any employee benefit plan of the Company or the Company Subsidiaries. In addition, Parent will, or will cause the Surviving Corporation to, advance, to the fullest extent permitted under applicable Law, prior to the final disposition of any actual or threatened Claim, action, suit, arbitration, proceeding or investigation for which indemnification may be sought under this Agreement, promptly following request by an Indemnified Person therefor, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) as incurred by such Indemnified Person in connection with any such Claim, action, suit, arbitration, proceeding or investigation upon Parent or the Surviving Corporation’s receipt of an undertaking by or on behalf of the Indemnified Person to repay such amount if it is ultimately determined by final judgment of a court of competent jurisdiction that the Indemnified Person is not entitled to be indemnified pursuant to this Section 5.6(a). In the event of any such action, Parent and the Surviving Corporation will cooperate with the Indemnified Person in the defense of any such action.

(b) Parent and Merger Sub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses), whether asserted or claimed prior to, at or after the Effective Time, in favor of any Indemnified Person as provided in the (i) Company’s Articles of Incorporation, (ii) the Company’s Bylaws, (iii) the respective comparable organizational documents of the Company Subsidiaries, and (iv) any indemnification or other agreements (clauses (i) through (iv), collectively, the “Indemnification Agreements”) of the Company or any Company Subsidiary (in the case of each such Indemnification Agreement, as in effect on the date of this Agreement) will survive the Merger and will continue in full force and effect in accordance with their terms until the expiration of the applicable statute of limitations with respect to any Claims or potential Claims against such directors, officers or employees arising out of such acts or omissions (and until such later date as such Claims and any proceedings arising therefrom are finally disposed of) or such later date as is provided pursuant to the terms thereof, and from and after the Effective Time Parent will comply with and honor, and will ensure that the Surviving Corporation complies with and honors, the foregoing obligations. From and after the Effective Time, Parent and the Surviving Corporation will not amend, repeal or otherwise modify the Company’s Articles of Incorporation, the Company’s Bylaws or the respective comparable organizational documents of the Company Subsidiaries in any manner that could reasonably be expected to adversely affect the rights thereunder of any such director, officer or employee with respect to their acts or omissions occurring at or prior to the Effective Time.

(c) For a period of not less than six (6) years after the Effective Time, Parent will, or will cause the Surviving Corporation to, provide officers’ and directors’ liability, fiduciary liability and similar insurance (collectively, “D&O Insurance”) in respect of acts or omissions occurring prior to the Effective Time covering each Indemnified Person covered, as of the date of this Agreement, by the Company’s D&O Insurance policies on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of this Agreement, as well as covering Claims brought against each Indemnified Person under ERISA; provided, that, in satisfying its obligations under this Section 5.6(c), Parent and the Surviving Corporation will not be obligated to pay annual premiums in excess of three hundred percent (300%) of the amount per annum the Company paid in its last full fiscal year, which amount the Company has disclosed to Parent prior to the date of this Agreement; provided, further, that if the annual premiums of such insurance coverage exceed such maximum amount, Parent will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such maximum amount. Notwithstanding the foregoing, at any time prior to the Effective Time, the Company will have the right, in its sole discretion, to purchase a “tail” directors’ and officers’ liability insurance policy, covering the same persons and providing the same terms with respect to coverage and amount as aforesaid, and that by its terms will provide coverage until the sixth (6th) anniversary of the Effective Time, and upon the purchase of such insurance, Parent’s and the Surviving Corporation’s obligations pursuant to the first sentence of this Section 5.6(c) will be deemed satisfied.

(d) Notwithstanding anything to the contrary set forth in this Section 5.6(d) or elsewhere in this Agreement, neither Parent nor any of its affiliates (including the Surviving Corporation) will settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Claim or Action for which indemnification may be sought by an Indemnified Person under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such Claim or Action and no Indemnified Person will be liable for any settlement effected without his or her express written consent. Each Indemnified Party will cooperate with Parent and the Surviving Corporation in the defense of any such Action, will furnish or cause to be furnished records, documents, information and testimony and will attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested by Parent in connection therewith.

(e) If Parent or the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, Parent and the Surviving Corporation will cause its successors and assigns to assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 5.6 (Directors’ and Officers’ Indemnification and Insurance).

(f) The rights of each Indemnified Person under this Section 5.6 (Directors’ and Officers’ Indemnification and Insurance) will survive consummation of the Merger and are intended to benefit, and be enforceable by, each Indemnified Person and their respective heirs and legal representatives. The rights provided for herein will not be deemed exclusive of any other rights to which an Indemnified Person is entitled, whether pursuant to Law, contract or otherwise.

5.7 Notification of Certain Matters.

(a) The Company will give prompt notice to Parent of (i) the Company’s becoming aware that any representation or warranty made by it in this Agreement is untrue or inaccurate, if and only to the extent that such untruth or inaccuracy would reasonably be expected to cause any of the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 6.2(a) to fail to be satisfied at the Closing, and (ii) any failure of the Company to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder, if and only to the extent that such failure would reasonably be expected to cause any of the conditions to the obligations of Parent and Merger Sub to consummate the

Merger set forth in Section 6.2(b) to fail to be satisfied at the Closing; provided, that the delivery of any notice pursuant to this Section 5.7(a) will not limit, or otherwise affect, the remedies available hereunder to the party receiving such notice.

(b) Parent will give prompt notice to the Company of (i) Parent’s becoming aware that any representation or warranty made by Parent or Merger Sub in this Agreement is untrue or inaccurate, if and only to the extent that such untruth or inaccuracy would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Merger set forth in Section 6.3(a) to fail to be satisfied at the Closing, and (ii) any failure of Parent or Merger Sub to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder, if and only to the extent that such failure would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Merger set forth in Section 6.3(b) to fail to be satisfied at the Closing; provided, that the delivery of any notice pursuant to this Section 5.7(b) will not limit, or otherwise affect, the remedies available hereunder to the party receiving such notice.

5.8 Litigation. In the event an Action related to this Agreement or the transactions contemplated hereby is brought, or threatened, by a Company shareholder against the Company and/or any director of the Company, the Company will have the right to control the defense of such litigation. Each party will promptly notify the other party of any Action related to this Agreement or the Transactions brought, or threatened, against it and/or any of its directors and will provide the other party with updates and such information as such other party will reasonably request with respect to the status of the litigation and discussions between the parties to such Action (unless the provision of such updates and information could reasonably be expected to result in a loss of attorney-client privilege). The Company will give Parent the opportunity to participate in the defense of and settlement discussions with respect to such Action and will not make any payment or settlement offer prior to the Effective Time with respect to any such Action unless Parent will have consented in writing to such payment or settlement, which consent will not be unreasonably withheld.

5.9 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, Parent and Merger Sub, on the one hand, and the Company, on the other hand, will take (or cause to be taken) all actions, and do (or cause to be done), and assist and cooperate with the other party or parties hereto in doing, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger, including: (i) using their respective reasonable best efforts to cause the conditions to the Merger set forth in Article 6 (Conditions to the Merger) to be satisfied; (ii) using their respective reasonable best efforts to obtain all actions or nonactions, consents, waivers, approvals, orders and authorizations from Governmental Authorities, give all notices to Governmental Authorities, and make all registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the Merger; and (iii) using their respective commercially reasonable efforts to obtain all consents, waivers and approvals under any Company Material Contracts in connection with this Agreement and the consummation of the Merger so as to maintain and preserve the benefits under such Company Material Contracts as of the consummation of the Merger; provided, however, that unless otherwise directed by Parent (which direction will not require payment to be made until at or after the Effective Time), the Company will not be required to pay any consent fee, “profit sharing” payment or other consideration (including increased rent payments), or provide additional security (including a guaranty) to any Third Party as a condition to receipt of any consent, waiver or approval from any party to any such Company Material Contract. In addition to the foregoing, neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, will take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, delaying or otherwise adversely affecting the consummation of the Merger or the ability of such party to fully perform its obligations under this Agreement.

5.10 Antitrust Filings and Approvals.

(a) As promptly as reasonably practicable following the execution of this Agreement, the parties will submit all merger notification filings, and all other documents and information to be filed in connection therewith, required under the HSR Act or the Antitrust Laws or merger notification regulations of the jurisdictions identified in Section 2.5 of the Company Disclosure Schedule (the “Merger Notification Filings”). The parties will submit all required Merger Notification Filings within thirty (30) business days of the signing of this Agreement, and the Company and Parent will each pay one-half of all applicable filing fees required in connection with such Merger Notification Filings. Each of Parent and the Company will:

(i) cooperate fully with each other and will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any Merger Notification Filings;

(ii) use its reasonable best efforts to respond promptly to and comply with any request for information regarding the Merger or Merger Notification Filings from any Governmental Authority charged with enforcing, applying, administering, or investigating any Antitrust Laws, including the Federal Trade Commission, the Department of Justice, any attorney general of any state of the United States, or any other competition authority of any jurisdiction (“Antitrust Authority”);

(iii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, any Antitrust Authority regarding the Merger, and any communication received or given in connection with any proceeding by a private party regarding the Merger, in each case in a manner that protects attorney-client or attorney work product privilege;

(iv) provide copies of any written communications received from or given to any Antitrust Authority unless prohibited by applicable Law; and

(v) permit the other party to review and incorporate the other party’s reasonable comments in any communication given by it to any Antitrust Authority or in connection with any proceeding by a private party related to Antitrust Laws with any other person, in each case regarding the Merger and in a manner that protects attorney-client or attorney work product privilege.

(b) Neither party will initiate, or participate in any meeting or discussion with any Antitrust Authority with respect to any Merger Notification Filings, applications, investigation, or other inquiry regarding the Merger without giving the other party reasonable prior notice of the meeting or discussion and, to the extent permitted by the relevant Antitrust Authority, the opportunity to attend and participate (which, at the request of either party, will be limited to outside antitrust counsel only); provided, however, that neither the Company nor Parent will engage in any substantive communication with any Antitrust Authority with respect to any proposed action specified in Section 5.10(e) without the consent of the other party. Subject to applicable Law and subject to all applicable privileges (including the attorney client privilege), Parent and the Company will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under any Antitrust Law. Parent or the Company may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other party as “outside counsel only.” Such materials and the information contained therein will be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials.

(c) Unless Parent and the Company agree otherwise and without limiting the obligations stated in Section 5.10(a) and Section 5.10(b), Parent will take any and all action necessary to (i) ensure (x) the prompt expiration of any applicable waiting period under any Antitrust Laws and (y) clearance or approval by any relevant Antitrust Authority, (ii) prevent the initiation of any lawsuit by any Antitrust Authority or Governmental Authority under any Antitrust Law, (iii) prevent the entry of any decree, decision, judgment, ruling, preliminary or permanent injunction, or any Order, Law, rule, regulation or other action that would enjoin or prohibit the consummation of Merger or make it unlawful, or (iv) ensure that no Antitrust Authority with the authority to clear, authorize or otherwise approve the consummation of the Merger, fails to do so by the Outside Date.

(d) The Company, Parent and Merger Sub and any of their respective affiliates will not take any action with the intention to or that could reasonably be expected to hinder or delay the obtaining of clearance or any necessary approval of any Antitrust Authority under any Antitrust Law, or the expiration of the required waiting period under any Antitrust Law. In addition, Parent and Merger Sub will not, and will not permit their respective subsidiaries to, acquire or agree to acquire any rights, assets, business, person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition, would reasonably be expected to materially increase the risk of not obtaining any applicable clearance, consent, approval or waiver under Antitrust Laws with respect to the Transactions.

(e) Notwithstanding anything to the contrary in this Agreement, neither Parent nor any of its Subsidiaries will be required to (i) license, divest, dispose of or hold separate any assets or businesses of Parent or the Company or any of their respective Subsidiaries or otherwise take or commit to take any action that limits in any manner its freedom of action with respect to, or its ability to retain, any of the assets or businesses of Parent or the Company or any of their respective Subsidiaries, or (ii) agree to or effect any license, divestiture, disposition or hold separate any business or take any other action or agree to any limitation that is not conditioned on the consummation of the Merger. The Company (x) will not take or agree to take any action identified in clause (i) or (ii) of the immediately preceding sentence without the prior written consent of Parent and (y) if so requested by Parent, will use reasonable best efforts to effect any license, divestiture, disposition or hold separate of any of the Company’s assets or businesses necessary to obtain clearances or approvals required for the Closing under the Antitrust Laws, provided that such action is conditioned on the consummation of the Merger.

5.11 Rule 16b-3. Prior to the Effective Time, (i) Parent will take such actions as may be required to cause the transactions contemplated by Section 1.7 (Company Stock Options; Company RSUs; Company PSUs; Company Restricted Stock) with respect to the assumption and conversion of any Company Stock Options, Company Equity Rights or other convertible securities by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, and (ii) the Company will take such actions as may be required to cause the transactions contemplated by Section 1.7 (Company Stock Options; Company RSUs; Company PSUs; Company Restricted Stock), and any other dispositions of equity securities (including derivative securities) of the Company by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.12 Delisting. Each party hereto agrees to cooperate with the other party in taking, or causing to be taken, all actions necessary to (i) delist the Company Shares from the NASDAQ and (ii) to terminate the registration of the Company Shares under the Exchange Act; provided, that such delisting or termination will not be effective until after the Effective Time.

5.13 Further Assurances. Each party hereto, at the reasonable request of another party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting the consummation of this Agreement and the Transactions.

5.14 Public Announcements. No press release or public announcement, statement or disclosure concerning the Merger will be issued by either party without the prior consent of the other party (which consent will not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by Law or Order, including the rules or regulations of any U.S. or non-U.S. securities exchange, in which case the party required to make the release or announcement will use its reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that the restrictions set forth in this Section 5.14 (Public Announcements) will not apply to any press release or public announcement, statement or disclosure made or proposed to be made by (a) the Company pursuant to Section 5.3(b) or Section 5.3(c), or (b) Parent pursuant to Section 5.4(b) or Section 5.4(c).

5.15 Transfer Taxes. Parent will pay all transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees incurred in connection with the Transactions, other than any such Taxes and fees imposed on holders of Company Shares as a result of the Transactions.

5.16 Senior Convertible Notes.

(a) The Company and, following the Effective Time, the Surviving Corporation, will comply with all of its obligations and duties under the terms of the Indenture governing the Company’s 2.625% Senior Convertible Notes due 2041 (the “Senior Convertible Notes”) dated as of May 10, 2011 (the “Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”).

(b) Parent will enter into a supplemental indenture in respect of the Senior Convertible Notes containing the provisions required by the Indenture, including a provision that, at the Effective Time, (i) each outstanding Senior Convertible Note will no longer be convertible into Company Shares and will be convertible solely into Parent Shares and cash, pursuant to, and in accordance with, the terms of the Indenture, and (ii) Parent assumes all of the obligations of the Company under the Senior Convertible Notes, any coupons appertaining thereto and the Indenture.

5.17 Qualification as a Reorganization. Parent, Merger Sub, and the Company will not take or cause to be taken any action that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. Each of Parent and the Company will use reasonable best efforts to obtain the Tax opinions described in Section 6.2(e) and Section 6.3(e) and similar Tax opinions dated the effective date of the Registration Statement. Officers of Parent, Merger Sub and the Company will use reasonable best efforts to deliver to Jones Day, counsel to Parent, and Morrison & Foerster LLP, counsel to the Company, customary representation letters of Parent, Merger Sub and Company for purposes of such Tax opinions, at such time or times as may be reasonably requested by such law firms, including the effective date of the Registration Statement and the Closing Date, except that neither Parent nor the Company will be obligated to deliver such letters if the proposed statements and representations set forth therein are not true, correct and complete in all material respects at such time.

5.18 Parent Governance Arrangements. Parent will complete the following actions as of, or immediately following, the Effective Time, as applicable:

(a) Parent—Directors. The Parent Board will appoint four (4) individuals who have been mutually designated by Parent and the Company to serve on the Parent Board.

(b) Parent—Chief Operating Officer. Parent will cause the individual set forth in Schedule 5.18(c) to be appointed the Chief Operating Officer of Parent.

5.19 Rule 144. Parent will deliver to the Company at least forty-five (45) days prior to the Closing Date a letter identifying all persons who, upon consummation of the Merger, may be deemed to be “affiliates” of Parent for purposes of Rule 144 of the rules and regulations promulgated under the Securities Act. The Company will use reasonable best efforts to cause each such person to deliver to Parent at least thirty (30) days prior to the Closing Date a written agreement substantially in the form attached as Exhibit D hereto.

5.20 Standstill Agreements; Confidentiality Agreements. During the period from the date of this Agreement through the Effective Time, neither the Company nor Parent will terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which the Company, Parent or any of their respective subsidiaries, as applicable, is a party, other than (a) the Confidentiality Agreement, pursuant to its terms or by written agreement of the parties thereto, (b) confidentiality agreements under which the Company or Parent, as applicable, does not provide any confidential information to third parties or (c) confidentiality agreements or standstill agreements that do not relate to the potential acquisition of equity securities of the Company, Parent or any of their respective subsidiaries, as applicable. During such period, the Company and Parent will enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

5.21 Transition. In order to facilitate an orderly transition of the management of the business of the Company and the Company Subsidiaries to Parent and in order to facilitate the integration of the operations of the Company and Parent and its subsidiaries and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to the realized by Parent and the Company as a result of the Merger, each party will cooperate and consult with the other in good faith on all strategic and operational matters to the extent such consultation is not in violation of applicable Law, including Laws regarding the exchange of information and other Laws regarding competition. Notwithstanding the foregoing, nothing contained in this Agreement will give any party, directly or indirectly, the right to control or direct the operations of any other party prior to the consummation of the Merger. Prior to the consummation of the Merger, each party will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

6.	CONDITIONS TO THE MERGER

6.1 Conditions to the Merger. The obligations of each party to effect the Merger will be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) Required Company Vote. The Required Company Vote will have been obtained by the Company in accordance with the CCC, rules and regulations of the NASDAQ and the Articles of Incorporation and Bylaws of the Company;

(b) Required Parent Vote. The Required Parent Vote will have been obtained by Parent in accordance with the DGCL, rules and regulations of the NASDAQ and the Charter Documents of Parent;

(c) No Order; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction preventing the consummation of the Merger will be in effect; nor will there be any Law enacted and enforced by any Governmental Authority (collectively, “Restraints”), preventing or prohibiting the consummation of the Merger or prohibiting or limiting the ownership or operation by Parent, Merger Sub, the Company or any of their respective Subsidiaries of any material portion of the business or assets of Parent, Merger Sub or the Company and their respective subsidiaries taken as a whole, or compelling the Company, Parent or Merger Sub and their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or Merger Sub and their respective Subsidiaries, taken as a whole, as a result of the Merger or the Transactions or which otherwise is reasonably likely to have or result in, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable; provided, however, that each of the parties will use its reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered;

(d) HSR and Other Antitrust Laws. All applicable waiting periods under the HSR Act will have expired or been terminated and all other required waiting periods, clearances, consents or approvals of any Governmental Authority applicable to the Merger under any applicable Antitrust Law set forth in Schedule 6.1(d) will have expired, been obtained or been terminated, as the case may be.

(e) Listing. The Parent Shares have been authorized for listing on the NASDAQ.

(f) Registration Statement. The Registration Statement has become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been initiated or threatened by the SEC.

6.2 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger will be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in (i) this Agreement (other than in Sections 2.3(a) and (d) (Capitalization), Section 2.4 (Authority Relative to

this Agreement), Section 2.20 (Brokers and Expenses), and Section 2.24 (Vote Required) (collectively, the “Company Specified Representations”) and Sections 2.3(b) and (c) (Capitalization)) will be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications contained therein) at and as of the Closing Date as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, that need only be true and correct as of such particular date or with respect to such specified period), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (ii) the Company Specified Representations will be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications contained therein) in all material respects at and as of the Closing Date as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, that need only be true and correct in all material respects as of such particular date or with respect to such specified period), and (iii) Section 2.3(b) and, to the extent that it relates to the number of Company Shares outstanding on a fully diluted basis, Section 2.3(c) will be true and correct other than an overstatement, as of the particular date contained in Section 2.3(b), that is not 500,000 Company Shares greater than the aggregate number of Company Shares on a fully diluted basis set forth in Section 2.3(b).

(b) Covenants. The Company will have complied with or performed, in all material respects, all covenants, obligations and agreements of the Company under this Agreement to be complied with or performed by it prior to the Effective Time.

(c) Certificate. The Company will have furnished Parent with a certificate signed on its behalf by the chief executive officer or chief financial officer of the Company to the effect that the conditions set forth in Sections 6.2(a), (b), and (d) are satisfied.

(d) Company Material Adverse Effect. No Company Material Adverse Effect has occurred since the date of this Agreement and is continuing.

(e) Tax Opinion. Parent has received the opinion of Jones Day, counsel to Parent, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, (i) the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) each of Parent, the Company and Merger Sub will be a party to that reorganization within the meaning of Section 368(b) of the Code, which opinion will be dated on the Closing Date. In rendering such opinion, Jones Day may require and will be entitled to rely upon customary representations of Parent, Merger Sub and the Company.

(f) Dissenter Rights. If the Dissenting Threshold is met, (i) the number of Dissenting Shares does not exceed ten percent (10%) of the outstanding Company Shares and (ii) the product of (x) the Company Pre-Announcement Price minus the Applicable Parent Stock Price multiplied by (y) the number of Dissenting Shares does not exceed $25,000,000.

6.3 Additional Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger will be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in (i) this Agreement (other than in Sections 3.3(a) and (d) (Capitalization), Section 3.4 (Authority Relative to this Agreement), Section 3.20 (Brokers and Expenses), and Section 3.23 (Vote Required) (collectively, the “Parent Specified Representations”) and Sections 3.3(b) and (c) (Capitalization)) will be true and correct (without giving effect to any materiality or Parent Material Adverse Effect qualifications contained therein) at and as of the Closing Date as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, that need only be true and correct as of such particular date or with respect to such specified period), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (ii) the Parent Specified Representations will be true and correct (without giving effect to any materiality or Parent Material Adverse Effect qualifications contained therein) in all material respects at and as of the Closing Date as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, that need only be true and correct in all material respects as of such particular date or with respect to such specified period), and (iii) Section 3.3(b) and, to the extent that it relates to the number of Parent Shares outstanding on a fully diluted basis, Section 3.3(c) will be true and correct other than an overstatement, as of the particular date contained in Section 3.3(b), that is not 500,000 Parent Shares greater than the aggregate number of Parent Shares on a fully diluted basis set forth in Section 3.3(b).

(b) Covenants. Parent and Merger Sub will have complied with or performed, in all material respects, all covenants, obligations and agreements of Parent and Merger Sub under this Agreement to be complied with or performed by them on or prior to the Closing Date.

(c) Certificate. Parent and Merger Sub will have furnished the Company with a certificate signed on their behalf by the chief executive officers or chief financial officers of Parent and Merger Sub to the effect that the conditions set forth in Sections 6.3(a), (b) and (d) are satisfied.

(d) Parent Material Adverse Effect. No Parent Material Adverse Effect has occurred since the date of this Agreement and is continuing.

(e) Tax Opinion. The Company has received the opinion of Morrison & Foerster LLP, counsel to the Company, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, (i) the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) each of Parent, the Company and Merger Sub will be a party to that reorganization within the meaning of Section 368(b) of the Code, which opinion will be dated on the Closing Date. In rendering such opinion, Morrison & Foerster LLP may require and will be entitled to rely upon customary representations of Parent, Merger Sub and the Company.

7.	TERMINATION

7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to (x) the Effective Time, for Sections 7.1(a) through (e), (j) and (k), notwithstanding any requisite adoption of this Agreement by the shareholders of the Company or the stockholders of Parent, (y) obtaining the Required Company Vote, for Section 7.1(f) and (g), and (z) obtaining the Required Parent Vote, for Section 7.1(h) and (i):

(a) By mutual written consent of Parent and the Company; or

(b) By either Parent or the Company, if:

(i) the Merger has not been consummated by June 30, 2012; provided, however, that if the Closing has not occurred by June 30, 2012, but on such date, all conditions to Closing, other than the condition set forth in Section 6.1(d), have been satisfied (or are then capable of being satisfied) or waived in writing, then neither party is permitted to terminate this Agreement pursuant to this Section 7.1(b)(i) until September 30, 2012 (the “Outside Date”); provided, further, that the right to terminate this Agreement under this Section 7.1(b)(i) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Outside Date; or

(ii) any Governmental Authority in any jurisdiction has (x) enacted, issued or promulgated any Law that makes consummation of the Merger illegal or otherwise prohibited, or (y) issued or entered any Order that enjoins Parent and the Company from consummating the Merger and such injunction, order, decree or ruling has become final and non-appealable; provided, that the right to terminate this

Agreement under this Section 7.1(b)(ii) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, such enactment, issuance or enforcement by such Governmental Authority; or

(c) By either Parent or the Company if (i) the Required Company Vote has not been obtained at the Company Shareholders’ Meeting (giving effect to any adjournment or postponement thereof) at which a vote is taken on this Agreement, or (ii) the Required Parent Vote has not been obtained at the Parent Stockholders’ Meeting (giving effect to any adjournment or postponement thereof) at which a vote is taken on this Agreement; or

(d) By either Parent or Merger Sub, if (i) Parent and Merger Sub are not then in material breach of this Agreement, and (ii) there is an inaccuracy in the Company’s representations herein, or a breach by the Company of its covenants herein (other than Section 5.3), in either case such that the conditions set forth in Sections 6.2(a) or (b) would fail to be satisfied, and such inaccuracy or breach is not cured within thirty (30) days after notice thereof; or

(e) By the Company, if (i) the Company is not then in material breach of this Agreement and (ii) there is an inaccuracy in the representations of Parent and Merger Sub herein, or a breach by Parent and Merger Sub of their covenants herein (other than Section 5.4), in either case such that the conditions set forth in Sections 6.3(a) or (b) would fail to be satisfied, and such inaccuracy or breach is not cured within thirty (30) days after notice thereof; or

(f) By either Parent or Merger Sub if, after the date hereof and prior to the Effective Time, any of the following has occurred: (i) the Company Board or any committee thereof has made a Company Change in Recommendation contemplated by Section 5.3(b)(ii), (ii) the Company has failed to include the Company Board Recommendation in the Joint Proxy Statement, or (iii) the Company has failed to make a statement in opposition and recommend rejection to the Company’s shareholders of a tender or exchange offer of the Company’s securities initiated by a Third Party pursuant to Rule 14e-2 promulgated under the Securities Act within ten (10) business days after such tender or exchange offer has been published, sent or given by such Third Party; or

(g) By the Company, in order to enter into an agreement with respect to a Company Superior Proposal in accordance with Section 5.3(b)(ii)(B)(y); provided, however, that substantially concurrent with the termination of this Agreement by the Company pursuant to this Section 7.1(g), the Company will pay Parent, or will cause Parent to be paid, the Company Fee payable under Section 7.3(a)(iii); or

(h) By the Company if, after the date hereof and prior to the Effective Time, any of the following has occurred: (i) the Parent Board or any committee thereof has made a Parent Change in Recommendation contemplated by Section 5.4(b)(ii), (ii) Parent has failed to include the Parent Board Recommendation in the Joint Proxy Statement, or (iii) Parent has failed to make a statement in opposition and recommend rejection to Parent’s stockholders of a tender or exchange offer of Parent’s securities initiated by a Third Party pursuant to Rule 14e-2 promulgated under the Securities Act within ten (10) business days after such tender or exchange offer has been published, sent or given by such Third Party; or

(i) By Parent, in order to enter into an agreement with respect to a Parent Superior Proposal in accordance with Section 5.4(b)(ii)(B)(y); provided, however, that substantially concurrent with the termination of this Agreement by Parent pursuant to this Section 7.1(i), Parent will pay the Company, or will cause the Company to be paid, the Parent Fee payable under Section 7.3(b)(iii); or

(j) By Parent, if the Company breaches any of its covenants in Section 5.3 in any material respect; or

(k) By the Company, if Parent breaches any of its covenants in Section 5.4 in any material respect.

7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1 (Termination), this Agreement will immediately become void, and there will be no liability on the part of Parent, Merger Sub, the Company or their respective officers, directors, shareholders, or affiliates; provided, that (a) the provisions of Section 5.2(b), Section 5.14 (Public Announcements), Section 7.3 (Fees), Article 8 (General Provisions) and this Section 7.2 (Effect of Termination) will remain in full force and effect and survive any termination of this Agreement, and (b) such termination will not relieve any party from liability for any fraud or willful breach of its representations or warranties or covenants hereunder. A termination of this Agreement will not cause a termination of the Confidentiality Agreement or any other agreement between the parties.

7.3 Fees.

(a) In the event that this Agreement is terminated:

(i) by Parent or the Company pursuant to Section 7.1(c)(i) if, the Required Parent Vote has been obtained and, before taking the vote of the Company shareholders at the Company Shareholders’ Meeting, a Company Acquisition Proposal has been publicly announced and not withdrawn or otherwise abandoned and, within twelve (12) months after such termination, the Company enters into a definitive agreement providing for a Company Acquisition Proposal and such Company Acquisition Proposal is subsequently consummated (for purposes of this Section 7.3(a)(i) only, all references to “ten percent (10%)” and “ninety percent (90%)” in the definition of “Company Acquisition Proposal” will be references to “fifty percent (50%)”);

(ii) by Parent or Merger Sub pursuant to Section 7.1(f);

(iii) by Parent or the Company pursuant to Section 7.1(c)(i) if at such time the Agreement is terminable by Parent or Merger Sub pursuant to Section 7.1(f);

(iv) by the Company pursuant to Section 7.1(g); or

(v) by Parent pursuant to Section 7.1(j);

then, (A) in the case of clauses (i) through (iv) above, the Company will pay Parent a fee of $120,000,000, and (B) in the case of clause (v) above, the Company will pay Parent a fee of $80,000,000 (provided that if the Company enters into a definitive agreement within twelve (12) months after such termination providing for a Company Acquisition Proposal and such Company Acquisition Proposal is subsequently consummated, the Company will pay Parent an additional fee of $40,000,000) (any fee payable under this sentence, the “Company Fee”), which amount, in each case, will be payable by wire transfer of immediately available funds. The Company Fee will be paid (w) in the circumstances described in clause (i) above, promptly (but in no event later than three (3) business days) following the consummation of the applicable Company Acquisition Proposal, (x) in the circumstances described in clause (ii) above, promptly (but in no event later than three (3) business days) following termination, (y) in the circumstances described in clause (v) above, substantially concurrent with such termination for the $80,000,000 fee and within three (3) business days following consummation of the applicable Company Acquisition Proposal for the remaining $40,000,000 fee, and (z) in all other circumstances described above, substantially concurrent with such termination. For purposes of this paragraph, all references to “ten percent (10%)” and “ninety percent (90%)” in the definition of “Company Acquisition Proposal” will be references to “fifty percent (50%).”

(b) In the event that this Agreement is terminated:

(i) by Parent or the Company pursuant to Section 7.1(c)(ii) if, the Required Company Vote has been obtained and, before taking the vote of the Parent stockholders at the Parent Stockholders’ Meeting, a Parent Acquisition Proposal has been publicly announced and not withdrawn or otherwise abandoned and, within twelve (12) months after such termination, Parent enters into a definitive agreement providing for a Parent Acquisition Proposal and such Parent Acquisition Proposal is subsequently consummated (for purposes of this Section 7.3(b)(i) only, all references to “ten percent (10%)” and “ninety percent (90%)” in the definition of “Parent Acquisition Proposal” will be references to “fifty percent (50%)”);

(ii) by the Company pursuant to Section 7.1(h);

(iii) by Parent or the Company pursuant to Section 7.1(c)(ii) if at such time the Agreement is terminable by the Company pursuant to Section 7.1(h);

(iv) by Parent pursuant to Section 7.1(i); or

(v) by the Company pursuant to Section 7.1(k);

then, (A) in the case of clauses (i) through (iv) above, Parent will pay the Company a fee of $120,000,000, and (B) in the case of clause (v) above, Parent will pay the Company a fee of $80,000,000 (provided that if Parent enters into a definitive agreement within twelve (12) months after such termination providing for a Parent Acquisition Proposal and such Parent Acquisition Proposal is subsequently consummated, Parent will pay the Company an additional fee of $40,000,000) (any fee payable under this sentence, the “Parent Fee”), which, in each case, amount will be payable by wire transfer of immediately available funds. The Parent Fee will be paid (w) in the circumstances described in clause (i) above, promptly (but in no event later than three (3) business days) following the consummation of the applicable Parent Acquisition Proposal, (x) in the circumstances described in clause (ii) above, promptly (but in no event later than three (3) business days) following termination, (y) in the circumstances described in clause (v) above, substantially concurrent with such termination for the $80,000,000 fee and within three (3) business days following consummation of the applicable Parent Acquisition Proposal for the remaining $40,000,000 fee, and (z) in all other circumstances described above, substantially concurrent with such termination. For purposes of this paragraph, all references to “ten percent (10%)” and “ninety percent (90%)” in the definition of “Parent Acquisition Proposal” will be references to “fifty percent (50%).”

(c) (i) If Parent terminates this Agreement pursuant to Section 7.1(d), then the Company will reimburse Parent promptly upon demand, but in no event later than three (3) business days after the date of such demand, by wire transfer of immediately available funds, for all reasonable, out-of-pocket fees and expenses incurred or paid by or on behalf of Parent in connection with the Merger or the Transactions, including all reasonable fees and expenses of counsel, investment banking firms, accountants, experts and consultants of Parent.

(ii) If the Company terminates this Agreement pursuant to Section 7.1(e), then Parent will reimburse the Company promptly upon demand, but in no event later than three (3) business days after the date of such demand, by wire transfer of immediately available funds, for all reasonable, out-of-pocket fees and expenses incurred or paid by or on behalf of the Company in connection with the Merger or the Transactions, including all reasonable fees and expenses of counsel, investment banking firms, accountants, experts and consultants of the Company.

(d) Each of Parent and the Company will pay one-half of all (i) applicable filing fees required in connection with (x) Merger Notification Filings and (y) the Joint Proxy Statement and Registration Statement, (ii) fees and expenses incurred in connection with the printing and mailing of the Joint Proxy Statement, and (iii) fees and expenses incurred in connection with the listing of the Parent Shares on the NASDAQ. Other than as provided for in this Section 7.3 (Fees), all costs and expenses incurred in connection with this Agreement, and the Transactions will be paid by the party incurring such expenses, whether or not any Transaction is consummated.

(e) Notwithstanding anything to the contrary in this Agreement, each of Parent and Merger Sub acknowledges and agrees, on behalf of itself and its affiliates, that neither the Company Fee nor the Parent Fee is a penalty, but rather, in the circumstances in which the Company Fee or Parent Fee is payable, each is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub or the Company, respectively, for the efforts and resources expended and opportunity forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Each party acknowledges and hereby agrees that the provisions of this Section 7.3 (Fees) are an integral part of the Transactions, and that, without such provisions, neither party would have entered into this Agreement. Each party acknowledges and hereby agrees that nothing in this Section 7.3 (Fees) prevents either party from seeking additional remedies in the event of a breach of this Agreement by the other party.

8.	GENERAL PROVISIONS

8.1 No Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement will terminate at the Effective Time.

8.2 Notices. All notices, requests, Claims, demands and other communications hereunder will be in writing and will be given and be deemed to have been duly given if delivered personally (notice deemed given upon receipt), by facsimile (notice deemed given upon confirmation of receipt), sent by a nationally recognized overnight courier service such as Federal Express (notice deemed given upon receipt of proof of delivery) or mailed by registered or certified mail, return receipt requested (notice deemed given upon receipt) to the respective parties at the following addresses (or at such other address for a party as will be specified in a notice given in accordance with this Section 8.2 (Notices)):

if to Parent or Merger Sub:

Lam Research Corporation

4650 Cushing Parkway

Fremont, California 94538

Facsimile No: (510)572-2876

Attention: Sarah A. O’Dowd, Chief Legal Officer

with a copy (which will not constitute notice) to:

Jones Day

1755 Embarcadero Road

Palo Alto, California 94303

Facsimile No: (650) 739-3900

Attention: Daniel R. Mitz

                  Timothy G. Hoxie

                  Christopher J. Hewitt

if to the Company:

Novellus Systems, Inc.

4000 North First Street

San Jose, California 95134

Facsimile No: (408) 432-5224

Attention: Richard Hill

                  Timothy Archer

                  Andrew Gottlieb

with a copy (which will not constitute notice) to:

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

Facsimile No: (415) 268-7522

Attention: Robert S. Townsend and Brandon C. Parris

8.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect, so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in a mutually acceptable manner, in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

8.4 Entire Agreement; Assignment. This Agreement (including all exhibits, annexes and schedules hereto) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement will not be assigned (whether pursuant to a merger, by operation of law or otherwise); provided that Parent or Merger Sub may assign any of their respective rights and obligations hereunder, in whole or from time to time in part, to any direct or indirect Subsidiary of Parent without the consent of any other party. No assignment by any party, including pursuant to the prior sentence, will relieve such party of its obligations hereunder.

8.5 Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to, or will confer upon, any other person any right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement, other than after the Effective Time, Section 5.6 (Directors’ and Officers’ Indemnification and Insurance) (which is for the benefit of the persons covered thereby and may be enforced by such persons).

8.6 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof or were otherwise breached. It is accordingly agreed by the parties hereto that the parties are entitled to immediate injunction or injunctions, without the necessity of proving the inadequacy of damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any U.S. federal court or any state court having jurisdiction, in addition to any other remedy to which the parties may be entitled at law or in equity.

8.7 Governing Law. The formation, construction, and performance of this Agreement, including the rights and duties of the parties hereunder, will be construed, interpreted, governed, applied and enforced in accordance with the laws of the State of Delaware applicable to agreements entered into and performed entirely therein by residents thereof, without regard to any provisions relating to choice of laws among different jurisdictions, except that the provisions of the CCC applicable to the Merger will apply. All actions and proceedings arising out of or relating to this Agreement will be heard and determined in the Delaware Court of Chancery. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Court of Chancery for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any Claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

8.8 General Interpretation.

(a) The descriptive headings contained in this Agreement are included for convenience of reference only, and do not affect in any way the meaning or interpretation of this Agreement.

(b) Unless otherwise indicated, all references herein to Sections, Articles, Annexes, Exhibits or Schedules are deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(c) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, are deemed in each case to be followed by the words “without limitation.”

(d) As used in this Agreement, the word “extent” and the phrase “to the extent” mean the degree to which a subject or other thing extends, and such word or phrase does not mean simply “if.”

(e) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.9 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, that, after the approval of the Merger and this Agreement and the principal terms thereof by the shareholders of the Company, no amendment may be made that requires the approval of such shareholders under applicable Law without such approval. This Agreement may not be amended, except by an instrument in writing signed by each of the parties hereto.

8.10 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

8.11 Counterparts. This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed, as of the date first written above, by their duly authorized respective officers.

LAM RESEARCH CORPORATION

By	/s/ Stephen G. Newberry
	Name:	Stephen G. Newberry
	Title:	Chief Executive Officer

BLMS INC.

By	/s/ Martin B. Anstice
	Name:	Martin B. Anstice
	Title:	Chief Executive Officer

NOVELLUS SYSTEMS, INC.

By	/s/ Richard Hill
	Name:	Richard Hill
	Title:	Chairman of the Board and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX I

CERTAIN DEFINITIONS

“2011 Company Balance Sheet” has the meaning set forth in Section 2.7(c).

“2011 Parent Balance Sheet” has the meaning set forth in Section 3.7(c).

“2016 Notes” has the meaning set forth in Section 3.3(b)(viii).

“Action” means any and all litigation, suits, actions, proceedings, arbitrations and mediations by or before any Governmental Authority.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Agreement” has the meaning set forth in the preamble.

“Agreement of Merger” has the meaning set forth in Section 1.2.

“Antitrust Authority” has the meaning set forth in Section 5.10(a)(ii).

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.

“Applicable Parent Stock Price” means the Parent Stock Price multiplied by the Exchange Ratio.

“Assumed RSU” has the meaning set forth in Section 1.7(b).

“Assumed Stock Option” has the meaning set forth in Section 1.7(a).

“beneficial owner” has the meaning set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act.

“Blue Sky Laws” has the meaning set forth in Section 2.5(b).

“Book-Entry Shares” has the meaning set forth in Section 1.6.

“business day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of New York or California, or is a day on which banking institutions located in the State of New York or California are authorized or required by law or other governmental action to close.

“CCC” has the meaning set forth in the recitals.

“Certificates” has the meaning set forth in Section 1.6.

“Charter Documents” has the meaning set forth in Section 3.2.

“Claim” means any and all allegations, claims, demands and causes of action.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Acquisition Proposal” means any proposal, offer or indication of interest (whether or not in writing) relating to (i) any acquisition or purchase by any Third Party of (A) assets (including equity securities of any Company Subsidiary) or businesses that constitute or generate ten percent (10%) or more of the revenues, net income or assets of the Company and the Company Subsidiaries on a consolidated basis or (B) beneficial ownership of ten percent (10%) or more of any class of equity securities of the Company, (ii) any purchase or sale of, or tender offer or exchange offer for, equity securities of the Company by any Third Party that, if consummated, would result in any person beneficially owning ten percent (10%) or more of any class of equity securities of the Company, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, share exchange or similar transaction involving the Company immediately following the consummation of which the shareholders of the Company immediately prior to the consummation of such transaction would beneficially own in the aggregate less than ninety percent (90%) of the Company Shares or the total voting power of the surviving or resulting entity of such transaction (or parent entity of such surviving or resulting entity), other than the Transactions. A Company Acquisition Proposal includes a Company Superior Proposal.

“Company Amendment Notice” has the meaning set forth in Section 5.3(b)(iv)(A).

“Company Board” has the meaning set forth in the recitals.

“Company Board Recommendation” has the meaning set forth in Section 2.4(b).

“Company Change in Recommendation” has the meaning set forth in Section 5.3(b)(i).

“Company Construction Work” has the meaning set forth in Section 2.13(d).

“Company Disclosure Schedule” has the meaning set forth in Article 2 (Representations and Warranties of the Company).

“Company Equity Right” means any Company RSU, Company PSU or Company Restricted Stock.

“Company ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company or any Company Subsidiary and that, together with the Company or any Company Subsidiary, is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Company Fee” has the meaning set forth in Section 7.3(a).

“Company Financial Advisor” has the meaning set forth in Section 2.25.

“Company Foreign Plan” has the meaning set forth in Section 2.10(h).

“Company Immaterial Trademark Licenses” means licenses or other rights of use granted by Company or any Company Subsidiary in respect of Trademarks to Third Party vendors to refer to Company as a customer and rights granted to third parties as part of corporate sponsorships, which licenses or rights are not material to any Company Products.

“Company Intervening Event” has the meaning set forth in Section 5.3(b)(ii)(A).

“Company Material Adverse Effect” means any event, condition, circumstance, development, state of facts, change or effect that, individually or in the aggregate, is, or would reasonably be expected to be, materially adverse to (a) the business, assets, properties, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, that none of the following will be deemed, either alone or in combination, to be or constitute a “Company Material Adverse Effect” or be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur: (i) conditions (or changes after the date hereof in such conditions) in the industry in which the Company and the Company Subsidiaries operate, (ii) general economic conditions (or changes after the date hereof in such conditions) within the U.S. or any other country, (iii) conditions (or changes after the date hereof in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country, (iv) political conditions (or changes after the date hereof in such conditions) in the United States or any other country or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country, (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country, (vi) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including, in each case, only to the extent related to the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, (A) the identity of Parent, (B) the loss or departure of officers or other employees of the Company or any of the Company Subsidiaries, (C) the termination or potential termination of (or the failure or potential failure to renew or enter into) any Contracts with customers, suppliers, distributors, resellers, licensors or other business partners, (D) any other negative development (or potential negative development) in the Company’s or any Company Subsidiary’s relationships with any of its customers, suppliers, distributors, resellers, licensors or other business partners, and (E) any decline or other degradation in the Company’s or any Company Subsidiary’s customer bookings, (vii) any actions taken or failure to take action, in each case, to which Parent has approved, consented to or requested, (viii) changes in Law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof), (ix) changes in the Company’s stock price or the trading volume of the Company’s stock, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition), and (x) any Claims or Actions made or brought by any of the current or former shareholders of the Company (on their own behalf or on behalf of the Company) against the Company arising out of the Merger or in connection with any other Transactions, which, in the case of each of clauses (i) through (v), do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, in any material respect relative to other companies of comparable size in the same industries and geographies in which the Company and the Company Subsidiaries operate, or (b) the ability of the Company to consummate the Merger.

“Company Material Contracts” has the meaning set forth in Section 2.17(a).

“Company Outbound License Agreements” means Contracts pursuant to which (a) Company Products are directly licensed or sold by the Company or any of the Company Subsidiaries to customers in the ordinary course of business or (b) processes are jointly developed with customers.

“Company Owned Intellectual Property” means any Intellectual Property that is owned by or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Owned Real Property” has the meaning set forth in Section 2.13(b).

“Company Plans” has the meaning set forth in Section 2.10(a).

“Company Pre-Announcement Price” means $35.31.

“Company Preferred Stock” has the meaning set forth in Section 2.3(a).

“Company Products” means all product offerings, including all Software, of the Company and each of the Company Subsidiaries (a) that have been sold, licensed, distributed or otherwise disposed of, as applicable, within the past 3 years, or (b) that the Company, or any of the Company Subsidiaries, is otherwise obligated to license, distribute, support or maintain (in each case, excluding, for the avoidance of doubt, (i) those Third Party products or Open Source Materials embedded in or otherwise part of the product offering and (ii) any of the Company’s support, consulting and/or training services).

“Company PSU” means any performance-based Company RSU.

“Company Real Property Leases” has the meaning set forth in Section 2.13(c).

“Company Registered Intellectual Property” means all Company Owned Intellectual Property that is Registered Intellectual Property.

“Company Required Approvals” has the meaning set forth in Section 2.5(b).

“Company Restricted Stock” means Company Shares that are unvested or are subject to repurchase option, risk of forfeiture or other condition on title or ownership under any applicable restricted share purchase agreement or other Contract with the Company.

“Company Restricted Stock Award” means any Company Restricted Stock granted under a Company Plan.

“Company RSU” means any restricted stock unit granted under a Company Stock Plan or Company Plan.

“Company SEC Reports” has the meaning set forth in Section 2.7(a).

“Company Securities” has the meaning set forth in Section 2.3(c).

“Company Shareholders’ Meeting” has the meaning set forth in Section 5.1(d).

“Company Shares” has the meaning set forth in the recitals.

“Company Specified Representations” has the meaning set forth in Section 6.2(a).

“Company Stock Options” means any option to purchase Company Shares granted under any Company Stock Plan.

“Company Stock Plans” means any equity incentive plans of the Company, as amended, pursuant to which the Company granted any Company Stock Options or Company Equity Rights.

“Company Subsidiary” has the meaning set forth in Section 2.1(b).

“Company Superior Proposal” means a bona fide written proposal from any person to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, all of the combined voting power of the Company then outstanding or all or substantially all of the assets of the Company (i) that the Company Board determines in its good faith judgment (after consulting with and receipt of written advice from a nationally recognized investment banking firm), taking into account all legal, financial and regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), would be more favorable to the shareholders of the Company than the Merger (including any adjustment to the terms and conditions proposed in a written, binding and irrevocable offer by Parent in response to such Company Acquisition Proposal to the extent permitted pursuant to Section 5.3(b)(iv)) and is reasonably likely to receive all required material governmental approvals on a timely basis and otherwise reasonably capable of being consummated on the terms proposed, and (ii) for which financing, to the extent required, is than committed.

“Confidentiality Agreement” has the meaning set forth in Section 5.2(b).

“Continuing Employees” means all employees of the Company who are employed by the Company or any Company Subsidiary immediately prior to the Effective Time.

“Contract” means any written contract, agreement, indenture, deed of trust, license, note, bond, loan instrument, mortgage, lease, purchase or sales order, guarantee and any similar written and legally binding undertaking, commitment, pledge or understanding or arrangement.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Copyrights” means any and all U.S. and foreign copyrights, mask works and all other rights with respect to Works of Authorship and all registrations thereof and applications therefor (including moral and economic rights, however denominated).

“D&O Insurance” has the meaning set forth in Section 5.6(c).

“Demand Notice” has the meaning set forth in the definition of Dissenting Share.

“Designated Company Superior Proposal” has the meaning set forth in Section 5.3(b)(iv)(A).

“Designated Parent Superior Proposal” has the meaning set forth in Section 5.4(b)(iv)(A).

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosing Party” has the meaning set forth in Section 5.2(a).

“Dispute” has the meaning set forth in Section 2.14(h).

“Dissenting Share” means any Company Share that is issued and outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and who has made written demand upon the Company for the purchase of such Company Share and payment in cash of the “fair market value” thereof in the manner prescribed by Chapter 13 of the CCC (the “Demand Notice”).

“Dissenting Threshold” has the meaning set forth in Section 1.8(a).

“Domain Names” means all Internet domain name registrations.

“DTC” has the meaning set forth in Section 1.9(b)(ii).

“Effective Time” has the meaning set forth in Section 1.2.

“Employment Practices” has the meaning set forth in Section 2.11(c).

“Environmental Laws” means any Law, including common law, relating to (i) releases or threatened releases of Hazardous Substances, (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances, (iii) pollution or protection of the indoor or outdoor environment, occupational health as it relates to exposures to Hazardous Substances or natural resources, or (iv) the European Union’s Directives on the Restriction of Hazardous Substances (RoHS) and the Waste Electrical and Electronic Equipment (WEEE).

“Environmental Permits” has the meaning set forth in Section 2.16.

“ERISA” has the meaning set forth in Section 2.10(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 1.9(a).

“Exchange Fund” has the meaning set forth in Section 1.9(a).

“Exchange Ratio” has the meaning set forth in Section 1.6(a).

“GAAP” has the meaning set forth in Section 2.7(b).

“Governmental Authority” means any (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal), or (iv) organization, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, arbitral, regulatory, police, military or taxing authority or power of any nature (including persons acting as arbitrators, alternative dispute resolution organizations and stock exchanges).

“Hazardous Substances” means (i) those substances, materials, contaminants or wastes defined in or regulated as “hazardous”, “toxic”, or “radioactive”, under the following U.S. federal statutes and their state counterparts, as amended to date, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Clean Air Act, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas and any mixtures thereof, (iv) polychlorinated biphenyls, friable asbestos and radon, and (v) any biological or chemical substance, material or waste regulated or classified as “hazardous”, “toxic”, or “radioactive” by any Governmental Authority pursuant to any Environmental Law.

“HSR Act” has the meaning set forth in Section 2.5(b).

“Indemnification Agreements” has the meaning set forth in Section 5.6(b).

“Indemnified Person” has the meaning set forth in Section 5.6(a).

“Indenture” has the meaning set forth in Section 5.16(a).

“Initial Matching Period” has the meaning set forth in Section 5.3(b)(iv)(A).

“Intellectual Property” means the rights associated with or arising out of any of the following: (a) Patents; (b) Trade Secrets; (c) Copyrights, (d) Trademarks, (e) Domain Names and (f) any similar, corresponding or equivalent intellectual property rights to any of the foregoing anywhere in the world.

“IRS” means the Internal Revenue Service.

“Joint Proxy Statement” has the meaning set forth in Section 5.1(a).

“knowledge of Parent” means the actual knowledge of each executive officer of Parent set forth in Schedule 1.2.

“knowledge of the Company” means the actual knowledge of each executive officer of the Company set forth in Schedule 1.1.

“Law” has the meaning set forth in Section 2.5(a).

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, charge, option, right of first refusal, easement, security interest, deed of trust, right-of-way, community property interest or other Claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 1.6(a).

“Merger Notification Filings” has the meaning set forth in Section 5.10(a).

“Merger Sub” has the meaning set forth in the preamble.

“Multiemployer Plan” has the meaning set forth in Section 2.10(b).

“Multiple Employer Plan” has the meaning set forth in Section 2.10(b).

“NASDAQ” has the meaning set forth in Section 2.18.

“Notice of Designated Company Superior Proposal” has the meaning set forth in Section 5.3(b)(iv)(A).

“Notice of Designated Parent Superior Proposal” has the meaning set forth in Section 5.4(b)(iv)(A).

“Open Source Materials” refers to any Software or other material that is distributed as “free software”, “open source software” or pursuant to any license identified as an open source license by the Open Source Initiative (www.opensource.org) (including but not limited to the GNU General Public License (GPL), LGPL, Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), and the Apache License).

“Order” has the meaning set forth in Section 2.5(a).

“Outside Date” has the meaning set forth in Section 7.1(b)(i).

“Parent” has the meaning set forth in the preamble.

“Parent 401(k) Plan” has the meaning set forth in Section 5.5(a).

“Parent Acquisition Proposal” means any proposal, offer or indication of interest (whether or not in writing) relating to (i) any acquisition or purchase by any Third Party of (A) assets (including equity securities of any Parent Subsidiary) or businesses that constitute or generate ten percent (10%) or more of the revenues, net income or assets of Parent and the Parent Subsidiaries on a consolidated basis or (B) beneficial ownership of ten percent (10%) or more of any class of equity securities of Parent, (ii) any purchase or sale of, or tender offer or exchange offer for, equity securities of Parent by any Third Party that, if consummated, would result in any person beneficially owning ten percent (10%) or more of any class of equity securities of Parent, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, share exchange or similar transaction involving Parent immediately following the consummation of which the stockholders of Parent immediately prior to the consummation of such transaction would beneficially own in the aggregate less than ninety percent (90%) of the Parent Shares or the total voting power of the surviving or resulting entity of such transaction (or parent entity of such surviving or resulting entity), other than the Transactions. A Parent Acquisition Proposal includes a Parent Superior Proposal.

“Parent Amendment Notice” has the meaning set forth in Section 5.4(b)(iv)(A).

“Parent Board” has the meaning set forth in the recitals.

“Parent Board Recommendation” has the meaning set forth in Section 3.4(b).

“Parent Change in Recommendation” has the meaning set forth in Section 5.4(b)(i).

“Parent Construction Work” has the meaning set forth in Section 3.13(d).

“Parent Convertible Notes” means Parent’s 0.5% Convertible Senior Notes due May 2016 and 1.25% Convertible Senior Notes due May 2018.

“Parent Disclosure Schedule” has the meaning set forth in Article 3 (Representations and Warranties of the Company).

“Parent Equity Right” means any Parent RSU or Parent Restricted Stock.

“Parent ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Parent or any Parent Subsidiary and that, together with Parent or any Parent Subsidiary, is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Parent Fee” has the meaning set forth in Section 7.3(b).

“Parent Financial Advisor” has the meaning set forth in Section 3.24.

“Parent Foreign Plan” has the meaning set forth in Section 3.10(h).

“Parent Intervening Event” has the meaning set forth in Section 5.4(b)(ii)(A).

“Parent Material Adverse Effect” means any event, condition, circumstance, development, state of facts, change or effect that, individually or in the aggregate, is, or would reasonably be expected to be, materially adverse to (a) the business, assets, properties, condition (financial or otherwise) or results of operations of Parent and the Parent Subsidiaries, taken as a whole; provided, that none of the following will be deemed, either alone or in combination, to be or constitute a “Parent Material Adverse Effect” or be taken into account when determining whether a “Parent Material Adverse Effect” has occurred or may, would or could occur: (i) conditions (or changes after the date hereof in such conditions) in the industry in which Parent and the Parent Subsidiaries operate, (ii) general economic conditions (or changes after the date hereof in such conditions) within the U.S. or any other country, (iii) conditions (or changes after the date hereof in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country, (iv) political conditions (or changes after the date hereof in such conditions) in the United States or any other country or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country, (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country, (vi) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including, in each case, only to the extent related to the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, (A) the identity of the Company, (B) the termination or potential termination of (or the failure or potential failure to renew or enter into) any Contracts with customers, suppliers, distributors, resellers, licensors or other business partners, (C) any other negative development (or potential negative development) in Parent’s or any Parent Subsidiary’s relationships with any of its customers, suppliers, distributors, resellers, licensors or other business partners, and (D) any decline or other degradation in Parent’s or any Parent Subsidiary’s customer bookings, (vii) any actions taken or failure to take action, in each case, to which the Company has approved, consented to or requested, (viii) changes in Law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof), (ix) changes in Parent’s stock price or the trading volume of Parent’s stock, or any failure by Parent to meet any public estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, or any failure by Parent to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition), and (x) any Claims or Actions made or brought by any of the current or former stockholders of Parent (on their own behalf or on behalf of Parent) against Parent arising out of the Merger or in connection with any other Transactions, which, in the case of each of clauses (i) through (v), do not disproportionately affect Parent and the Parent Subsidiaries, taken as a whole, in any material respect relative to other companies of comparable size in the same industries and geographies in which Parent and the Parent Subsidiaries operate, or (b) the ability of Parent to consummate the Merger.

“Parent Material Contracts” has the meaning set forth in Section 3.17(a).

“Parent Outbound License Agreements” means Contracts pursuant to which (a) Parent Products are directly licensed or sold by Parent or any of the Parent Subsidiaries to customers in the ordinary course of business or (b) processes are jointly developed with customers.

“Parent Owned Intellectual Property” means any Intellectual Property that is owned by or purported to be owned by Parent or any of the Parent Subsidiaries.

“Parent Owned Real Property” has the meaning set forth in Section 3.13(b).

“Parent Plans” has the meaning set forth in Section 3.10(a).

“Parent Preferred Stock” has the meaning set forth in Section 3.3(a).

“Parent Products” means all product offerings, including all Software, of Parent and each of the Parent Subsidiaries (a) that have been sold, licensed, distributed or otherwise disposed of, as applicable, within the past 3 years, or (b) that Parent, or any of the Parent Subsidiaries, is otherwise obligated to license, distribute, support or maintain (in each case, excluding, for the avoidance of doubt, (i) those Third Party products or Open Source Materials embedded in or otherwise part of the product offering and (ii) any of Parent’s support, consulting and/or training services).

“Parent PSU” means any performance-based Parent RSU.

“Parent Real Property Leases” has the meaning set forth in Section 3.13(c).

“Parent Registered Intellectual Property” means all Parent Owned Intellectual Property that is Registered Intellectual Property.

“Parent Restricted Stock” means Parent Shares that are unvested or are subject to repurchase option, risk of forfeiture or other condition on title or ownership under any applicable restricted share purchase agreement or other Contract with Parent.

“Parent RSU” means any restricted stock unit granted under a Parent Stock Option Plan or Parent Plan.

“Parent SEC Reports” has the meaning set forth in Section 3.7(a).

“Parent Securities” has the meaning set forth in Section 3.3(c).

“Parent Shares” has the meaning set forth in the recitals.

“Parent Specified Representations” has the meaning set forth in Section 6.3(a).

“Parent Stock Options” means any option to purchase Parent Shares granted under any Parent Stock Plan.

“Parent Stock Plans” means any equity incentive plans of Parent, as amended, pursuant to which Parent granted any Parent Stock Options or Parent Equity Rights.

“Parent Stock Price” means the arithmetic average of the last reported per share sales prices of Parent Shares on NASDAQ, as reported in the New York City edition of The Wall Street Journal or, if not reported therein, another authoritative source agreed between Parent and the Company, for each of the five (5) full consecutive trading days ending on the trading day immediately prior to the Closing Date.

“Parent Stockholders’ Meeting” has the meaning set forth in Section 5.1(e).

“Parent Subsidiary” has the meaning set forth in Section 3.1(b).

“Parent Superior Proposal” means a bona fide written proposal from any person to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, all of the combined voting power of Parent then outstanding or all or substantially all of the assets of Parent (i) that the Parent Board determines in its good faith judgment (after consulting with and receipt of written advice from a nationally recognized investment banking firm), taking into account all legal, financial and regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), would be more favorable to the stockholders of Parent than the Merger (including any adjustment to the terms and conditions proposed in a written, binding and irrevocable offer by the Company in response to such Parent Acquisition Proposal to the extent permitted pursuant to Section 5.4(b)(iv)) and is reasonably likely to receive all required material governmental approvals on a timely basis and otherwise reasonably capable of being consummated on the terms proposed, and (ii) for which financing, to the extent required, is than committed.

“Parent Warrants” has the meaning set forth in Section 3.3(b)(viii).

“Patents” means domestic and foreign patents and patent applications, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and reexaminations thereof.

“Permits” has the meaning set forth in Section 2.6.

“Permitted Liens” means any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or the amount and validity of which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the 2011 Company Balance Sheet or 2011 Parent Balance Sheet, as applicable, in accordance with GAAP, as adjusted for the passage of time in the ordinary course of business; (ii) mechanics’, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other similar Liens; (iii) Liens imposed by applicable Law (other than Tax Law) arising in the ordinary course of business; (iv) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; and (v) pledges and deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Receiving Party” has the meaning set forth in Section 5.2(a).

“Registered Intellectual Property” means any Intellectual Property that is the subject of an application, certificate, filing or registration issued, filed with, or recorded by any Governmental Authority, including any of the following: (a) issued Patents and Patent applications; (b) Trademark registrations, renewals and applications; (c) Copyright registrations and applications; and (d) Domain Name registrations.

“Registration Statement” means the registration statement on Form S-4, or other applicable Form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Parent under the Securities Act with respect to Parent Shares to be issued in connection with the Transactions.

“Representative” means the directors, officers, employees, authorized agents (including financial and legal advisors) and other authorized representatives of a person.

“Required Company Vote” means the affirmative vote of the holders of a majority of the outstanding Company Shares in favor of the approval of the Merger and this Agreement and the principal terms thereof.

“Required Parent Vote” means the affirmative vote of the holders of a majority of the outstanding Parent Shares present in favor of the issuance of Parent Shares in the Merger as contemplated by this Agreement.

“Restraints” has the meaning set forth in Section 6.1(c).

“S-8 Registration Statement” has the meaning set forth in Section 1.7(c).

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“Securities Act” has the meaning set forth in Section 2.7(a).

“Senior Convertible Notes” has the meaning set forth in Section 5.16(a).

“Software” means computer software, computer programs and databases in any form, together with all related documentation.

“Source Code” means, collectively, any human-readable Software source code, or any material portion or aspect of the Software source code, or any material proprietary information or algorithm contained, embedded or implemented in, in any manner, any Software source code, in each case in any Product.

“SOX” has the meaning set forth in Section 2.7(a).

“Subsequent Matching Period” has the meaning set forth in Section 5.3(b)(iv)(B).

“subsidiary” or “subsidiaries” of any person means (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such person or by one of more other subsidiaries of such person or by such person and one or more other subsidiaries thereof, (ii) a partnership of which such person, or one or more other subsidiaries of such person or such person and one or more other subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such person or one or more other subsidiaries of such person or such person and one or more other subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other person (other than a corporation, partnership or limited liability company) in which such person, or one or more other subsidiaries of such person or such person and one or more other subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Surviving Corporation” has the meaning set forth in the recitals.

“Tax” or “Taxes” means all U.S. federal, state, local and non-U.S. income, gross receipts, value-added, sales, use, ad valorem, customs duties, capital stock, environmental (including taxes under Section 59A of the Code), transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, registration, severance, stamp, occupation, premium, real property, personal property, windfall profits, customs, duties, alternative or add-on minimum, estimated or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, penalties or additions to tax with respect thereto imposed by any Governmental Authority.

“Tax Returns” means all returns, reports, elections, declarations, disclosures, schedules, estimates and information returns, including any schedule or attachment thereto, required to be supplied to a Governmental Authority (or any agent thereof) relating to Taxes.

“Third Party” means any person other than the Company, Parent and each of their respective affiliates (including Merger Sub) and the respective Representatives of the Company, Parent and each of their respective affiliates.

“Trade Secrets” means trade secret rights and corresponding rights in confidential information and other non-public information (whether or not patentable).

“Trademarks” means all trademarks, service marks, logos, trade dress and trade names and domain names indicating the source of goods or services, and other indicia of commercial source or origin (whether registered, common law, statutory or otherwise), all registrations and applications to register the foregoing anywhere in the world and all goodwill associated therewith.

“Transactions” has the meaning set forth in the recitals.

“Treasury Regulations” means the regulations in force as final or temporary that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code and any successor regulations.

“Trustee” has the meaning set forth in Section 5.16(a).

“U.S.” means United States of America.

“US Parent Plans” has the meaning set forth in Section 3.10(a).

“US Plans” has the meaning set forth in Section 2.10(a).

“Voting Agreement” has the meaning set forth in the recitals.

“WARN Act” has the meaning set forth in Section 2.11(e).